As filed with the Securities and Exchange Commission on May  12,  2014

Registration no. 333-188131

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 4 to
FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PREMIER ALLIANCE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	20-0443575
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211
(704) 521-8077
(Address, including zip code, and telephone number, including area code, of Registrant’s executive offices)

Ken Smith, CFO
Premier Alliance Group, Inc.
4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211
(704) 521-8077
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Seth I. Rubin, Esq.
Ron Ben-Bassat, Esq.
Ruskin , Moscou Faltischek, P.C.
1425 RXR Plaza
Uniondale, New York 11556
516.663.6600
516.663.6746 (Facsimile)

Approximate date of commencement of proposed sale to the public:
From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer o Accelerated filer o Non-accelerated filer o Smaller reporting company x

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 4 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-188131) (the “Registration Statement”) of Premier Alliance Group, Inc. (the “Company”) is being filed to update and supplement the information contained in the Registration Statement, which was previously declared effective by the Securities and Exchange Commission (the “SEC”) on December 31, 2013 (the “Original Filing”).

This Amendment modifies the Original Filing by implementing all changes necessary to amend and supplement the initial disclosures, to present a complete and current Registration Statement. The principal categories of changes effected by this Amendment are:

(i) Information reflecting changes resulting when the Company filed an Annual Report on Form 10-K for the year ended December 31, 2013, with the SEC on March 28, 2014.

No additional securities are being registered under this Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement. Accordingly, we hereby amend the Registration Statement by filing this Amendment, which relates to the registration of 43,686,606 shares of common stock, par value $0.001 per share consisting of: i.) 19,001,392 shares of Common Stock issuable upon conversion of the Registrant’s Series D Preferred Stock; (ii.) 4,375,392 shares of Common Stock issuable upon exercise of warrants granted to the holders of the Registrant’s Series D Preferred Stock; (iii.) 750,000 shares of Common Stock issuable upon exercise of warrants granted to the former holders of the Registrant’s 7% convertible notes; (iv.) 120,000 shares of Common Stock issuable upon exercise of warrants granted to the Placement Agent and its assigns in the sale of the Registrant’s 7% convertible notes; (v.) 1,750,135 shares of Common Stock issuable upon exercise of warrants granted to the Placement Agent in the sale of the Registrant’s Series D Preferred Stock and 714,285 shares of Common Stock be issuable upon exercise of warrants granted to the same Placement Agent in the sale of the Registrant’s Series C Preferred Stock; (vi.) a total of 260,750 shares of Common Stock held by the Placement Agent in connection with compensation paid with respect to the GreenHouse and Ecological, LLC acquisition; (vii.) 500,000 shares of Common Stock issuable upon exercise of warrants granted to holders of the Registrant’s Convertible Debentures (the principal of which have now been retired; (viii.) 900,000 shares of Common Stock issuable upon exercise of warrants granted to the holders Registrant’s 7% Convertible Series B Preferred Stock; (ix.) 378,940 shares of Common Stock issuable upon exercise of warrants granted to registered investment advisors in the sale of the Registrant’s 7% Convertible Series B Preferred Stock; (x.) 7,142,856 shares of Common Stock issuable upon conversion of the Registrant’s Series C Preferred Stock; (xi.) 7,142,856 shares of Common Stock issuable upon exercise of warrants granted to the holders of the Registrant’s Series C Preferred Stock; (xii.) 600,000 shares of Common Stock issuable upon exercise of warrants granted to registered investment advisors in the sale of the Registrant’s 7% Convertible Series C Preferred Stock; and, (xiii) 50,000 shares of Common Stock held by a Consultant for services in 2009.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION	DATED May 12, 2014
PREMIER ALLIANCE GROUP, INC.

43,686,606 Shares of Common Stock

           The “Selling Stockholders” named in this prospectus are offering to sell up to an aggregate of 43,686,606 shares of Premier Alliance Group Inc.’s common stock as follows: (i.) 19,001,392 shares of Common Stock are issuable upon conversion of the Registrant’s Series D Preferred Stock; (ii.) 4,375,392 shares of Common Stock are issuable upon exercise of warrants granted to the holders of the Registrant’s Series D Preferred Stock; (iii.) 750,000 shares of Common Stock are issuable upon exercise of warrants granted to the former holders of the Registrant’s 7% convertible notes; (iv.) 120,000 shares of Common Stock are issuable upon exercise of warrants granted to the Placement Agent and its assigns in the sale of the Registrant’s 7% convertible notes; (v.) 1,750,135 shares of Common Stock are issuable upon exercise of warrants granted to the Placement Agent in the sale of the Registrant’s Series D Preferred Stock and 714,285 shares of Common Stock are issuable upon exercise of warrants granted to the same Placement Agent in the sale of the Registrant’s Series C Preferred Stock; (vi.) a total of 260,750 shares of Common Stock  held by the Placement Agent in connection with compensation paid with respect to the GreenHouse and Ecological, LLC acquisition; (vii.) 500,000 shares of Common Stock are issuable upon exercise of warrants granted to holders of the Registrant’s Convertible Debentures (the principal of which have now been retired; (viii.) 900,000 shares of Common Stock are issuable upon exercise of warrants granted to the holders Registrant’s 7% Convertible Series B Preferred Stock; (ix.) 378,940 shares of Common Stock  are issuable upon exercise of warrants granted to registered investment advisors in the sale of the Registrant’s 7% Convertible Series B Preferred Stock; (x.) 7,142,856 shares of Common Stock are issuable upon conversion of the Registrant’s Series C Preferred Stock; (xi.) 7,142,856 shares of Common Stock  are issuable upon exercise of warrants granted to the holders of the Registrant’s Series C Preferred Stock;  (xii.) 600,000 shares of Common Stock are issuable upon exercise of warrants granted to registered investment advisors in the sale of the Registrant’s 7% Convertible Series C Preferred Stock; and, (xiii) 50,000 shares of Common Stock held by a Consultant for services in 2009.

This prospectus relates only to the 43,686,606 shares of Common Stock offered by the Selling Stockholders named herein. We have also registered by separate prospectus (SEC File No. 333-193028) the resale, by our existing stockholders, of certain shares of our common stock.

           We will not receive any proceeds from the sale of these securities; however, we will receive a total of approximately $15,354,600 if all the Warrants are exercised in full.  Information on the Selling Stockholders and the times and manner in which they may offer and sell shares of our common stock under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution.”

Shares of our common stock trade on the OTC-QB Bulletin Board under the symbol “PIMO”.  On April 21, 2014 the closing price of our common stock was $0.58 per share.

 See “Risk Factors” beginning on Page 5 for the factors you should consider before buying shares of our common stock.

 Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We will not receive any proceeds from the sale of these securities; however, we will receive a total of approximately $15,354,600 if all the Warrants are exercised in full.  Information on the Selling Stockholders and the times and manner in which they may offer and sell shares of our common stock under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution.”

The Date of this Prospectus is May 12, 2014

TABLE OF CONTENTS

SUMMARY	3
FORWARD LOOKING STATEMENTS	5
RISK FACTORS	5
USE OF PROCEEDS	11
DETERMINATION OF OFFERING PRICE	11
DILUTION	11
MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED STOCKHOLDER MATTERS	11
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	13
BUSINESS	26
PROPERTY	31
MANAGEMENT	32
EXECUTIVE COMPENSATION	39
SUMMARY COMPENSATION TABLE	40
DIRECTOR COMPENSATION	41
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	43
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	47
SELLING STOCK HOLDERS	48
DESCRIPTON OF SECURITIES	56
PLAN OF DISTRIBUTION	58
LEGAL MATTERS	59
EXPERTS	59
REPORTS TO SECURITY HOLDERS	59
WHERE YOU CAN FIND MORE INFORMATION	60
FINANCIAL STATEMENTS	F-1

SUMMARY
Corporate Information

We are a provider of Cyber Security, Energy, and Business Advisory Solutions delivering integration and consulting services. We help clients in diverse industries improve performance, comply with complex regulations, reduce costs, leverage and integrate technology, and stimulate growth. We team with our clients to deliver sustainable and measurable results. Our primary focus is using our expertise on issues related to three key areas for customers; (i) Cyber security, (ii) energy services, and (iii) performance, risk and compliance initiatives.  We work with our customers to assess, design, and provide customized advice and solutions that are tailored to address each client’s particular needs. We provide solutions and services to a wide variety of organizations including Fortune 500 companies, medium-sized businesses and governmental entities.

We were incorporated on January 5, 2000 as Continuum Group C Inc. under the laws of the State of Nevada. Prior to November 5, 2004, we had not engaged in any business operations other than organizational activities; and other than issuing shares to stockholders, we never commenced operational activities. On November 5, 2004, we consummated a share exchange agreement dated as of October 12, 2004, among us, Premier Alliance Group, Inc., a North Carolina corporation (‘‘North Carolina Premier’’), and the shareholders of North Carolina Premier. As a result, North Carolina Premier merged with us and our name was changed to Premier Alliance Group, Inc. Premier Alliance Group commenced operations in 2000.  We were founded by a group of experienced consultants that specialized in technology and financial services.  In November 2004 we became a publicly traded company.  In 2011, we were re-domiciled under the laws of the state of Delaware. We have grown significantly since starting up through both organic growth and strategic acquisitions of complementary businesses in energy and cyber security.  Significant acquisitions we have completed include Greenhouse Holdings, Inc. in March 2012, Ecological, LLC in December 2012 and Root9B, LLC in November 2013.

    Our team is made up of senior individuals that have deep experience and training as engineers, technology specialists, analysts and business and project consultants.  We have hired our experienced professionals from a wide variety of organizations and key industries, which include financial services, utilities, life science, technology, government and healthcare.

OUR SERVICES

We are a provider of Cyber Security, Energy, and Business Advisory Solutions.  Our services and solutions target improving productivity, mitigating risk and maximizing profits by addressing core areas for businesses, primarily cyber security, energy management, and performance/risk/compliance related initiatives.

During 2013 we provided our services through two operating segments: Business Advisory Solutions and Energy Solutions.  For the year ended December 31, 2013, 55% of our revenue was generated from Business Advisory Solutions and 45% from Energy Solutions.

In November 2013 the Company acquired Root9B, LLC, a company specializing in Cyber Security Services, a strategic addition to expand capabilities related to our Business Advisory Solutions.  As a result of this acquisition, beginning in 2014, the Company will report information as three operating segments: Cyber Security Solutions, Energy Solutions, and Business Advisory Solutions.  As the acquisition of Root9B occurred very late in 2013, the operating results attributable to Root9B were immaterial.

The Offering

The selling stockholders and the shares of our common stock covered by this prospectus may, from time to time, sell any or all of their shares covered hereby in transactions (which may include block transactions) on the OTC-QB Bulletin Board (or other markets on which shares of our common stock are then traded), in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. To the knowledge of the Company, none of the Selling Stockholders has entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares.

Selling Stockholders

The Selling Stockholders consist of the holders of the Company’s Series C and D Convertible Preferred Stock, the holders of warrants issued in connection with the Series C and D Convertible Preferred Stock, the holders of warrants in connection with the Company’s 7% convertible notes, which were mandatorily converted to Series D Convertible Preferred Stock on December 26, 2012, the first closing of the Series D Convertible Preferred Stock in accordance with its terms. Selling Stockholders also include holders of warrants of the Company’s previously outstanding Convertible Debentures, holders of warrants issued in connection with the Series B Convertible Preferred Stock, placement agent warrants related to each of the Series B, Series C and Series D Convertible Preferred Stock offerings, and common stock held by the Company’s primary placement agent in connection with compensation paid with respect to the Ecological, LLC acquisition.

The specific transactions in which these shares were acquired are detailed in the Selling Stockholders section elsewhere in this prospectus.  We will receive none of the proceeds from the sale of shares by the Selling Stockholders.  However, if all of the Warrants covered hereby are exercised, Premier will receive aggregate proceeds of $15,354,600, all of which will be added to Premier’s working capital.

Corporate Information

Our principal executive office is located at 4521 Sharon Road, Suite 300, Charlotte, North Carolina, 28211, telephone number (704) 521-8077.

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION

This prospectus contains certain statements relating to our future results that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those expressed or implied as a result of certain risks and uncertainties, including, but not limited to, changes in political and economic conditions; interest rate fluctuation; competitive pricing pressures within our market; equity and fixed income market fluctuation; technological change; changes in law; changes in fiscal, monetary regulatory and tax policies; monetary fluctuations as well as other risks and uncertainties detailed elsewhere in this prospectus or from time-to-time in our filings with the Securities and Exchange Commission.  Such forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

CERTAIN TERMS USED IN THIS REPORT

When this prospectus uses the words “we,” “us,” “our,” “Premier,” and the “Company,” they refer to Premier Alliance Group, Inc.  “SEC” refers to the Securities and Exchange Commission

RISK FACTORS

The securities offered by the Selling Stockholders involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment. Prospective purchasers should carefully consider, among other things, the following risk factors and the other information in this prospectus, including our financial statements and the notes to those statements, prior to making an investment decision.

Risks Related to Our Business and Industry

OUR DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROL OVER FINANCIAL REPORTING WERE NOT EFFECTIVE, WHICH MAY CAUSE OUR FINANCIAL REPORTING TO BE UNRELIABLE AND LEAD TO MISINFORMATION BEING DISSEMINATED TO THE PUBLIC.

Our management evaluated our disclosure controls and procedures as of December 31, 2013 and concluded that as of that date, our disclosure controls and procedures were not effective. In addition, our management evaluated our internal control over financial reporting as of December 31, 2013 and concluded that that there were material weaknesses in our internal control over financial reporting as of that date and that our internal control over financial reporting was not effective as of that date. See Item 9A, Controls and Procedures in the Company’s Annual Report on Form 10-K for the period ended December 31,, 2013 for a complete discussion of the material weakness and ineffective internal controls over financial reporting. A material weakness is a control deficiency, or combination of control deficiencies, such that there is a reasonable possibility that a material misstatement of the financial statements will not be prevented or detected on a timely basis.

We have taken steps to enhance its internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting.  These changes are outlined as follows:

•
We have reviewed the work flow surrounding its monthly, quarterly and annual financial reporting to ensure that appropriate reviews are timely.  We have implemented a review matrix which documents the owner and reviewer of each area of disclosure.

•	We have formed a Disclosure Committee made up of key members of management and finance. The role of the committee is to review and discuss our disclosure requirements and key disclosures.

•
We have adopted a policy to determine the need for engaging outside expertise and review for complex technical accounting issues that may arise.  If such an issue arises and meets the parameters outlined in the policy, we will engage outside expertise.

•
We have previously committed to adding additional staff to help review and participate in the process, initially this was thought to be a CPA; however we assessed other approaches and with the policy change above and the addition of a Chief Operating Officer who has deep experience with SEC filings and disclosures we believe this provides the appropriate additional detail level of review of our disclosures and technical accounting issues.

We cannot assure you that such remedial steps will address adequately the deficiencies listed above or that we have discovered all of the deficiencies that may exist in our internal controls over financial reporting. Although we have instituted new controls to remediate this weakness, if these controls are not effective, our ability to prepare timely and accurate financial reports could be affected, which could cause investors to lose confidence in our reported financial information and could have a negative effect on the trading price of our common stock or our ability to obtain financing for our operations.

A DECLINE IN THE PRICE OF, OR DEMAND FOR, ANY OF OUR BUSINESS ADVISORY SOLUTIONS SERVICES, WOULD HARM OUR REVENUES AND OPERATING MARGINS.

Our Business Advisory Solutions services accounted for substantially all of our revenues in 2012, as well as a significant amount of our revenues during 2013 (approximately 55%). We anticipate that revenue from the Business Advisory Solutions services will continue to constitute a portion of our revenues for the foreseeable future and anticipate that revenue in the Energy Solutions segment will outpace the growth of our Business Advisory Solutions revenues. However, a decline in the price of, or demand for, Business Advisory Solutions services would harm our business.

A SIGNIFICANT PORTION OF OUR BUSINESS REVENUES DEPEND ON A RELATIVELY SMALL NUMBER OF LARGE CUSTOMERS.  IF ANY OF THESE CUSTOMERS DECIDE THEY WILL NO LONGER USE OUR SERVICES, REVENUES WILL DECREASE AND FINANCIAL PERFORMANCE WILL BE SEVERELY IMPACTED.

To date, we have received a significant portion of revenues from large sales to a small number of customers. During 2013 and 2012, our five largest customers, together comprised approximately 47% and 45% of our total revenues, respectively. Our operating results may be harmed if we are not able to complete one or more substantial sales to any large customers or if we are unable to collect accounts receivable from any of the large customers in any future period.

INTENSE COMPETITION IN OUR TARGET MARKETS COULD IMPAIR OUR ABILITY TO GROW AND TO ACHIEVE PROFITABILITY.  IF WE DO NOT GROW, OUR COMPETITIVE ABILITY WILL BE SEVERELY RESTRICTED, WHICH WOULD DECREASE PROFITABILITY.

Our competitors vary in size and in the scope and breadth of the products and services they offer. Our competitors include Deloitte, North Highland, Accenture, Honeywell, Johnson Controls, Ameresco, and Noresco as well as other national firms and a number of smaller regional firms. Many of our competitors have longer operating histories, substantially greater financial, technical, marketing, or other resources, or greater name recognition than us. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Increased competition is likely to result in price reductions, reduced gross margins, and loss of market share, any one of which could seriously harm our business.

OUR LENGTHY SALES CYCLE COULD CAUSE DELAYS IN REVENUE GROWTH, WHICH COULD MAKE IT MORE DIFFICULT TO ACHIEVE OUR GROWTH OBJECTIVES.

The period between initial contact with a potential customer and that customer’s purchase of services is often long.  A customer’s decision to purchase services involves a significant allocation of resources on our part, is influenced by a customer’s budgetary cycles, and in many instances involves a preferred-vendor process. To successfully sell our services, generally we must educate the potential customers regarding the uses and benefits of our services, which can require significant time and resources. Many potential customers are large enterprises that generally take longer to designate preferred vendors; the typical sales cycle in connection with becoming an approved vendor has been approximately six to 12 months. Delay or failure to complete sales in a particular quarter could reduce revenues in that quarter, as well as subsequent quarters over which revenues for the sale would likely be recognized. If the sales cycle unexpectedly lengthens in general, or for one or more large orders, it would adversely affect the timing of revenues and revenue growth. If we were to experience a delay of several weeks on a large order, it could harm our ability to meet forecasts for a given quarter.

WE MAY NOT BE ABLE TO SECURE NECESSARY FUNDING IN THE FUTURE AND MAY BE FORCED TO CURTAIL PLANNED GROWTH, WHICH WOULD SLOW OR STOP THE ABILITY TO GROW, INCREASE REVENUES, AND ACHIEVE PROFITABILITY.

Unless positive cash flow is achieved for our business to grow, substantial working capital will be required. We believe that if capital requirements increase materially from those currently planned, additional financing may be required sooner than anticipated. If we raise additional funds by issuing equity securities, the percentage of our capital stock owned by our current shareholders would be reduced, and those equity securities may have rights that are senior to those of the holders of our currently outstanding securities. Additional financing may not be available when needed on commercially acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may be forced to curtail planned growth, and we may be unable to develop or enhance planned products and services, take advantage of future opportunities, or respond to competitive pressures.

THERE ARE RISKS ASSOCIATED WITH ACQUISITIONS.

An integral part of our growth strategy is evaluating and, from time to time, consummating acquisitions. These transactions involve a number of risks and present financial, managerial and operational challenges, including: diversion of management’s attention from running the existing business; increased expenses, including legal, administrative and compensation expenses resulting from newly hired employees; increased costs to integrate personnel, customer base and business practices of the acquired company; adverse effects on reported operating results due to possible impairment of intangible assets including goodwill associated with acquisitions; and dilution to stockholders to the extent of issuance of securities in the transaction.  We may not be able to acquire additional businesses on favorable terms or at all.  In addition, failure to identify or complete acquisitions of suitable properties could slow our growth.

OUR EXECUTIVE OFFICERS AND DIRECTORS WILL BE ABLE TO EXERT SIGNIFICANT INFLUENCE OVER US POSSIBLY TO THE DETRIMENT OF MINORITY SHAREHOLDERS, WHICH WILL LIMIT OUR SHAREHOLDERS’ ABILITY TO INFLUENCE THE OUTCOME OF KEY DECISIONS.

Our executive officers and directors collectively control approximately 13.0% of our outstanding capital stock and approximately 32.0% on a fully diluted basis. As a result, if they act together they will be able to influence management and affairs and all matters requiring shareholder approval, including significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing any change in control of our Company and might affect the market price of the common stock.

MIRIAM BLECH AND ISAAC BLECH HAVE SUBSTANTIAL INFLUENCE OVER THE BUSINESS, DUE TO THEIR LARGE OWNERSHIP STAKE IN OUR CAPITAL STOCK, GIVING THEM THE ABILITY TO EXERT INFLUENCE OVER US POSSIBLY TO THE DETRIMENT OF MINORITY SHAREHOLDERS, WHICH WILL LIMIT SHAREHOLDERS’ ABILITY TO INFLUENCE THE OUTCOME OF KEY DECISIONS.

Miriam Blech currently controls approximately 9% of our outstanding voting capital stock, including 60% of our Series C preferred stock.  Isaac Blech currently controls approximately 6% of our outstanding voting capital stock, including 40% of our Series C preferred stock.  Together, Mr. and Mrs. Blech currently control approximately 15% of our outstanding voting capital stock, including 100% of our Series C preferred stock.  The holders of a majority of the shares of Series C preferred stock have the right to appoint four members and one observer to the Board of Directors.  In addition, the vote of a majority of the shares of the Series C preferred stock are required to approve, among other things, (i) any issuance of capital stock which is senior to or pari passu with the Series C preferred stock; (ii) any issuance of additional shares of preferred stock; (iii) any dividends or payments on outstanding securities; (iv) any liquidation or winding up activities of the company, (v) any change in control or change in the nature of our business, and (vi) any amendment to the articles of incorporation, by-laws or other governing documents that would result in an adverse change to the rights, preferences, or privileges of the Series C preferred stock.  Accordingly, Mr. and Mrs. Blech have substantial control over the business and may decide the outcome of matters submitted to our stockholders for approval, including mergers (other than strategic mergers), consolidations and the sale of all or substantially all of the Company’s assets, and can also prevent or cause a change in control. The interests of Mr. and Mrs. Blech may differ from the interests of other stockholders. Third parties may be discouraged from making a tender offer or bid or it may make it easier for them to acquire Premier because of this concentration of ownership.

OUR FAILURE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL COULD HAVE AN ADVERSE EFFECT ON US.

Our ability to attract and retain qualified professional and/or skilled personnel in accordance with our needs, either through direct hiring or acquisition of other firms employing such professionals, is an important factor in determining our future success. The market for these professionals is competitive, and there can be no assurance that we will be successful in our efforts to attract and retain needed personnel. Our success is also highly dependent upon the continued services of our key officers, and we do not maintain key employee insurance on any of our executive officers.

If we are unable to retain qualified personnel, the roles and responsibilities of those employees will need to be filled, which may require that we devote time and resources to identifying, hiring and integrating new employees. In addition, the failure to attract and retain key employees, including officers, could impair our ability to provide services to our clients and conduct our business effectively.

Risks Related to the Energy Solutions (“ES”) Segment

CHANGES IN LAWS, REGULATIONS AND POLICIES THAT AFFECT THE ESS BUSINESS COULD ADVERSELY AFFECT ES SEGMENT’S FINANCIAL RESULTS.

The ES segment is subject to numerous laws, regulations and policies. Changes in the laws, regulations and policies, including the interpretation or enforcement thereof, that affect, or will affect, the ES business, including changes in the scope of regulation by regulatory agencies, accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the ES may take as a result could adversely affect the ES segment.

THE ES SEGMENTS’ SUCCESS DEPENDS, IN PART, ON MAINTAINING GOOD RELATIONSHIPS WITH ITS DISTRIBUTION CHANNELS.

The ES segments success depends, in part, on its maintaining satisfactory relationships with its distribution channels. Our ES segment does not have long-term supply or distribution contracts. The vast majority of ES’s sales are affected on a purchase order basis that requires the ES segment to meet expectations of delivery, quality and pricing of ES’s products, at both the distribution channel level and at the level of the ultimate consumer who uses ES’s products. If ES fails to meet expected standards, its revenues would decline and this could result in a material adverse effect on its business.

CONSUMERS MIGHT NOT ADOPT THE ES ALTERNATIVE ENERGY SOLUTIONS.

The power generation solutions ES provides are relatively new alternative energy means that consumers may not adopt at levels sufficient to grow this segment of business. ES cannot assure that consumers will choose to use its solutions at levels sufficient to sustain its business in this area. This development may be impacted by many factors, including:

• market acceptance of ES products;
• the cost competitiveness of these systems;
• regulatory requirements; and
•the emergence of newer, more competitive technologies and products.

LOSS OF FAVORABLE TAX BENEFITS AND OTHER GOVERNMENTAL INCENTIVES COULD SUBSTANTIALLY HARM THE ES SEGMENT’S’S OPERATING MARGINS.

A number of ES’s products and services have been aided by federal tax incentives. Because alternative fuels have historically been more expensive to produce than diesel or petroleum fuel, the biofuels industry has depended on governmental incentives that have effectively brought the price of biofuels more in line with the price of diesel fuel to the end user. These incentives have supported a market for biofuels that might not exist without the incentives. Loss of these incentives may render some of ES’s solutions unmarketable.

THE DECREASE OR LACK OF INCREASE IN THE COST OF ENERGY GENERATED BY TRADITIONAL SOURCES MAY CAUSE THE DEMAND FOR ES’S SERVICES TO DECLINE.

Decreases in the costs associated with traditional sources of energy, such as prices for commodities like coal, oil and natural gas, will reduce demand for energy efficiency and renewable energy solutions. Technological progress in traditional forms of electricity generation or the discovery of large new deposits of traditional fuels could reduce the cost of electricity generated from those sources and as a consequence reduce the demand for ES’s solutions. Any of these developments could have a material adverse effect on the ES business.

THE FAILURE OF ES’S SUBCONTRACTORS TO PROPERLY AND EFFECTIVELY PERFORM THEIR SERVICES COULD CAUSE DELAYS IN THE DELIVERY OF ES’S ENERGY EFFICIENCY SOLUTIONS.

The ES business segment’s success depends on its ability to provide quality, reliable energy efficiency solutions in a timely manner, which in part requires the proper removal and installation of lighting, mechanical and electrical systems and other products by the segment’s contractors and subcontractors upon which we depend. A significant portion of ES’s energy efficiency solutions are installed by contractors or subcontractors. Any delays, malfunctions, inefficiencies or interruptions in ES’s energy efficiency solutions caused by improper installation could cause it to have difficulty retaining current clients and attracting new clients. Such delays could also result in additional costs that could affect the profit margin of ES’s projects. In addition, the ES business segment brand, reputation and growth could be negatively impacted.

CHANGES IN LAWS, REGULATIONS AND POLICIES IN RELATION TO ENERGY EFFICIENCY MANDATES THAT AFFECT OUR BUSINESS COULD ADVERSELY AFFECT FINANCIAL RESULTS.

Our business plan is partially based upon providing the services mandated by the City of New York in the Greener Greater Buildings Plan legislation, specifically local law 87.  If the law is overturned or implementation, is delayed, there will be an impact to the market that has developed for these services, and in turn, our business plan.

INTENSE COMPETITION IN OUR TARGET MARKETS COULD IMPAIR OUR ABILITY TO GROW AND TO ACHIEVE PROFITABILITY.

The market for local law 87 work has been developing rapidly over the past three years and continues to change as new entrants enter the market and the law’s requirements are fully published.  If low cost, low quality operators enter the market and drive the price of these services down, this will present a risk to our revenue projections.  Alternatively, if large engineering firms begin offering these services at lower prices as a loss leader to acquire advanced services contracts, this will also affect our potential revenue.  A significant growth challenge is to find an effective business model to monetize the energy efficiency reports delivered annually to our clients.

Risks Related to Root9b LLC (“Root9b”)

OUR FAILURE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL COULD HAVE AN ADVERSE EFFECT ON US.

Our ability to attract and retain qualified professional and/or skilled personnel in accordance with our needs, either through direct hiring or acquisition of other firms employing such professionals, is an important factor in determining our future success. The market for these professionals is very competitive as well as limited for senior level operators with the vast DOD experience we target.  There can be no assurance that we will be successful in our efforts to attract and retain the needed personnel.  The failure to attract and retain skilled personnel could impair our ability to provide services to our clients and conduct our business effectively by limiting the number of engagements we can handle concurrently and could limit our ability to work on large scale projects.

INTENSE COMPETITION IN OUR TARGET MARKETS COULD IMPAIR OUR ABILITY TO GROW AND TO ACHIEVE PROFITABILITY.

The market for cyber solutions work has been developing rapidly over the past several years and continues to change as new entrants enter the market and as legislation moves forward in this area.  As competition increases, there could be impact on the markets and pricing which will present a risk to the revenue projections for root9B

Risks Related to Our Stock

THE MARKET FOR OUR COMMON STOCK IS LIMITED.

Our common stock is thinly-traded and any recently reported sales price may not be a true market-based valuation of our common stock. There can be no assurance that an active market for our common stock will develop.  In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to operating performance.  Consequently, holders of shares of our common stock may not be able to liquidate their investment in our shares.

OUR EXISTING PREFERRED STOCK HAS LIQUIDATION PREFERENCES THAT MAY AFFECT COMMON STOCK HOLDERS.

In the event of our dissolution, liquidation or change of control, the holders of our Series B, Series C and Series D preferred stock will receive a liquidation preference in priority over the holders of common stock.  A consolidation or merger, a sale of all or substantially all of our assets, or a sale of 50% or more of our common stock would be treated as a change of control for this purpose.  Therefore, it is possible that holders of common stock will not obtain any proceeds upon any such event.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE PREFERRED STOCK AND EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO EXISTING STOCKHOLDERS.

The issuance of shares upon conversion of our outstanding preferred stock and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion.

ANTI-DILUTION PROVISIONS OF OUR SERIES C AND SERIES D PREFERRED STOCK COULD RESULT IN DILUTION OF STOCKHOLDERS.

The conversion price of the Series C and Series D Preferred Stock is subject to “full-ratchet” anti-dilution provisions for a period of 12 months following issuance, and weighted average anti-dilution thereafter, so that upon future issuances of our common stock or equivalents thereof, subject to specified exceptions, at a price below the conversion price of the preferred stock, the conversion price will be reduced, further diluting holders of our common stock.

OUR COMMON STOCK MAY BE CONSIDERED A “PENNY STOCK."

The SEC has adopted regulations that generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions.  This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors hereunder to sell their shares.  In addition, since our common stock is traded on the OTCQB, investors may find it difficult to obtain accurate quotations of the stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

THERE ARE RISKS ASSOCIATED WITH OUR STOCK TRADING ON THE OTCQB RATHER THAN A NATIONAL EXCHANGE.

There are significant consequences associated with our stock trading on the OTCQB rather than a national exchange. The effects of not being able to list our securities on a national exchange include:

•	Limited release of the market prices of our securities;
•	Limited news coverage of our Company;
•	Limited interest by investors in our securities;
•	Volatility of our stock price due to low trading volume;
•	Increased difficulty in selling our securities in certain states due to “blue sky” restrictions;
•	Limited ability to issue additional securities or to secure financing.

WE DO NOT INTEND TO PAY CASH DIVIDENDS ON OUR COMMON STOCK. AS A RESULT, STOCKHOLDERS WILL BENEFIT FROM AN INVESTMENT IN THE COMMON STOCK ONLY IF IT APPRECIATES IN VALUE.

We have never paid a cash dividend on our common stock, and do not plan to pay any cash dividends in the foreseeable future. We currently intend to retain any future earnings to finance operations and further expand and grow the business, including growth through acquisitions. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. We cannot assure you that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

USE OF PROCEEDS

The shares of our common stock offered by this prospectus are being registered solely for the account of the Selling Stockholders.  We will not receive any of the proceeds from the sale of these shares.  However, if all of the Warrants offered in this prospectus were exercised, we would receive proceeds of $15,354,600 in the aggregate, which we would use for additional working capital.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, or at privately negotiated prices.

DILUTION

The selling security holders are offering for resale common shares underlying the Series D and Series C convertible preferred stock and respective outstanding warrants. In addition, certain selling shareholders are also comprised of Series B convertible preferred stockholders’ holding detachable warrants, with related placement agent warrants, and convertible debentures issued with detachable warrants, all of which in the event exercised, existing shareholders will experience additional dilution to their ownership interest in us. Our net tangible book value as of December 31, 2013 was approximately $5,402,272, or approximately $0.20 per share.  Net tangible book value per share represents our total shareholders’ equity less total intangible assets, divided by the number of shares of common stock outstanding as of December 31, 2013.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND
RELATED STOCKHOLDER MATTERS

Market information.   Our common stock is traded on the OTCQB (‘‘OTCQB’’) under the symbol ‘‘PIMO”. The following table sets forth the range of high and low bid prices for our common stock for each of the periods indicated as reported by the OTCQB.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. On April21, 2014, the closing price of our common stock as reported on the OTCQB was $0.58 per share.

For the Fiscal Year Ending December 31, 2014	High	Low
March 31, 2014	$0.68	$0.51

For the Fiscal Year Ending December 31, 2013:	High	Low
March 31, 2013	$0.88	$0.60
June 30, 2013	0.74	0.51
September 30, 2013	0.72	0.53
December 31, 2013	0.70	0.45

For the Fiscal Year Ending December 31, 2012:	High	Low
March 31, 2012	$1.23	$0.45
June 30, 2012	0.98	0.47
September 30, 2012	0.74	0.50
December 31, 2012	0.85	0.55

We consider our common stock to be thinly traded and, accordingly, reported sales prices or quotations may not be a true market-based valuation of our common stock.

Holders.  As of April 21, 2014, there were approximately 486 record holders of our common stock. We believe there are more owners of our common stock whose shares are held by nominees or in street name.

Dividends.   Holders of our common stock are entitled to receive dividends, as and when declared by our Board of Directors, out of funds legally available therefore, subject to the dividend and liquidation rights of preferred stock issued and outstanding. We have never declared or paid any dividends on our common stock, nor do we anticipate paying any cash dividends on our common stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

The table below sets forth information as of April 21, 2014 with respect to compensation plans under which our common stock is authorized for issuance.  The Compensation Committee approved our 2008 Stock Incentive Plan in May 2008 and received shareholder approval in the 2009 (the “Plan”).

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by shareholders (2008 Plan)	7,019,864	$0.76	2,980,136

Total	7,019,864	$0.76	2,980,136

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
For the Year Ended December 31, 2013 and 2012

The following discussion should be read in conjunction with our financial statements and the related notes included in this Prospectus.

Results of Operations

Our results of operations for 2013, 2012, and 2011 are highlighted in the table below and discussed in the following paragraphs:

	Years Ended December 31
	2013	% of Net Revenue	2012	% of Net Revenue	2011	% of Net Revenue
Net Revenue	$26,399,916		$19,472,015		$17,946,089
Operating Expenses:
Cost of revenues	20,845,516	79.0%	14,673,811	75.4%	13,257,891	73.9%
Selling, general & administrative	9,214,410	34.9%	8,186,511	42.0%	5,844,824	32.6%
Depreciation and amortization	380,951	1.4%	242,650	1.2%	163,375	0.9%
Total operating expenses	30,440,877	115.3%	23,102,972	118.6%	19,266,090	107.4%
Loss from Operations	(4,040,961)	-15.3%	(3,630,957)	-18.6%	(1,320,001)	-7.4%
Other Income (Expense):
Derivative (expense) income	2,149,951	8.1%	(894,512)	-4.6%	1,537,936	8.6%
Adjustment to estimates recorded at acquisition	431,919	1.6%	-	0.0%	-	0.0%
Interest expense, net	(44,270)	-0.2%	(86,040)	-0.4%	(38,088)	-0.2%
Interest expense – debt discount	-	0.0%	(353,656)	-1.8%	(256,949)	-1.4%
Goodwill impairment	(4,472,089)	-16.9%	(4,378,182)	-22.5%	(576,297)	-3.2%
Intangibles impairment	(238,803)	-0.9%	-	0.0%	(139,059)	-0.8%
Other income (expense)	87,799	0.3%	45,698	0.2%	139,238	0.8%
Total other (expense) income	(2,085,493)	-7.9%	(5,666,692)	-29.1%	666,781	3.7%
Loss Before Income Taxes	(6,126,454)	-23.2%	(9,297,649)	-47.7%	(653,220)	-3.6%
Income Tax Benefit (Expense)	-	0.0%	(396,000)	-2.0%	712,976	4.0%
Net Income (Loss)	(6,126,454)	-23.2%	(9,693,649)	-49.8%	59,756	0.3%
Preferred Stock Dividends	(1,280,408)	-4.9%	(321,218)	-1.6%	(44,429)	-0.2%
Deemed Dividend On Preferred Stock	(509,184)	-1.9%	(1,160,278)	-6.0%	(1,969,496)	-11.0%
Net Loss Available to Common Stockholders	$(7,916,046)	-30.0%	$(11,175,145)	-57.4%	$(1,954,169)	-10.9%

Comparison of 2013 to 2012

The result of operations described below includes the Business Advisory Solutions (“BAS”) segment for the entire years of 2013 and 2012.  The Energy Solutions (“ES”) segment began with the acquisition of Greenhouse Holdings, Inc. (“GHH”) on March 5, 2012; hence, operating results related to this acquisition are included for the full 2013 period and are only included from March 5, 2012 through December 31, 2012 for the 2012 period.  We acquired Ecological, LLC, also part of our ES segment, on December 31, 2012; and accordingly, their results of operations are only included for 2013.

Net Revenue

Total revenue for the year ended December 31, 2013 was $26,399,916 as compared to $19,472,015 for the year ended December 31, 2012, a net increase of $6,927,901, or 35.6%.  Revenue by segment was as follows:

	Year Ended December 31st
	2103	2012	% growth

Business Advisory Solutions Revenue	$14,491,225	$16,524,648	-12.3%

Energy Solutions:
GHH (Acquired March 2012)	10,637,303	2,947,367	260.9%
Ecological (Acquired December 2012)	1,271,388	-
Total Energy Solutions Revenue	11,908,691	2,947,367	304.0%

Total Revenue	$26,399,916	$19,472,015	35.6%

Business Advisory Solutions Segment

Revenue for the BAS segment for the year ended December 31, 2013 decreased 12.3% as compared to the year ended December 31, 2012.  The primary reasons for the decrease in revenue was the closing of the Kansas City office in September 2012 due to poor ongoing prospects as well as the unanticipated loss of revenue related to two projects that were cancelled with financial institutions, which revenue was partially offset by new engagements.  In closing the Kansas City office we had a negative variance of approximately $1.3 million in revenue from 2012 to 2013.  One cancelled project was a compliance project that was cancelled due to a change in the customer’s business environment which eliminated the need for the compliance work and the other project was significantly reduced in scope due to the customer’s need to eliminate costs in its business.  After accounting for the closed office in Kansas City, the revenue decline was approximately 4% from the segment.

Energy Solutions Segment

Revenue for the ES segment for the year ended December 31, 2013 increased 304.0% as compared to the year ended December 31, 2012.  There are two key reasons for the significant increase.  First, the ES segment was in full operation during 2013 and was only operating for part of the year in 2012.  The portion of the business related to the GHH acquisition began operations on March 5, 2012 and only operated from then until December 31st during 2012.  The Ecological portion of the business began operations on January 1, 2013 and therefore had no operations in 2012.  Also, the ES segment had a significant contract and related project during 2013.  The Company engaged in a Subcontract Agreement and Contract (the “Subcontract Agreement”) with Prime Solutions, Inc. (“Prime”), whereby the Company provided senior project management consulting, oversight and advisory services as well as responsibility for materials management, procurement, and delivery for a large solar project. The revenue from the Subcontract Agreement in 2013 was approximately $6.1 million.  As we grow our business in the ES segment, we will continue to target comparable sized projects to be a part of our portfolio of efforts, although we can make no assurance that this will be successful.

Excluding the Subcontract Agreement, revenues related to the GHH portion of the ES segment would have been $4,542,000 for 2013 compared to revenue of $2,947,000 during 2012 (of which GHH was only operating for 10 months of the year), or an increase of $1,595,000.

Revenue related to the Ecological portion of the business, which is generated from benchmarking services, audit and retro-commissioning services and LEED certification services, was $1,271,000 for 2013 and was therefore incremental as compared to 2012.

Gross Margin

Gross margin (revenue less cost of revenues, defined as all costs for billable staff for the BAS segment and cost of goods for the ES segment) increased to $5,554,400 for 2013 from $4,798,204 for 2012, increasing $756,196. The main reason for the increase in gross margin was due to the ES segment operating for the full year in 2013 and only part of the year in 2012 (the GHH business operated for 10 months in 2012 and Ecological did not operate at all in 2012).  This was partially offset by a reduction in gross margin in the BAS segment due to lower revenue in 2013 as compared to 2012.

Gross margin, as a percentage of revenue, declined to 21.0% in 2013 from 24.6% in 2012.  On a segment basis, the gross margin percentage increased in the BAS segment to 25.2% in 2013 from 24.9% in 2012 and decreased in the ES segment to 16.0% in 2013 from 23.3% in 2012.  The significant decline in the ES gross margin percent is due to the low margin associated with the Prime Subcontract Agreement described in the net revenue section above.  The gross margin associated with the subcontract agreement was 5%.  The gross margin percent for the ES segment if the Prime subcontract was excluded would have been 27.5%, which compares favorably to the 2012 gross margin.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses increased to $9,214,000 in 2013 from $8,186,000 in 2012, an increase of 12.6%.  As a percentage of revenue, SG&A expenses decreased to 34.9% in 2013 as compared to 42.0% in 2012.  The leverage improvement in SG&A expenses as a percentage of revenue was due primarily to the tight control of expenses in the BAS segment and the high rate of growth in revenue in the ES segment.  SG&A expenses increased $1,028,000 in 2013 as compared to 2012 and break out as follows: BAS segment decreased $39,000, the ES segment increased $790,000 and Corporate Overhead increased $278,000. The Company accounts and manages expenses as those directly related to a business segment and corporate overhead expenses which includes executive compensation, back office functions, such as finance and human resources, and other administrative costs.  Expenses related to these groups are discussed below.

BAS Segment

SG&A expenses in the BAS segment decreased to $1,835,000 in 2013 as compared to $1,874,000, a decrease of $39,000 or 2.1%.  Expenses in this segment were tightly managed in an environment of reduced revenue.  BAS expenses as a percentage of segment revenue increased to 12.7% in 2013 from 11.3% in 2012.  The primary reason for the de-leverage of segment expenses was the decrease in revenues.

ES Segment

SG&A expenses in the ES segment increased to $2,885,000 in 2013 as compared to $2,096,000, an increase of $790,000 or 37.7%.  The ES segment is made up of the operations from the GHH acquisition (completed in March 2012) and operations from the Ecological acquisition (completed in December 2012).  Ecological had no operations in 2012 and was operating for the full year in 2013 and, as such, the associated SG&A expenses of $929,000 in 2013 was completely incremental as compared to 2012.  SG&A expenses for the ES segment, absent the impact from Ecological, were $1,957,000 in 2013 as compared to $2,096,000, a decrease of $139,000.  The decrease is attributable to reduced professional fees of $531,000, which were offset by increases to labor costs of approximately $146,000, travel expenses in the amount of $26,000 and an increase in bad debt expense of $198,000.  The decrease in professional fees is due to a significant amount of expense in 2012 related to the acquisition and integration of GHH that was not repeated in 2013.  The increases in labor and travel were planned and a part of the growth strategy for GHH.  The increase in bad debt expense is due to a reserve set up against amounts due from a customer related to a single contract, the Subcontract Agreement mentioned in the net revenue discussion above.  The work related to the Subcontract Agreement was completed in 2013 and resulted in a receivable of $945,378 as of December 31, 2013 which was past due.  We have been in contact with the customer, who has liquidity issues, and have arrived at an agreement regarding payment of the open account over time.  While we expect that we will ultimately be paid in full, due to the risk posed by our customer’s weak financial position, we have reserved $198,000 against the receivable as bad debt expense.

We have been setting the strategy and integrating the two key acquisitions in the ES segment during 2012 and part of 2013.  We now believe the structure is in place which will allow the segment to realize revenue growth and profitability without substantial increases in these SG&A costs.

Corporate Overhead

Corporate Overhead SG&A expenses increased to $4,494,000 in 2013 from $4,216,000 in 2012, an increase of $278,000 or 6.6%.  Corporate Overhead SG&A expenses were well controlled in 2013 as the integration of the GHH and Ecological acquisitions was completed, and resulted in modest expense growth.  The Corporate Overhead expenses include expenses incurred by Root9B from the time of acquisition, November 22, 2013 through the end of the year in the amount of $355,000.  The main component of the short period Root9B expenses was $300,000 of bonus expense related to sign on bonuses, after the acquisition date, for key Root9B employees.  Absent the impact of Root9B, Corporate Overhead expenses would have been $4,139,000 in 2013 compared to $4,216,000 in 2012, a decrease of $77,000 or 1.8%.  The main driver of the decrease was a reduction in stock option expense for employees and directors in the amount of $568,000 and a reduction in professional fees related to marketing and branding of $197,000.  These decreases were offset by increases in Directors fees of $157,000, fees authorized by the board for outside services of $150,000, legal and accounting fees of $191,000, and bad debt expense of $87,000.  Stock option expense declined as significantly fewer stock options were issued in 2013 as compared to 2012.  Professional fees related to marketing and branding declined as we completed a significant branding effort in 2012.  Director’s fees and expenses grew as the full non-management 10 member Board was in place for the full year of 2013 and only partially in 2012.  The increase in legal and accounting fees was primarily due to the additional efforts required in connection with the restatement of 2012 financial results and the Root9B acquisition.   Bad debt expense increased as a result of the write off of open receivables from three customers.  Included in the SG&A expenses are non-recurring charges related to the restatements and acquisitions of approximately $350,000.  We have invested in the infrastructure of the company for the future, as evident in the SG&A expenses, and expect that SG&A expense growth will be slower compared to revenue growth as we move forward.

Other Income (Expense)

Other Income (Expense) for 2013 resulted in an expense of $2,085,000 as compared to an expense of $5,667,000 in 2012.  The components of the net expense are discussed below.

Derivative (expense) income

From May 2010 through the first quarter of 2013, the Company issued Series B Preferred Stock, Debentures, Series C Preferred Stock, 7% Convertible Redeemable Promissory Notes, and Series D Preferred Stock, all with detachable common stock purchase warrants deemed to be derivative instruments. These warrants are recorded as a derivative liability and “marked-to-market” based on fair value estimates at each reporting date.  Collectively, these derivatives were valued at an estimated fair value of $727,000 at December 31, 2013, with the change (decline) in value since December 31, 2012 of $2,150,000, being recognized as derivative (non-cash) income on the statement of operations for 2013.  For the year ended December 31, 2012, the change in derivative valuation for the like period was a non-cash expense of $895,000.

Adjustment to estimates recorded at acquisition

An “adjustment to estimates recorded at acquisition” of $432,000 (a non-cash income item) related to the GHH acquisition (described in detail in Note 3 to the Financial Statements) was recorded in 2013.  The income, which was not present in the same period in the prior year, was to record the retirement of certain escrow shares issued as part of the consideration given in the initial purchase price allocation and to remove certain liabilities assumed at the time of acquisition.

Goodwill impairment

An annual goodwill impairment evaluation for 2013 was performed by applying both the Step 1 and Step 2 tests as prescribed by FASB ASC 350. The results of the Step 1 test for the BAS segment indicated no impairment to goodwill related to this segment and Step 2 was not required.  The results for the Step 1 test for the ES segment did indicate impairment of goodwill and Step 2 was completed to determine the amount of impairment.  The Company engages an outside firm that specializes in valuation assessments to perform the Step 1 and Step 2 tests and valuation work.  Of the $13,153,000 in goodwill that was recorded as of December 31, 2012, $10,836,000 was attributable to the ES segment.  After completion of the valuation work of the segment it was determined that the fair value of the goodwill for the ES segment was $6,364,000, resulting in a non-cash impairment charge of $4,472,000.  The impairment is due primarily to the slower than planned growth in revenue, earnings and cash flow.  The Company has built a strategy for the ES segment and worked to integrate the acquisitions of GHH and Ecological and we believe we are well positioned to deliver strong growth and returns from the segment.  However, the growth to date has been slower than planned, partially due to integration and development of the segment and partially due to some delays in the effectiveness of certain regulatory requirements which has delayed anticipated revenue (specifically, related to Local Law 87 in New York which required energy related retrofit work on buildings based on energy audits has been pushed out from the dates we had originally planned).  These factors were considered in the valuation work and resulted in the impairment amount.  A similar process was performed for 2012 and resulted in a goodwill impairment charge for the ES segment of

$4,378,000.  This impairment was related to the GHH acquisition and timing and amounts of expected revenue, earnings and cash flow results.  See further discussion on goodwill and goodwill impairment in Note 7 to the Financial Statements.

Intangibles Impairment

As a part of the acquisition of Ecological in December 2012, the Company recorded an intangible asset for the acquired customer list from Ecological.  The value at acquisition was determined based on estimates that included customer retention rates and future revenue from these customers.  The value at acquisition $527,000 and is being amortized over 5 years.  The balance at December 31, 2013 prior to impairment was $421,000.  Customer retention rates have been as planned and remain very high.  However, the estimates of revenue from these customers has come in lower than planned at this time.  We have measured the fair value of the intangible asset, with lower revenue assumptions, and as of December 31, 2013 determined the fair value to be $182,000, resulting in a non-cash impairment charge of $239,000.  We engaged an outside firm that specializes in valuation work to perform the valuation assessment.

Income Tax Benefit (Expense)

There was no income tax expense for 2013, compared to $396,000 of income tax expense for 2012.  The effective tax rate was 0% in 2013 and 4.3% in 2012.  We have deferred tax assets and liabilities attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  We have determined, at both December 31, 2013 and 2012, that it is not more likely than not that our deferred tax assets would be recoverable and, accordingly have set up a full valuation allowance for the deferred tax assets at December 31, 2013 and 2012.

Preferred Stock Dividends

The Company has three series of Convertible Preferred Stock which pay dividends at annual specified rates.  The three series are: 7% Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, which has a 7% dividend rate, and the Series D Convertible Preferred Stock, which has a 8% dividend rate.  See further discussion on the Convertible Preferred Stock in Note 11 to the Financial Statements. Dividends paid during 2013, which were paid in common stock, were valued at issuance as follows: to Series B, 71,050 shares valued at $56,840, to Series C, 437,500 shares valued at $350,000 and to Series D, 1,341,902 shares valued at $873,568.

Deemed Dividend on Preferred Stock

The deemed dividend on preferred stock is an amount calculated, at the time of issuance of the convertible preferred stock, by comparing the effective conversion price of the preferred stock to the market price of the Company stock.  The difference in these two amounts yields a deemed dividend on the Convertible Preferred Stock, a non-cash charge.  During 2013 the Company recorded a deemed dividend upon the issuance of Series D Preferred Convertible Stock during the first quarter in the amount of $509,000.  During 2012 the Company recorded deemed dividends upon the issuance of Series D Preferred Convertible Stock during the fourth quarter in the amount of $1,160,000.

Comparison of 2012 to 2011

The result of operations described below includes the Business Advisory Solutions segment for the entire years of 2012 and 2011.  The Energy Solutions segment began with the acquisition of Greenhouse Holdings, Inc. on March 5, 2012; hence, operating results for this segment are only included from March 5, 2012 through December 31, 2012.  We acquired Ecological, LLC, also part of our Energy Solutions segment, on December 31, 2012; and accordingly, only the balance sheet accounts have been consolidated and no operating results are included in the financial results for the year ended December 31, 2012.

Net Revenue

Total revenue for the year ended December 31, 2012 was $19,472,015 as compared to $17,946,089 for the year ended December 31, 2011, a net increase of $1,525,926, or 8.5%.  Revenue by segment was as follows:

	Year Ended December 31st
	2012	2011	% growth

Business Advisory Solutions Revenue	$16,524,648	$17,946,089	-7.9%

Energy Solutions:
GHH (Acquired March 2012)	2,947,367	-
Ecological (Acquired December 2012)	-	-
Total Energy Solutions Revenue	2,947,367	-

Total Revenue	$19,472,015	$17,946,089	8.5%

Business Advisory Solutions Segment

Revenue for the BAS segment for the year ended December 31, 2012 decreased 7.9% as compared to the year ended December 31, 2011.  We had anticipated significant revenue in 2012 based on executed statements of work with large clients that did not materialize as clients continued to defer projects that had been discussed and put in place. We believe this deferral from 2012 agreements in place was largely due to an uncertain political environment and the election year.  Also, in 2011 we lost 3 large customers in the Kansas City market due to their decision to take their IT operations offshore and in-house.  These two factors were the main reason for the decline in 2012 revenue as compared to 2011.

Energy Solutions Segment

Revenue related to the ES segment, which is generated from utility programs, demand response, energy efficiency, and controls and automation efforts was $2,947,367 for 2012 and was completely incremental as compared to 2011.

Gross Margin

Gross margin (revenue less cost of revenues, defined as all costs for billable staff for the BAS segment and cost of goods for the ES segment) increased from $4,688,000 in 2011 to $4,798,000 in 2012, but declined on a percentage basis, from 26.1% in 2011 to 24.6% in 2012 on a company-wide basis.  This improvement of $110,000 was primarily due to the incremental revenue from the ES segment.  Gross margin in the BAS segment dropped from 26.1% in 2011 to 24.9% in 2012.  The ES segment achieved a gross margin of 23.3%.  This is below management’s targeted gross margin of 30% for this segment.  The Company has spent a great deal of focus and time since the March 5, 2012 acquisition integrating Greenhouse Holdings, Inc., evaluating its revenue targets and streams, operations and key personnel.  As of mid to late fourth quarter 2012, the Company believed it had the business model aligned for optimal growth, as evidenced by the execution of over $10,000,000 in contracts as of March 2013 (more than three times the entire revenue for 2012).

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses increased from $5,845,000 and 32.6% of revenue  for the fiscal year ended December 31, 2011 to $8,187,000 and 42.0% of revenue  for the fiscal year ended December 31, 2012; an increase of $2,342,000 or 40%. Of this increase in 2012, the addition of the ES business segment accounted for $2,214,000, or 94.5% of the total increase (discussed below).  Excluding the ES segment, SG&A expenses would have been $5,973,000 or 30.7% of revenue for the fiscal year ended December 31, 2012 compared to $5,845,000 and 32.6% of revenue for the fiscal year ended December 31, 2011, or an increase of $128,000.  To properly evaluate SG&A expenses, an analysis of i) BAS segment SG&A expenses, ii) “corporate” overhead SG&A expenses, and iii) ES segment costs must be examined.

BAS Segment

SG&A expenses in the BAS segment decreased to $1,874,000 in 2012 as compared to $2,607,000, a decrease of 733,000 or 28.1%.  Expenses in this segment were tightly managed in an environment of reduced revenue.  BAS expenses as a percentage of segment revenue decreased to 11.3% in 2012 from 14.5% in 2011.

ES Segment

SG&A expenses in the ES segment, which began operations in March 2012 upon the acquisition of GHH, were $2,096,000 in 2012 and were completely incremental as compared to 2011.  Included in the ES SG&A expenses for 2012 were one-time costs related to legal settlements and fees associated with the GHH acquisition of $514,000.

Corporate Overhead

Corporate Overhead SG&A expenses increased to $4,217,000 in 2012 from $3,237,000 in 2011, an increase of $980,000 or 6.6%.  The main drivers of the increase were additional labor expense of $194,000, increased accounting and legal fees of $131,000, one time investment advisory fees in connection with the GHH acquisition of $240,000, and increased non-cash stock option/warrant expense of $533,000.  The growth in corporate labor was due to new infrastructure positions in the corporate office.  The increased accounting and legal fees as well as the one time advisory fees were directly related to the acquisition of GHH.  The increase in stock option/warrant expense was primarily related to issuances to new and existing Board members as the Company expanded the number of Board members by five during 2012.

Other Income (Expense)

Other Income (Expense) for 2012 resulted in an expense of $5,667,000 as compared to income of $667,000 in 2011.  The components of the net expense are discussed below.

Derivative (expense) income

From May 2010 through 2012, the Company issued Series B Preferred Stock, Debentures, Series C Preferred Stock, 7% Convertible Redeemable Promissory Notes, and Series D Preferred Stock, all with detachable common stock purchase warrants deemed to be derivative instruments. These warrants are recorded as a derivative liability and “marked-to-market” based on fair value estimates at each reporting date.  Collectively, these derivatives were valued at an estimated fair value of $2,475,000 at December 31, 2012, with the change (increase) in value since December 31, 2011 of $895,000, being recognized as derivative (non-cash) expense on the statement of operations for 2012.  For the year ended December 31, 2011, the change in derivative valuation for the like period was income of $1,538,000.

Goodwill impairment

We completed an annual goodwill impairment evaluation for 2012 applying both the Step 1 and Step 2 tests as prescribed by FASB ASC 350. In determining impairment charges, the Company uses various valuation techniques including both the income approach and market approach for each reporting unit. During 2012, the Company recorded a goodwill impairment write-down of $4,378,000 related to its Energy Solutions segment, which is reflected in the Statement of Operations. Since the acquisition, management has worked closely with the Energy Solutions segment to focus and refine its revenue targets and streams, business plan and cross selling opportunities with the Business Advisory Solutions business segment.  Based on the Step 1 and Step 2 testing for the Energy Solutions segment, with assistance provided by an experienced independent valuation firm, we concluded that a noncash impairment write-down in 2012 of $4,378,000 was appropriate.  For the year ended December 31, 2011 the Company recorded a goodwill impairment charge of $576,000.

Interest Expense – Debt Discount

As a result of the initial recording of the Promissory Notes described above, we were required to record a debt discount (contra-liability account) at issuance of the Promissory Notes. Inasmuch as the Promissory Notes were mandatorily converted into Series D Preferred Stock only 46 days after their issuance, accounting rules required that the unamortized balance of the debt discount be written off (noncash) and charged to the statement of operations for the year ended December 31, 2012 and Interest expense – debt discount in the amount of $354,000 was recorded.  For the year ended December 31, 2011 the Company recorded Interest expense – debt discount in the amount of $257,000.

Income Tax Benefit (Expense)

The effective income tax rate for 2012 was a tax expense of (4.3%) versus a benefit of 109.1% in 2011.  The effective tax rate is impacted by “permanent” differences between “book” taxable income and “tax” taxable income, and is primarily due to: i) the book recording of the noncash goodwill impairment write-down of $4,378,000, ii) the book recording of the noncash derivative expense of $895,000, iii) the 2012 increase in the deferred tax asset valuation allowance of $1,506,000, iv) state taxes, net of federal benefit of ($237,000), and v) noncash stock warrant and option compensation expense of $776,000.

Income tax expense was $396,000 in 2012 versus a benefit of $713,000 in 2011.  We account for income taxes under FASB ASC Topic 740 “Income Taxes”.  Under FASB ASC Topic 740-10-30, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  We regularly assess the likelihood that our deferred tax assets will be realized from recoverable income taxes or recovered from future taxable income.  To the extent that we believe any amounts are not more likely than not to be realized through the reversal of the deferred tax liabilities and future income, we record a valuation allowance to reduce its deferred tax assets.  We made the assessment in the fourth quarter of 2012 that a full valuation allowance for the all deferred tax assets should be provided based on consideration of the net operating losses for the past two years, the results of the ASC 350 analysis and resulting goodwill impairment charge of $4,378,000 in its Energy Solution business segment and the uncertainty surrounding the potential future integration of expenses associated with the acquisition of Ecological, LLC on December 31, 2012, that it was no longer, at this time, more likely than not that the deferred tax assets would be recoverable.  In accordance with FASB ASC 740, management will continue to monitor the status of the recoverability of deferred tax assets.  Hence, this position resulted in tax expense of $396,000 for 2012 as compared to the tax benefit recognized in 2011.

Preferred Stock Dividends

The Company has three series of Convertible Preferred Stock which pay dividends at annual specified rates.  The three series are: 7% Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, which has a 7% dividend rate, and the Series D Convertible Preferred Stock, which has a 8% dividend rate.  See further discussion on the Convertible Preferred Stock in Note 11 to the Financial Statements. Dividends paid during 2012, which were paid in common stock, were valued at issuance as follows: to Series B, 61,338 shares valued at $45,390 and to Series C, 354,730 shares valued at $262,500.  In 2011 dividends of $44,427 were paid to Series B shareholders.

Deemed Dividend on Preferred Stock

The deemed dividend on preferred stock is an amount calculated, at the time of issuance of the convertible preferred stock, by comparing the effective conversion price of the preferred stock to the market price of the Company stock.  The difference in these two amounts yields a deemed dividend on the Convertible Preferred Stock, a non-cash charge.  During 2012 the Company recorded a deemed dividend upon the issuance of Series D Preferred Convertible Stock during the first quarter in the amount of $1,160,000.  During 2011 the Company recorded deemed dividends upon the issuance of Series C Preferred Convertible Stock in the amount of $1,969,000.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”). The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amount of assets, liabilities, revenues, and expenses and related disclosures of contingent assets and liabilities. We evaluate our estimates, including those related to bad debts, intangible assets and contingencies on an ongoing basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in our consolidated financial statements appearing at the end of the Annual Report on Form 10-K, we believe that the following critical accounting policies involve the more significant judgments and estimates used in the preparation of our consolidated financial statements and are the most critical to aid you in fully understanding and evaluating our reported financial results.

Revenue Recognition

We follow the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 for revenue recognition.  In general, we record revenue when persuasive evidence of any agreement exists, services have been rendered, and collectability is reasonably assured, therefore, revenue is recognized when we invoice customers for completed services at contracted rates and terms.  Therefore, revenue recognition may differ from the timing of cash receipts.

Goodwill and Intangible Assets

Our intangible assets include goodwill, trademarks, non-compete agreements, patents and purchased customer relationships, all of which are accounted for based on Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 350 Intangibles-Goodwill and Other. As described below, goodwill and intangible assets that have indefinite useful lives are not amortized but are tested at least annually for impairment or more frequently if events or changes in circumstances indicate that the asset might be impaired. Intangible assets with limited useful lives are amortized using the straight-line method over their estimated period of benefit, ranging from two to eight years.  Goodwill is tested for impairment by comparing the carrying value to the estimated fair value, in accordance with GAAP.

Impairment Testing

Our goodwill impairment testing is calculated at the reporting or segment unit level. Our annual impairment test has two steps. The first identifies potential impairments by comparing the fair value of the reporting or segment unit with its carrying value.  If the fair value exceeds the carrying amount, goodwill is not impaired and the second step is not necessary. If the carrying value exceeds the fair value, the second step calculates the possible impairment loss by comparing the implied fair value of goodwill with the carrying amount. If the implied fair value of goodwill is less than the carrying amount, a write-down is recorded.

The impairment test for the other intangible assets is performed by comparing the carrying amount of the intangible assets to the sum of the undiscounted expected future cash flows. In accordance with GAAP, which relates to impairment of long-lived assets other than goodwill, impairment exists if the sum of the future undiscounted cash flows is less than the carrying amount of the intangible asset or to its related group of assets.

We predominately use discounted cash flow models derived from internal budgets in assessing fair values for our impairment testing.  Factors that could change the result of our impairment test include, but are not limited to, different assumptions used to forecast future net sales, expenses, capital expenditures, and working capital requirements used in our cash flow models. In addition, selection of a risk-adjusted discount rate on the estimated undiscounted cash flows is susceptible to future changes in market conditions, and when unfavorable, can adversely affect our original estimates of fair values. In the event that our management determines that the value of intangible assets have become impaired using this approach, we will record an accounting charge for the amount of the impairment.  We have engaged an independent valuation expert to assist us in performing the valuation and analysis of fair values of goodwill and intangibles.

Derivative Warrant Liability

The Company evaluates warrants issued in connection with debt and preferred stock issuances to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for..  This accounting treatment requires that the carrying amount of any embedded derivatives be marked-to-market at each balance sheet date and carried at fair value.  In the event that the fair value is recorded as a liability, as is the case with the Company, as our only derivatives are related to common stock warrants issued in direct connection with debt and preferred stock issuances, the change in the fair value during the period is recorded in the Statement of Operations as either income or expense. Upon conversion or exercise, the derivative liability is marked to fair value at the conversion date and then the related fair value is reclassified to equity.  The fair value at each balance sheet date and the change in value for each class of warrant derivative is disclosed in detail in Note 11 to the Financial Statements.

Share-Based Compensation

We account for stock-based compensation based on ASC Topic 718 – Stock Compensation which requires expensing of stock options and other share-based payments (ie, stock warrant issuances) based on the fair value of each stock option/warrant awarded. The fair value of each stock option/warrant is estimated on the date of grant using the Black-Scholes valuation model. This model requires management to estimate the expected volatility, expected dividends, and expected term as inputs to the valuation model.

Fair Value of Financial Assets and Liabilities – Derivative Instruments

We measure the fair value of financial assets and liabilities in accordance with GAAP, which defines fair value, establishes a framework for measuring fair value, and requires certain disclosures about fair value measurements.

GAAP defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. GAAP describes three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities.

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable.

Level 3 – inputs that are unobservable (for example the probability of a capital raise in a “binomial” methodology for valuation of a derivative liability directly related to the issuance of common stock warrants).

We do not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, we have entered into certain financial instruments and contracts, such as debt financing arrangements, the issuance of preferred stock with detachable common stock warrants features that are either i) not afforded equity classification, ii) embody risks not clearly and closely related to host contracts, or iii) may be net-cash settled by the counterparty. These instruments are required to be carried as derivative liabilities, at fair value.

Our only derivative instruments are detachable (or “free-standing”) common stock purchase warrants issued in conjunction with debt or preferred stock. We estimate fair values of these derivatives (and related embedded beneficial conversion features) utilizing Level 2 inputs for all classes of warrants issued, other than one class, Series C Preferred Stock. Other than the Series C Preferred Stock warrants, we use the well accepted Black-Scholes option valuation technique as it embodies all of the requisite assumptions (including trading volatility, remaining term to maturity, market price, strike price, and risk free rates) necessary to fair value these instruments, for they do not contain material “down round protection” (otherwise referred to as “anti-dilution” and full ratchet provisions). For the warrants directly related to the Series C Preferred Stock, the warrant contracts do contain “Down Round Protections” and the “Black-Scholes” option valuation technique does not, in its valuation calculation, give effect for the additional value inherently attributable to the warrant having the “Down Round Protection” mechanisms in its contractual arrangement.

However, additional valuation models and techniques have been developed and are widely accepted that take into account the additional value inherent in “Down Round Protection.” These widely accepted techniques include “Modified Binomial”, “Monte Carlo Simulation” and the “Lattice Model.” The “core” assumptions and inputs to the “Binomial” model are the same as for “Black-Scholes”, such as trading volatility, remaining term to maturity, market price, strike price, and risk free rates; all Level 2 inputs.  Fair value measurements are classified according to the lowest level input or value-driver that is significant to the valuation. A measurement may therefore be classified within Level 3 even though there may be significant inputs that are readily observable. However, a key input to a “Binomial” model (in our case, the “Monte Carlo Simulation”, for which we engage an independent valuation firm to perform) is the probability of a future capital raise.  By definition, this input assumption does not meet the requirements for Level 1 or Level 2 outlined above; therefore, the entire fair value calculation is deemed to be Level 3 under accounting requirements due to this single Level 3 assumption. This input to the Monte Carlo Simulation model, was developed with significant input from management based on its knowledge of the business, current financial position and the strategic business plan with its best efforts.

As discussed above, financial liabilities are considered Level 3 when their fair values are determined using pricing models or similar techniques and at least one significant model assumption or input is unobservable.  For the Company, the only Level 3 financial liability is the derivative liability related to the common stock purchase warrants directly related to the Series C Preferred Stock for the warrant contract includes “Down Round Protection” and they were valued using the “Monte Carlo Simulation” technique.

Income Taxes

The Company accounts for income taxes under FASB ASC Topic 740 “Income Taxes”.  Under FASB ASC Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The Company regularly assesses the likelihood that its deferred tax assets will be realized from recoverable income taxes or recovered from future taxable income.  To the extent that the Company believes any amounts are not more likely than not to be realized through the reversal of the deferred tax liabilities and future income, the Company records a valuation allowance to reduce its deferred tax assets.  In the event the Company determines that all or part of the net deferred tax assets are not realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made. Similarly, if the Company subsequently realizes deferred tax assets that were previously determined to be unrealizable, the respective valuation allowance would be reversed, resulting in an adjustment to earnings in the period such determination is made.

Recent Accounting Pronouncements

Since January 1, 2013, there have been several new accounting pronouncements and updates to the Accounting Standards Codification.  Each of these updates has been reviewed by Management who does not believe their adoption has had or will have a material impact on the Company’s financial position or operating results.

Executive Compensation Agreements

We have executive compensation agreements with 3 original executives. We own three separate life insurance policies (Flexible Premium Multifunded Life), each with a face amount of $3,000,000. We pay all scheduled monthly premiums and retain all interests in each policy. If an insured employee were to die, we would pay the employee’s designated beneficiary an annual survivor’s benefit of $300,000 per year for 10 consecutive years after the employee’s death.

Employee Benefit Plan

We have a 401(k) plan that covers substantially all employees. Plan participants can make voluntary contributions of up to 15% of compensation, subject to certain limitations, and we match a portion of employee contributions. Total contributions to the plan for the years ended December 31, 2013 and 2012 were approximately $62,007 and $22,925 respectively, not including forfeitures that are applied to the contributions by the Company.

Financial Condition and Liquidity

As of December 31, 2013, we had cash and cash equivalents of $7,004,000, compared to $4,471,000 at December 31, 2012, an increase of $2,533,000.  The increase is primarily attributable to the closing of the 2nd and 3rd rounds of financing related to the sale and issuance of the Series D Preferred Stock in January and February 2013, resulting in total net proceeds of $5,452,000, offset by net use of cash in operations for the year ended December 31, 2013 of $3,165,000.  We continue to use our revolving line of credit to fund operations and increased our end of year balance by $1,407,000 over the prior year balance.  As of December 31, 2013 our available borrowings under our revolving line of credit were $497,000.

The goal of the Company from a liquidity perspective is to use operating cash flows to fund day to day operations.  In both 2013 and 2012 we have not met this goal as cash flow from operations has been a net use of $3.2 million and $3.4 million, respectively.  Our high use of cash over the past two years has been predominantly caused by a slower than expected pace of revenue growth, increased costs associated with acquisitions and integration of the acquisitions.  The Company is still focused on achieving its liquidity goal.

Working capital was $4,177,000 and $3,627,000, at December 31, 2013 and 2012, respectively, an increase of $550,000. The increase is driven primarily by an increase in cash on hand as a result of the 2nd and 3rd rounds of the Series D Preferred Stock financing and an increase in costs and estimated earnings in excess of billings of $656,000; offset by an increase in the outstanding balance on the line of credit of $1,407,000 and an increase in accounts payable and accrued expenses of $909,000.

 Non-current liabilities at December 31, 2013 are $817,000, and primarily consist of a derivative liability related to the current valuation of all outstanding common stock purchase warrants, of $727,000. Shareholders’ Equity was $16,922,000 at December 31, 2013 (representing 68.7% of total assets), compared to a balance at December 31, 2012 of $16,445,000 (representing 71.3% of total assets).

Line of Credit

The Company closed on a new asset based revolving line of credit on July 5, 2013 with a financial institution, increasing the borrowing base to 80% of eligible receivables or $3,000,000. In accordance with this new facility, the Company is required to maintain a compensating balance of $3 million on account at this financial institution.  However, the loan terms include a release provision on the compensating balance, reducing it as the Company meets net operating income thresholds set forth in the loan agreement.

Cash Flows from Operating Activities

During the year ended December 31, 2013, net cash used in operating activities was $3,160,000 as compared to net cash used in operating activities of $3,362,000 during the year ended December 31, 2012, a decrease of $202,000.  The net cash used during 2013 was primarily attributable to: i) the net loss of $6,126,000, ii) increased by the non-cash impairment charge of $4,710,000 and decreased by the non-cash income from change in value of derivatives $2,150,000, iii) the increase in accounts payable and accrued expenses of $914,000, and iv) the increase in costs and estimated earnings in excess of billings of $656,000.

Cash Flows from Investing Activities

Cash used in investing activities during the year ended December 31, 2013 was $1,166,000 and was comprised primarily by the funding of a project that was in progress at year end in the amount of $859,000 and the cash paid in connection with the acquisition of Root9B (see discussion above) of $348,000.  The project that was in progress was a solar project that was worked on during 2013 and had final completion and was placed in service in January 2014. The solar project is structured where the Company has executed a Power Purchase Agreement (PPA) with the customer which provides for ongoing revenue over a 25 year period.

Cash Flows from Financing Activities

Cash provided from financing activities of $6,859,000 for the year ended December 31, 2013 was comprised primarily of the 2nd and 3rd issuances of the Series D Preferred Stock in January and February 2013, respectively, with net proceeds of $5,452,000 and net proceeds from use of the line of credit of $1,407,000.

The following table represents the company’s most liquid assets:

	2013	2012
Cash and cash equivalents	$7,003,773	$4,471,102
Marketable securities	36,510	31,107
Investment in cost method investee	100,000	100,000
	$7,140,283	$4,602,209

We will need to raise additional funds in order to fund future business acquisitions and we may need to raise additional funds in future years for operations unless positive cash flow is achieved.  Financing transactions may include the issuance of equity or debt securities, and obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock, or if the Company continues to incur losses could make it more difficult to obtain financing through the issuance of equity or debt securities.  Furthermore, if we issue additional equity or debt securities, stockholders will likely experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. The inability to obtain additional financing may restrict our ability to grow. If we are unable to obtain additional financing, we will be required to further curtail our plans to acquire additional businesses.

Outlook

The Company has spent the past two years pulling together core pieces that were needed for a baseline of expertise for all of our targeted services and solutions.  Integration of the acquired businesses, from an operational aspect, has been accomplished and areas for synergistic cross selling will be sought as we move forward in 2014.  The segments we focus on, cyber, energy, and business solutions, are areas where rapid change, visibility, and criticality continue to increase which continues to generate areas of significant opportunity for the Company.  A priority will be for us to continue to expand our expertise in our core areas while keeping pace with the changing environment so that our solutions continue to be relevant and show value.

As we continue to work with clients we see an increased emphasis on mitigating risk, controlling costs effectively, improving performance, and managing the complex regulatory/compliance environments that continue to change. Across all industries we see an increase in automation (computers, PDA’s, robotic production lines, communication devices, etc.).  With this increase in automation we see that energy and cyber security initiatives are moving to the top of the priority list for company initiatives.  Drivers related to energy management are becoming a critical part of strategic (disaster recovery, business continuity) and financial (cost control and management) initiatives as the importance of energy is now a “life-line” that businesses must account for in order to survive.  This increase in automation has moved cyber security to the forefront for companies in relation to risk and impact.  Automation within organizations has developed quickly and the need to use automation to increase work efficiency and also provide for more accessibility, has now increased business and financial risk exponentially.  Understanding cyber risks, exposures and managing them is one of the most complex issues in business today.  The ongoing trend is that cyber is also moving into the regulatory/compliance arena beyond what it has traditionally been.  We see these trends being a good fit for our business model although we cannot assure that we can fully take advantage of the same.

Being versed in all of these areas (cyber security, energy, and business performance) and understanding the inter-dependencies is a unique positioning that Premier has and can lead to being a differentiator for our business.  Our ability to integrate our organization completely across our business segments and leverage our expertise to create solutions that account for all areas will be a central focus for the organization in 2014.   In doing this, we will execute on our initiatives designed to increase our relevancy with customers and strengthen our value proposition in the market.

Contractual Obligations

As of December 31, 2013, our contractual obligations consisted of the following lease and other contractual obligations:

2014	$492,281
2015	$408,137
2016	$252,727
2017	$189,767
2018	$47,933
The leases cover office premises and leased vehicles.  Of these leases a total of $20,706 is allocated for vehicle leases and $1,213,087 is for office premises. Non-cancellable contracts with talent acquisition search engines account for $40,405 of the obligations.  The above schedule of contractual obligations does not include dividends on preferred stock as they have not been declared and, further, at the Company’s option may be paid in shares of the Company’s common stock.  We have several employment agreements in place with key management which are in the normal course and have not been included in the above table.

As described above, we have a loan agreement for a line of credit with a financial institution providing for a maximum line of credit of $3,000,000 as of December 31, 2013.

Off-Balance-Sheet Arrangements

The 7% Series B Convertible Preferred Stock accrues 7 percent per annum dividends. Dividends are payable annually in arrears.  At December 31, 2013, $56,840 of dividends has accrued on these shares, respectively.  However, they are unrecorded on the Company’s books until declared. On January 16, 2014, we declared dividends on our Convertible Series B Preferred Stock and we paid the dividends in shares of our common stock.  On January 16, 2014, we issued 98,003 shares of our common stock to the 7% Series B Convertible Preferred Stockholders.

The 7% Series C Convertible Preferred Stock accrues 7 percent per annum dividends. Dividends are payable annually in arrears. At December 31, 2013, $350,000 of dividends has accrued on these shares. However, they are unrecorded on our books until declared. On January 16, 2014, we declared dividends on our 7% Series C Convertible Preferred Stock and we paid the dividends in shares of our common stock.  On January 16, 2014, we issued 603,448 shares of our common stock to the 7% Series C Convertible Preferred Stockholders.

As of December 31, 2013, and during the prior year then ended, there were no transactions, agreements or other contractual arrangements to which an unconsolidated entity was a party under which we (1) had any direct or contingent obligation under a guarantee contract, derivative instrument, or variable interest in the unconsolidated entity, or (2) had a retained or contingent interest in assets transferred to the unconsolidated entity.

BUSINESS

OVERVIEW

We are a provider of Cyber Security, Energy, and Business Advisory Solutions delivering integration and consulting services. We help clients in diverse industries improve performance, comply with complex regulations, reduce costs, leverage and integrate technology, and stimulate growth. We team with our clients to deliver sustainable and measurable results. Our primary focus is using our expertise on issues related to three key areas for customers; (i) Cyber security, (ii) energy services, and (iii) performance, risk and compliance initiatives.  We work with our customers to assess, design, and provide customized advice and solutions that are tailored to address each client’s particular needs. We provide solutions and services to a wide variety of organizations including Fortune 500 companies, medium-sized businesses and governmental entities.

We were incorporated on January 5, 2000 as Continuum Group C Inc. under the laws of the State of Nevada. Prior to November 5, 2004, we had not engaged in any business operations other than organizational activities; and other than issuing shares to stockholders, we never commenced operational activities. On November 5, 2004, we consummated a share exchange agreement dated as of October 12, 2004, among us, Premier Alliance Group, Inc., a North Carolina corporation (‘‘North Carolina Premier’’), and the shareholders of North Carolina Premier. As a result, North Carolina Premier merged with us and our name was changed to Premier Alliance Group, Inc. Premier Alliance Group commenced operations in 2000.  We were founded by a group of experienced consultants that specialized in technology and financial services.  In November 2004 we became a publicly traded company.  In 2011, we were re-domiciled under the laws of the state of Delaware. We have grown significantly since starting up through both organic growth and strategic acquisitions of complementary businesses in energy and cyber security.  Significant acquisitions we have completed include Greenhouse Holdings, Inc. in March 2012, Ecological, LLC in December 2012 and Root9B, LLC in November 2013.

Our team is made up of senior individuals that have deep experience and training as engineers, technology specialists, analysts and business and project consultants.  We have hired our experienced professionals from a wide variety of organizations and key industries, which include financial services, utilities, life science, technology, government and healthcare.

OUR SERVICES

We are a provider of Cyber Security, Energy, and Business Advisory Solutions.  Our services and solutions target improving productivity, mitigating risk and maximizing profits by addressing core areas for businesses, primarily cyber security, energy management, and performance/risk/compliance related initiatives.

During 2013 we provided our services through two operating segments: Business Advisory Solutions and Energy Solutions.  For the year ended December 31, 2013, 55% of our revenue was generated from Business Advisory Solutions and 45% from Energy Solutions.

In November 2013 the Company acquired Root9B, LLC, a company specializing in Cyber Security Services, a strategic addition to expand capabilities related to our Business Advisory Solutions.  As a result of this acquisition, beginning in 2014, the Company will report information as three operating segments: Cyber Security Solutions, Energy Solutions, and Business Advisory Solutions.  As the acquisition of Root9B occurred very late in 2013, the operating results attributable to Root9B were immaterial.

Business Advisory Solutions

Our Business Advisory Solutions team focuses on delivering solutions in two key areas, (i) Governance, Risk & Compliance (GRC) and (ii) Business Performance & Technology (BPT) as we assist clients with Risk Management, Compliance, Organizational Effectiveness, and Information Management.  The GRC group works to assist our customers with compliance by applying our expertise of various regulations and deploying processes and automation.  Similarly, we have deep expertise in risk assessment and work with our customers to develop solutions and structures to evaluate and mitigate risk.  The BPT group focuses on partnering with our customers and delivering solutions to improve business processes, increase productivity and assist in the integration of technology.  A typical customer of ours is an organization with complex business processes, large amounts of data to manage, and change driven by regulatory or market environments, or strategic, growth and profitability initiatives.  Key areas of focus continue to be large, mandated regulatory efforts including complying with the Sarbanes-Oxley Act of 2002 (SOX), BASEL ACCORDS (for financial institutions), energy and environmental mandates, and the Dodd-Frank Wall Street Reform and Consumer Protection Act which can impact organizations across many aspects including risk assessment and management, business processes and work flow, as well as data management, data capture and reporting.

Our team members in Business Advisory Solutions have extensive experience in the GRC and BPT disciplines and come from a wide variety of industries.  Their knowledge and expertise allows us to deliver successful, value added solutions to our customers.  Our core capabilities in the GRC group include enterprise risk management, control and governance frameworks, internal audit services and regulatory and compliance efforts.  The BPT group provides expertise and services in areas that include business process re-engineering and workflow analysis, business intelligence, data analytics, organizational effectiveness and system planning.

Energy Solutions

The Energy Solutions (ES) team works with our customers to assess, design and install processes and automation to address energy regulation, strategy, cost, and usage initiatives.   We also provide ASRHAE Level II audits and retro commissioning reports as part of our LL87 compliance services in New York City. In addition our ES team works with utilities to manage utility programs.  Examples of solutions and areas of expertise include automated demand response systems and demand side management systems. These systems apply technology to respond to events, scenarios or data patterns automatically adjusting the use of energy in the most efficient manner.    We also have an expertise in energy compliance and assist building owners by providing energy audit services that meet regulatory compliance.  Our teams will complete the audits, provide the reporting and results and then help develop plans to ensure compliance in the future.

Our customers include companies in the commercial sector, not for profit entities and local municipalities.  Our team also has deep knowledge of the current and future needs of the federal government, particularly the Department of Defense, and we continue to develop those relationships.

Our ES team members have extensive experience in the efficient use of energy as well as the distributed generation and renewable energy markets.  Their knowledge and expertise allows us to deliver direct savings solutions to our customers.  Our capabilities in the ES group include assisting local utilities and companies with their energy program management, expansion and implementation of demand side management programs, providing fully integrated energy audits, developing and implementing alternative energy programs, developing and implementing solar and co-generation programs, and advising entities in any area of their energy programs.

OUR ACQUISITION STRATEGY

We are focused on balanced growth with a priority on driving growth in revenue and profitability in our existing businesses along with the acquisition of complementary businesses.  In recent years, we have made several targeted acquisitions seeking to expand the depth, scope and position of our business to achieve growth in both our revenues and profitability.  We have made 3 strategic acquisitions in the last two years and in 2014 we will be operating three business segments, 1) Business Advisory Solutions 2) Energy Solutions and 3) Cyber Security Solutions.  We believe these three lines of business position us well for future growth.  These segments and our solutions are complementary and give us the opportunity to cross sell across the business lines and provide our customers with core solutions and greater value.  We will continue to assess complementary acquisition opportunities but we expect that acquisition activity will not be a priority over the next two years.  Acquisitions completed in 2012 and 2013 are described below.

Energy Solutions - GreenHouse Holdings, Inc.

On March 5, 2012, we consummated the Agreement of Plan and Merger (“Merger Agreement”) with GreenHouse Holdings, Inc. (“GHH”).  GHH is a provider of energy efficiency and sustainable facilities services and solutions and audits, designs, engineers and installs products and technologies that enable its clients to reduce their energy costs and carbon footprint.  GHH is focused on industrial, commercial, government and military markets in the United States and abroad.

Energy Solutions - Ecological, LLC

On December 31, 2012, through our wholly owned subsidiary, Ecological Partners, LLC, a New York limited liability company (“EPLLC”), created for the sole purpose of effectuating the acquisition, we purchased substantially all of the assets of Ecological LLC., (“Ecological”) a Delaware limited liability company, pursuant to an Asset Purchase Agreement dated November 15, 2012 (the “Agreement”).  One of the principals of Ecological, Joseph Grano, Jr., accepted the position as our Chairman of the Board of Directors upon close of the transaction.

Ecological develops and implements energy sustainability action plans for real estate portfolios, buildings, and tenants in order to reduce costs, improve efficiency, achieve regulatory compliance, and increase value. Ecological’s services range from metering and monitoring, to in-depth energy audits and analysis, to assisting retrofit projects.

On December 9, 2009, New York's City Council passed legislation known as the Greener, Greater Buildings Plan (GGBP). This legislation requires all buildings in New York City that are 50,000 square feet or larger to benchmark energy and water consumption, perform an audit and retro-commissioning of base building systems, perform a lighting upgrade, and install sub-meters. Under the GGBP, NYC Local Law 87 requiring Energy Audits & Retro-commissioning processes went into effect on January 1, 2013. Building owners who must comply with this law are required to conduct an energy audit, conduct a retro-commissioning (review to ensure original systems are operating at peak performance), and submit an energy efficiency report.  Ecological is providing all of these services to building owners in the New York City market.

Root9B, LLC

On November 22, 2013, we, through a wholly owned subsidiary, consummated an Agreement and Plan of Merger with Root9B LLC, (“Root9B”) a Colorado corporation.  Pursuant to the Agreement, Root9B Partners, LLC merged into Root9B, which became our wholly owned subsidiary. Pursuant to the Agreement, we paid Root9B’s former members an aggregate of (a) $343,000 in cash, and (b) 2,241,935 restricted shares of our common stock.  We committed a total of $900,000 to Root9B for working capital and also entered into employment agreements with two key employees of Root9B.

Root9B is a dynamic provider of cyber security and advanced technology training capabilities, operational support and consulting services. With offices currently in Colorado Springs, Colorado and San Antonio, Texas, Root9B services US Government and commercial organizations around the world.  Their services range from cyber operations assessments, analysis and testing, to complete cyber training, forensics, exploitation, and strategic defense planning.  Root9B’s personnel are internationally recognized providers of cyber services across the Defense, Civil, Intelligence and Commercial communities achieving intelligence requirements for missions and enterprises globally.  Its business is primarily with agencies of the US government and we believe Root9B’s services can be extended to public and private businesses.  Root9b capabilities include but are not limited to:

• Vulnerability Assessment & Penetration Testing	• Network Defense Operations
• Computer Forensics	• Malware Analysis & Reverse Engineering
• Forensic Data Analysis	• Mobile Forensics
• Tool Development	• Mobile Cyber Protection
• SCADA Security Operations	• Wireless Technology Support
• Compliance Testing	• Data Breach Prevention & Remediation
• Cyber Policy Assessment & Design	• Curriculum Development

OTHER DEVELOPMENTS

Between December 26, 2012 and February 26, 2013, we closed an offering of Series D 8% Redeemable Convertible Preferred Stock (“Series D Preferred Stock”) to accredited investors. We sold an aggregate of 13,126 shares of Series D Preferred Stock and issued warrants to purchase an aggregate of 4,375,392 shares of our common stock, with an exercise price of $1.125 per share, for gross proceeds of $13,126,001.  In connection with the sale of these securities, $1,312,600 was paid and warrants to purchase an aggregate of 1,750,135 shares of our common stock were issued, with an exercise price of $1.125 per share, to a registered broker. In addition, $126,350 in fees relating to the offering was paid. We received net proceeds of $11,687,051.  We used $2,000,000 of these net proceeds for the acquisition of Ecological, LLC, which closed on December 31, 2012.  We targeted the balance of the proceeds for working capital and future mergers and acquisitions.

Liquidity and Capital Resources

As of March 31, 2014, we had cash and cash equivalents of approximately $3,250,000, compared to approximately $7,004,000 at December 31, 2013, a decrease of $3,754,000.  The decrease is primarily attributable to the net use of cash in operations for the quarter ended March 31, 2014 of $2,238,000 and reduction of the outstanding balance on the line of credit in the amount of $1,477,000.  As of March 31, 2014 our available borrowings under our revolving line of credit were $1,755,000.

Overall, our revenues were down this quarter, compared to revenues for the same quarter a year ago, by $834,000, or 14.7%.  This quarter’s revenues include $762,000 in revenues from our acquisition of Root9B on November 22, 2013.  In the same quarter of the prior year, we had not yet acquired Root9B.  For comparison purposes, our revenues this quarter from comparable operations engaged in during the same quarter last year were down $1,596,000, or 28.2%.

The primary cause of this reduction in our revenues was a significant reduction in activity experienced in our Energy Services segment, and principally that segment’s West Coast operations. Among the factors causing this downturn is the reduction in revenue, as compared to the same quarter in the prior year, related to the implementation of auto demand response (ADR) systems in California.  During 2013, the state of California altered the ADR program and incentives to corporations for implementing this type of energy saving system and as a result the demand for this business has dropped significantly.  During the first quarter of 2014, the Company had no revenue from ADR systems work.  Additionally, during the first quarter of 2013, the Company had a large contract with a customer to retrofit an old facility that generated approximately $900,000 in revenue and was completed in 2013.  There was not a similar sized large retrofit project during the first quarter of 2014.

Although the downturn in revenues from continuing operations was disappointing, we have taken, and are taking, steps to address the factors giving rise to these results.  Among other things, we have made significant organizational changes in the Energy Services segment’s west coast operations group to better align our skills and talents with opportunities and job roles and responsibilities.  In addition we have narrowed the focus of our energy service offerings in an effort to increase efficiencies and returns.  As a part of these organizational shifts, at present our CEO, who has experience in the energy business, has assumed a leadership role for the Energy Services segment.  Also, we have implemented a more robust process for review and evaluation of the project pipeline, which we believe will build in better targeting and accountability and increase our overall sales efficiency.  As these are significant changes, they will take time to be fully effective, but we believe they will position the Energy Services segment to deliver improved results in the future.

Two potential consequences that follow from the downturn in our revenues are, first, an impairment to goodwill attributed to the Energy Services segment, and second, significant liquidity pressures.

  While we have concluded that there is no impairment to goodwill related to the Energy Services segment at this time, if our plans and efforts to slow the trend of reduced revenue for the segment are not successful, we may, in the future, need to further reduce the amount of goodwill attributable to the Energy Services segment.

Our objective from a liquidity perspective is to use operating cash flows to fund day to day operations.  In both the first quarter of 2014 and 2013 we did not achieve this objective, as cash flow from operations in the first quarter of 2014 and 2013 has been the net use of $2.2 million and $0.6 million, respectively.  Our high use of cash has been predominantly caused by a slower than expected pace of revenue growth, increased costs associated with acquisitions and higher than anticipated costs associated with the integration of recent acquisitions.  The Company is taking steps to try to improve its liquidity in the remaining quarters of 2014.  Specifically, we are focused on controlling expenses by implementing more detailed review processes and curtailing non-essential expenditures. Additionally, as discussed above, we are working with the Energy segment to enhance revenue opportunities and build a stronger pipeline.  Additionally, we are exploring various financing alternatives to supplement our existing line of credit and provide additional borrowing capacity.   Although we believe these efforts will enhance revenue and liquidity, and avoid the need for any further impairment of goodwill, there is no assurance that we will be successful in implementing these efforts and, even if we should be successful in implementing these efforts, the anticipated enhancements to revenue and liquidity, and the avoidance of any further impairment of goodwill, may not be achieved.

Working capital was $3,090,000 and $4,177,000, at March 31, 2014 and December 31, 2013, respectively, a decrease of $1,087,000. The decrease is driven primarily by the decrease in cash from operations of $2,238,000, offset by decreases in the outstanding balance on the line of credit of $1,477,000.

 Non-current liabilities at March 31, 2014 are $1,235,000, and primarily consist of a derivative liability related to the current valuation of all outstanding common stock purchase warrants, of $1,144,000. Shareholders’ Equity was $15,363,000 at March 31, 2014 (representing 72.5% of total assets), compared to a balance at December 31, 2013 of $16,922,000 (representing 68.9% of total assets).
Working capital was $3,090,000 and $4,177,000, at March 31, 2014 and December 31, 2013, respectively, a decrease of $1,087,000. The decrease is driven primarily by the decrease in cash from operations of $2,238,000, offset by decreases in the outstanding balance on the line of credit of $1,477,000.

 Non-current liabilities at March 31, 2014 are $1,235,000, and primarily consist of a derivative liability related to the current valuation of all outstanding common stock purchase warrants, of $1,144,000. Shareholders’ Equity was $15,363,000 at March 31, 2014 (representing 72.5% of total assets), compared to a balance at December 31, 2013 of $16,922,000 (representing 68.9% of total assets).

Cash used from financing activities of $1,477,000 for the quarter ended March 31, 2014 was due to the net payments made to reduce the balance outstanding on the line of credit.

We are exploring additional sources of financing as we may need to raise additional funds in order to fund future business acquisitions or operations in the event our plans for improved cash flow are not achieved..  Financing transactions may include the issuance of equity or debt securities, and obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock, or if the Company continues to incur losses could make it more difficult to obtain financing through the issuance of equity or debt securities.  Furthermore, if we issue additional equity or debt securities, stockholders will likely experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. The inability to obtain additional financing may restrict our ability to grow. If we are unable to obtain additional financing, we will be required to further curtail our plans to acquire additional businesses.

OUR STRATEGY

Our core business focus is to provide business performance solutions in our Cyber Security, Energy and Business Advisory segments .Our approach is solutions based and results driven. We focus on acquiring top talent in core areas which include: cyber security, energy services, risk/compliance/regulatory, business performance and processes, all with a focus on increasing profit and mitigating risk. Our sales and delivery organization works with customers closely to understand the business initiatives or issues they are dealing with in relation to these areas. Our goal is to provide industry specific expertise as well as functional expertise in these core disciplines to allow for successful efforts.

Our typical customers have historically been Fortune 500 companies (including AIG, Southern California Edison, Duke Power, Bank of America, and Wells Fargo), and they continually seek expertise and knowledge in areas such as project planning/management, business consulting, and business analysis, evidenced by repeat business with these clients exceeding 70%. With our recent acquisitions, we are better positioned to additionally service emerging business and the mid-market arena, especially as it relates to life sciences, biotech and technology focused companies.

In providing services and solutions, we have five key functional areas or groups that ensure successful delivery and support to our customers:
(a)   Talent Acquisition — continuously sources and identifies additional key resources we hire as we expand our business and capabilities;

(b)   Business Development — working with our customers in a consultative approach to understand the clients business and identify opportunities where we can assist and provide our services and solutions;

(c)   Service Leaders — our professionals who work with customers on strategic and complex issues related to our core capabilities

(d)   Consultants/Engineers — our professionals that ultimately deliver the services and solutions to our customers.

(e)    Operations – our team that provides back office support for the enterprise, including finance, Human Resources (“HR”) and financial reporting.

Talent Acquisition

Our success depends on our ability to hire and retain qualified employees, specifically our experts with deep knowledge in our key lines of business. Our Talent Acquisition team contacts prospective employment candidates by telephone, through postings on the internet, and by means of our internal recruiting software and databases. For internet postings, we maintain our own web page at www.premieralliance.com and use other internet job-posting bulletin board services as well as professional and social networking sites. We use a sophisticated computer application as our central repository to track applicants’ information, manage skills verification, and obtain background checks. We only hire candidates after they have gone through a rigorous qualification process involving multiple interviews and screening.

Business Development and Service Leaders

Our Business Development team and Service Leaders are our primary interface with the customer, prior to delivery of services or solutions. We develop and maintain business relationships by building knowledge on our clients businesses, environment and strategic direction as it relates to our core capabilities.  Our Business Development team and Service Leaders access the same central repository system as our talent acquisition team to track opportunities and client initiatives — this allows us to link all information together to manage the process efficiently and effectively and provide our customers with the appropriate expertise for their project.

Consultants/Engineers

Our consultants and engineers deliver solutions to our customers.  They have deep experience and expertise in a given area that is required to meet the objectives for the customer initiatives.  These individuals typically work on the customers site and in partnership with the customer team to deliver the agreed upon services or solutions.

Operations

Our operations team encompasses several core functions, such as HR and Finance. Encompassed in HR is our employee relations function, providing primary support and service for our delivery teams on a daily basis. This support ensures regular interaction and information sharing leading to quality services, better retention, and successful delivery to our clients. Within HR, we perform standard functions, such as benefit administration, payroll, and background processing. Finance provides all financial processing — billing, accounts payable, accounts receivable, and financial reporting.  Our strategy is to centralize all operational functions after any mergers and acquisitions activity.

OUR COMPETITION

The market for professional services and solutions is highly competitive. It is also highly fragmented, with many providers and no single competitor maintaining clear market leadership. Our competition varies by segment, type of service provided, and the customer to whom services are provided. Our competitors fall into four categories: (i) large national or international service firms; (ii) regional specialty firms (GRC, engineering, energy); (iii) software / hardware vendors and resellers; and (iv) internal staff of our customers and potential customers.

CONTRACTS

When servicing customers, we typically sign master contracts for a one to three year period. The contracts typically set rules of engagement and can include pricing guidelines. The contracts manage the relationship and are not indicators of guaranteed work. Individual contracts, Purchase Orders, or Statements of Work, are put in place (under the master agreement) for each engineer, consultant or team assigned to the client site and cover logistics of length of contract, billing information and deliverables for the particular assignment. In most cases, contracts can be terminated by either party by providing ten to thirty days’ advance notice.

To date, we have received a significant portion of revenues from large sales to a small number of customers. During 2013 and 2012, our five largest customers, together comprised approximately 47% and 45% of our total revenues, respectively. Our operating results may be harmed if we are not able to complete one or more substantial sales to any large customers or are unable to collect accounts receivable from any of the large customers in any future period.

EMPLOYEES

As of April 21, 2014, we employed a total of 145 persons on a full time basis.  We believe our employee relations are good.

PROPERTY

Our practice is to lease commercial office space for all of our offices. Our headquarters are located in a modern four-story building in Charlotte, North Carolina. Currently we lease approximately 7,036 square feet of space at that location, under a lease that will expire in March 31, 2018.

 In addition we have offices in:

1.	Winston Salem, North Carolina - lease approximately 2,250 square feet, under a lease that will expire on April 14, 2016.
2.	San Diego, California – lease approximately 2,175 square feet, under a lease that will expire on May 31, 2016.
3.	Los Angeles, California – lease approximately 1,851 square feet, under a lease that will expire on April 30, 2015.
4.	Costa Mesa, California – lease approximately 3,000 square feet, under a lease that will expire on May, 19, 2016.
5.	New York, New York – lease approximately 3,900 square feet under a lease that will expire on December 31, 2014.
6.	San Antonio, Texas – lease approximately 3,800 square feet as an office and training facility that will expire on April 30, 2016.

Most of these facilities serve as sales and support offices and vary in size, depending on the number of people employed at that office. The lease terms vary from periods of less than a year to three years and generally have flexible renewal options. We believe that our existing facilities are adequate to meet our current needs.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

NONE.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our directors and executive officers.

Name	Age	Position	Director Since
Kent F. Anson	55	Chief Executive Officer, Director	2014
Ken Smith	52	Chief Financial Officer
Mark S. Elliott	53	Chief Operating Officer
Brian King	61	Senior Vice President
Graeme Booth	60	President Business Advisory Solutions
John Galt	42	Director Growth Initiatives
Joseph Grano, Jr.	66	Chairman, Director	2012
Harvey Pitt	69	Director	2012
Wesley Clark	70	Director	2012
Kevin Carnahan	56	Director	2011
Gregory C. Morris	53	Director	2008
Patrick M. Kolenik	62	Director	2011
Isaac Blech	64	Director	2011
Cary W. Sucoff	62	Director	2011
Seymour Siegel	71	Director	2012
John Catsimatidis	65	Director	2012

Stated below is the principal occupation of each executive officer and director and the occupational history of each such person for at least the past five years.

Kent Anson, Chief Executive Officer and Director.  Mr. Anson was named CEO of Premier in January 2014 and brings a wealth of experience to this role having held previous roles with Honeywell from 2002-2014, Munters Corporation from 1999-2002 & GE from 1984-1999. While at Honeywell his tenure was highlighted by roles including President of Honeywell DMC, LLC, General Manager of Honeywell Infrastructure Design & Support, VP & GM of Global Energy, VP of Higher Education and Director of Complex Projects.  Prior to joining Honeywell, he worked for GE and Munters Corporation in a variety of positions in General Management, Sales Management, Marketing and Business Development.  He is also a board member of Second Nature, the leader of the American College and University Presidents Climate Commitment (ACUPCC) and past Board member of the National Association of Energy Services Companies (NAESCO), Demand Response and Smart Grid Coalition (DRSG), and IBM Green Sigma.  Mr. Anson earned an undergraduate degree in Marketing & Economics from the University of South Carolina and a MBA from the University of Bridgeport.

Ken Smith, Chief Financial Officer.  Mr. Smith has an extensive financial based background, serving as CFO for Family Dollar Stores from 2007 - 2012, a $9 billion dollar public company. During his 22 year career at the retailer, Mr Smith had a progression of responsibilities and roles that included: financial analyst, director of accounting, controller, VP of information technology, VP of internal audit, and VP of finance.  Mr. Smith started his career with Arthur Young & Co.  Mr. Smith is a CPA and received a Bachelor of Science degree from Wake Forest University.

Mark S. Elliott, Chief Operating Officer. Mr. Elliott has over 30 years of experience encompassing business, technology, finance, and strategy.  In that time, Mr. Elliott has worked with such Fortune 500 companies as J. C. Penney Company, Inc. and First Union National Bank, as well as for a number of consulting organizations. He has held positions in a senior management capacity for the past 19 years. Mr. Elliott moved into the consulting arena as a regional specialist and eventually moved into management as a technical director for Contract Data Services (acquired by Vanstar Corporation and subsequently acquired by Inacom Corporation). Thisposition, which he held for five years, involved all aspects of the business from staff management, business development and strategy, to managing the profitability of a region. In this capacity he was a partner responsible for developing the company into a top service provider throughout the Carolina’s servicing Fortune 500 companies such as First Union Corporation, Bank of America Corporation, MCI Communications, Royal and SunAlliance. Mr. Elliott was an original founder of Premier. He served as Chief Executive Officer of Premier until January 2014 and was responsible for corporate direction, M&A activity, and strategic planning and execution.  Mr. Elliott has had financial reporting and processing accountabilities within Premier for over ten years.  He is adept at analyzing and evaluating financial statements and understands internal controls over financial reporting and processing.

Brian King – Senior Vice President. Mr. King has over thirty years of entrepreneurial and management experience in small and mid-cap public and private enterprises.  From 2009 through 2012 he served as Chief Executive Officer and member of the Board of Directors of Ecological an energy and sustainability service’s company.   Ecological was acquired by Premier Alliance in 2012.  From 2004 to 2007 he served as Chief Executive Officer of United Energy Corp, a public company listed on the NASDAQ, which develops and markets specialty chemicals.  From 1996 to 2003, he held key senior executive positions at Concord Camera Corp. in product development, manufacturing, marketing, investor relations, business development and corporate governance including Chief Operating Officer.   Mr. King has taught marketing, management and economic courses at Mercy College, Southern College, St. Francis College, Elizabeth Seton College and Westchester Community College.  Mr. King received a Bachelor of Science in Psychology from the University of Maryland and a Masters in Business Administration from Long Island University.

Graeme Booth – President Business Advisory Solutions.  Mr. Booth has over thirty years of experience gained across a variety of industries including financial services, technology, manufacturing, and professional services. His experience is unique and includes partnerships within PwC, LLP and KPMG, LLP, regulatory and supervisory experience, as well as Chief Executive Officer experience in the technology sector. While in professional services, he held international, national, and service leadership positions and was responsible for client service and delivery on a number of key accounts in financial services and technology. In addition, his practice leadership responsibilities spanned practice management, human resource management, business planning, internal risk management, and delivery. At Premier Alliance, Mr. Booth is responsible for leading the development and implementation of the Company’s practice area capability and is charged with driving activities around branding and market positioning.

John Galt – Director Growth Initiatives. Mr. Galt has over twenty years of experience gained across a variety of industries and positions in energy efficiency, sustainable building, and the security and intelligence sectors. Mr. Galt founded the Galt Corporation which was a development company that worked on over 100 projects nationwide in relation to energy efficiency or sustainable solutions retrofits.  His experience uniquely includes time in the security and intelligence sector for the government and provides keen insight to the requirements and logistics involved with energy mandates related to this particular sector.  Mr. Galt sits on the Board of Naval Special Warfare Family Foundation, is a certified Green Building Professional and a member of the U.S. Green Building Council and was most recently the CEO of GHH prior to merging with Premier Alliance.

Joseph Grano, Jr., Chairman.  Mr. Grano, Chairman and Chief Executive Officer of Centurion Holdings since 2004, was previously the Chairman and Chief Executive Officer of UBS Financial Services (formerly UBS PaineWebber). Mr. Grano is a former Chairman of the NASD Board of Governors; member of the NASD’s Executive Committee; and was appointed in 2002 by President George W. Bush to serve as Chairman of the Homeland Security Advisory Council. He began his Wall Street career with Merrill Lynch after serving in Vietnam as a member of the U. S. Special Forces (Green Berets). Mr. Grano holds Honorary Doctor of Law degrees from Pepperdine University and Babson College as well as Honorary Doctor of Humane Letters degrees from Queens College, City University of New York, and Central Connecticut State University. In addition he holds an Honorary Doctor of Business Administration degree from the University of New Haven.  Mr. Grano is on the board of directors for Medgenics Inc where he is chair of the nominating and governance committee and a member of the compensation committee.  Mr. Grano is the current non-executive Chairman of the Board for Premier Alliance Group.

Isaac Blech, Director, Vice Chairman. Mr. Blech, over the past three decades, has established some of the leading biotechnology companies in the world. These include Celgene Corporation, ICOS Corporation, Nova Pharmaceutical Corporation, Pathogenesis Corporation, and Genetics Systems Corporation.  Collectively, these companies have produced major advances in a broad array of diseases including the diagnosis and treatment of cancer, chlamydia, sexual dysfunction, cystic fibrosis, and AIDS.  Celgene Corporation is one of the world’s leading cancer and hematology companies and has a current value in excess of $55 billion.  ICOS Corporation discovered the drug Cialis, and was acquired by Eli Lilly and Company for over $2 billion. Nova Pharmaceutical Corporation developed a new treatment for brain cancer, and after merging with Scios Corporation, was purchased for $2 billion by Johnson and Johnson. Pathogeneses Corporation created TOBI for cystic fibrosis, the first inhaled antibiotic approved by the Food and Drug Administration, and was acquired by Chiron Corp for $660 million.  Genetics Systems Corporation developed the first inexpensive and accurate test to diagnosis chlamydia, allowing tens of thousands of babies to be born to women who otherwise would have become sterile from pelvic inflammatory disease.  Genetics Systems was acquired for approximately 3% of Bristol Myers’s stock. Mr. Blech is currently a major shareholder and board member of ContraFect Corporation, Cerecor, Inc., Edge Therapeutics and Centrexion Corporation, all private companies.  Mr. Blech is on the board of directors for The SpendSmart Payments Company, Medgenics Inc., RestorGenex Corporation and Premier Alliance Group, all public companies.  Mr. Blech serves as the chair of the nominating committee for SpendSmart, RestorGenex, and Premier Alliance, is on the compensation committee for SpendSmart and Medgenics, and is on the nominating committee for Medgenics.

Kevin Carnahan, Director. Mr. Carnahan is a past senior managing partner at Accenture LLP where he led the systems integration business up until 2009.  During his time at Accenture LLP, Mr. Carnahan also led Client Service Delivery and Quality for Financial Services, including Management Consulting, Technology (Systems Integration and IT Outsourcing) and BPO.  Prior to that, he led several financial services teams in Europe.  Mr. Carnahan serves on the Board of Premier Alliance Group and is on the compensation committee as well as serves as a director on three non-profit organizations.

John Catsimatidis, Director. Mr. Catsimatidis has been the Chairman and CEO of the Red Apple Group since 1986 and United Refining Company since 1987. Mr. Catsimatidis started out from the ground floor in the supermarket business. Since acquiring the Gristedes supermarkets in 1986, he has built Red Apple Group into an organization with diversified business holdings including oil refining and distribution, corporate jet leasing, convenience stores, the Hellenic Times newspaper and various real estate holdings. Mr. Catsimatidis founded and co-chairs the Brooklyn Tech Endowment Foundation, oversees the John Catsimatidis Scholarship Fund of the New York University Stern School of Business and sits on the Board of Trustees of the New School’s Milano School for Management and Urban Policy and the Executive Committee of the Columbia University Medical Center Board of Visitors.  Mr. Catsimatidis has also served with several public companies in the past: as Chairman and CEO for United Refining Energy Corp, as a director of U.S. Corrugated, Inc. and currently is on the Board of Directors and is a member of the Nominating Committee of Premier Alliance Group.

Wesley Clark, Director. General Clark serves as Chairman and CEO of Wesley K. Clark & Associates, a strategic consulting firm he founded in 2004, Co-Chairman of Growth Energy, senior fellow at UCLA's Burkle Center for International Relations, Chairman of Clean Terra, Inc., and Director of International Crisis Group. General Clark serves as a member of the Clinton Global Initiative's Energy & Climate Change Advisory Board, and ACORE's Advisory Board.  General Clark retired a four star general after serving 38 years in the United States Army. He served in a number of significant staff positions, including service as the Director of Strategic Plans and Policy (J-5) and in his last assignment as Supreme Allied Commander Europe.  His awards include the Presidential Medal of Freedom, Defense Distinguished Service Medal (five awards), Silver Star, Bronze Star, Purple Heart, honorary knighthoods from the British and Dutch governments, and numerous other awards from other governments, including the award of Commander of the Legion of Honor (France).  He graduated first in his class at West Point and completed degrees in Philosophy, Politics and Economics at Oxford University (B.A. and M.A.) as a Rhodes Scholar.  He currently serves on the boards of the following public companies and their respective committees: Amaya Gaming out of Canada AMG Advanced Metallurgical Group a Dutch based company (Selection Committee), Bankers Petroleum Ltd out of Canada (Compensation & Governance Committee), BNK Petroleum Inc. (Environmental Committee), Juhl Energy (Audit Committee), Petromanas Energy, Prysmian (Internal Control), Rentech, Inc, and Premier Alliance Group.

Patrick M. Kolenik, Director. Mr. Kolenik has a forty year history working in positions involving all areas of securities trading and management with retail brokerage firms, equities and management of trading desk personnel and investment banking.  Mr. Kolenik is currently the President of Cyndel and Company, an advisory consulting company, and is a General Partner in Huntington Laurel Partners, a hedge fund, and over the past 5 years provides management consulting services independently.  Prior to this he held a variety of roles at Sherwood Securities where he progressed to Chairman and CEO.  Mr. Kolenik was also the President of WinCapital Corporation, a full service brokerage firm.  He has served as a board member for Sherwood Securities, Paradigm Medical, and WinCapital Corporation in the past and currently serves on the board for SpendSmart Payments Company and Premier Alliance Group.  Mr. Kolenik is a member of the compensation committee for SpendSmart Payments and Premier Alliance Group.

Gregory C. Morris, Director. Mr. Morris has worked in positions involving finance, investments, benefits, risk management and human resources for more than 30 years. Since 2013 he has been the Vice President of Administration at Swisher Hygiene (a NASDAQ and Toronto Stock Exchange, company).  From 2011 to 2012 he was a Vice President of Sales Human Resources for Snyder’s-Lance, Inc. (a NASDAQ listed company with revenues over $1.7 billion). Prior to this he held the positions of Vice President-Human Resource Operations and Senior Director-Benefits and Risk Management for Lance, Inc for 15 years prior to a merger with Snyders.  At Lance, Mr. Morris has served as the Chairman of the Risk Management Committee, chaired the Business Continuity Plan Steering Committee, and was a member of the Corporate Mergers & Acquisitions team.   Prior to joining Lance, Greg held various positions with Belk Stores, Collins & Aikman and Laporte plc. Greg also serves as a board member for the Second Harvest Food Bank of Metrolina.  Mr. Morris currently serves on the audit committee for Premier Alliance Group as well as is the chair of the compensation committee.

Harvey Pitt, Director. Mr. Pitt served as the 26th Chairman of the Securities and Exchange Commission (the “SEC”) from 2001 – 2003.  From 1975 – 1978 he was the SEC’s General Counsel.  For nearly a quarter of a century before rejoining the SEC, Mr. Pitt was in the private practice of law. Mr. Pitt received a J.D. degree from St. John’s University School of Law (1968), and his B.A. from the City University of New York (Brooklyn College) (1965). He was awarded an honorary doctorate in law by St. John’s University School of Law in June 2002.  Mr. Pitt served as an Adjunct Professor of Law at Georgetown University Law Center (1975-84), George Washington University Law School (1974-82) and the University of Pennsylvania School of Law (1983-84).  Mr. Pitt has been the CEO and Managing Director of Kalorama Partners since 2003. Mr. Pitt currently services on the audit committee for Premier Alliance Group and is a director for the Paulson International Hedge Funds serving on their audit committee.

Seymour Siegel, Director. Mr. Siegel is a Certified Public Accountant, inactive, and since 2000 is a principal emeritus at Rothstein Kass, a national firm of accountants and consultants.  Mr. Siegel was a founder of Siegel Rich & Co. CPA’s, which eventually merged into what is now known as WeiserMazars LLP, a large regional firm.  He was a senior partner there until selling his interest and co-founding a business advisory firm, which later became a part of Rothstein Kass.  He received his Bachelor of Business Administration from the Bernard M. Baruch School of the City College of New York.  He has been a director and officer of numerous businesses, philanthropic and civic organizations.  As a professional director, he has served on the boards of about a dozen public companies over the last 25 years, generally as audit committee chairman.  He is currently a director and chairman of the audit committees of Hauppauge Digital, Inc. Air Industries Group, Inc., and Premier Alliance Group, Inc.  He was formerly a director of Oak Hall Capital Fund, Prime Motor Inns Limited Partnership, Noise Cancellation Technologies and Emerging Vision, Inc., among others.

Cary W. Sucoff, Director.  Mr. Sucoff has over 30 years of securities industry experience encompassing supervisory, banking and sales responsibilities. Since January 2012 Mr. Sucoff has owned and operated Equity Source Partners, LLC an advisory and consulting firm. From February 2006 until December 2011, Mr. Sucoff owned and operated Equity Source Partners, LLC, a FINRA member firm which operated as a boutique investment bank.  Mr. Sucoff currently serves on the following Boards of Directors: Contrafect Corp., Cerecor, Inc., The SpendSmart Payments Corp.  (SSPC) and Premier Alliance Group. In addition, Mr. Sucoff serves as a consultant to Medgenics, Inc. (MDGN) and RestorGenex. Mr. Sucoff is the President of New England Law/Boston, has been a member of the Board of Trustees for over 25 years and is the current Chairman of the Endowment Committee.  Mr. Sucoff received a B.A. from SUNY Binghamton (1974) and a J.D. from New England School of Law (1977) where he was the Managing Editor of the Law Review and graduated Magna Cum Laude. Mr. Sucoff has been a member of the Bar of the State of New York since 1978. Mr. Sucoff serves on the compensation committee for Premier Alliance Group and on the audit committee for The SpendSmart Payments Corp.

There are no family relationships among members of our management or our Board of Directors.

Employment Agreements

Premier has entered into the following employment agreements:

On June 1, 2011, Premier entered into a three year employment agreement with Mark Elliott, past CEO and the current COO. On August 9, 2013, Premier entered into a subsequent employment agreement with Mr. Elliott which amends the employment term thru December 2015.  The terms of the employment agreement provide for a minimum $210,000 annual base salary unless adjusted by the Board.  Additional options and stock awards may be issued upon certain milestones and as determined by Premier’s board of directors.

On November 22 2013, Premier entered into a two year employment agreement with Eric Hipkins, head of the Cyber Security unit (Root9B). The terms of the employment agreement provide for a $200,000 annual base salary. Additional options and stock awards may be issued upon certain milestones and as determined by Premier’s board of directors.

On January 1, 2014 Premier entered into a one year employment agreement with Ken Smith CFO. The terms of the employment agreement provide for a $180,000 annual base salary. Mr. Smith also received an option to purchase an aggregate of 350,000 shares of common stock which will vest over a four year period.

On January 20, 2014, Premier entered into a one year employment agreement with Kent Anson CEO. The terms of the employment agreement provide for a $275,000 annual base salary. Mr. Anson shall also receive a $100,000 signing bonus and will be eligible for a minimum guaranteed bonus of $100,000 payable at the end of 2014.  Mr. Anson also received an option to purchase an aggregate of 800,000 shares of common stock which will vest over a three year period.   Additional options and stock awards may be issued upon certain milestones and as determined by Premier’s board of directors.

The above summary of the employment agreements is qualified in its entirety by reference to the agreements which are filed as exhibits to our reports as described in Item 15 below.

Audit Committee

The primary functions of the audit committee are to represent and assist the board of directors with the oversight of:

•	the integrity of the Company’s consolidated financial statements and internal controls;

•	the combined Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the audit function by the independent auditor.

The audit committee has ultimate authority to select, evaluate and, where appropriate, replace the independent auditor, approve all audit engagement fees and terms, and engage outside advisors, including its own counsel, as it deems necessary to carry out its duties. The audit committee is also responsible for performing other related responsibilities set forth in its charter.

Currently, our audit committee consists of the following independent directors: Seymour Siegel (chair), Gregory C. Morris, and Harvey Pitt.

Each member of our audit committee is “independent” under applicable rules promulgated by the SEC requiring that each member of the audit committee is able to read and understand fundamental financial statements, including the Company’s consolidated balance sheet, income statement and cash flow statement. In addition, Mr. Siegel meets the definition of “audit committee financial expert” under applicable SEC rules.

Compensation Committee

The primary function of the compensation committee is to discharge the responsibilities of the Board of Directors relating to the compensation of the combined Company’s chief executive officer and other named executive officers, employees and non-employee directors and relating to the combined Company’s retirement, welfare and other benefit plans. The compensation committee has the power to delegate authority to subcommittees and, to the extent permitted by applicable law, regulations and listing standards, may delegate authority to one or more members of the board or the combined Company’s officers. The compensation committee will oversee the combined Company’s compensation and stock-based plans.

Currently, our compensation committee consists of the following independent directors: Gregory Morris (chair), Kevin Carnahan, Pat Kolenik and Cary Sucoff.

Each member of our compensation committee is “independent” under applicable rules promulgated by the SEC, and that each member of the compensation committee also qualifies as a “non-employee director” under Rule 16b-3 under the Exchange Act and as an “outside director” under Section 162(m) of the Code.

Nominating and Corporate Governance Committee

The primary functions of the nominating and corporate governance committee are to:

•	identify individuals qualified to become members of the combined Company’s Board of Directors;

•	approve and recommend candidates to fill vacancies on, or to be elected to, the Board of Directors;

•	develop, update as necessary, and recommend to the Board of Directors corporate governance principles and policies applicable to the combined Company; and

•	monitor compliance with such principles and policies.

The nominating and corporate governance committee also recommends candidates for election as chief executive officer and other corporate officers, oversees succession planning for senior management and performs other related responsibilities set forth in its charter.

Our nominating and corporate governance committee consists of the following members: Isaac Blech, John Catsimatidis, and Kent Anson.

Operating Subcommittee

The primary function of the operating subcommittee is to assist the Board of Directors by providing review, guidance, and oversight for the overall operation of the Company.  The operating subcommittee is involved in strategic direction and initiatives including financial affairs and outlook, mergers and acquisitions, key business initiatives, business performance and business policy.

The operating subcommittee consists of the following members: Kent Anson, Kevin Carnahan, Wesley Clark, Joe Grano, Pat Kolenik, and Cary Sucoff.

Section 16 Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish the Company’s with copies of all Forms 3, 4 and 5 they file.

The Company believes that all filings required to be made by its executive officers and directors pursuant to Section 16(a) of the Exchange Act have been filed.

Corporate Code of Ethics

The Board is committed to legal and ethical conduct in fulfilling its responsibilities.  The Board expects all directors, as well as officers and employees, to act ethically at all times.  Additionally, the Board expects the Chief Executive Officer, the Chief Financial Officer, and all senior financial and accounting officials to adhere to the Company’s Code of Ethics.  The Code of Ethics is posted on our Internet website at www.premieralliance.com, under the “Investor Relations” tab.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, involved in any of the items below that the Company deems material to their service on behalf of the Company:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•
had any bankruptcy petition filed  by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

Corporate Governance

The Board held four formal meetings/calls and acted by unanimous written consent one times in 2013.  Committee meetings are held as needed and can be conducted via telephone.  The Audit Committee met six times, the Compensation Committee met two times and the Nominating Committee did not meet during 2013.  We expect each director to attend every meeting of the Board and the committees on which he serves.  The majority of the directors attended at least 90% of the meetings of the Board and the committees on which they served in 2013 during the time in which they were appointed to the Board and the respective committees.  We encourage each of the directors to attend the annual meeting of shareholders. Mr. Pitt attended 2 of the 4 board meetings during 2013 and attended 5 of the 6 audit committee meetings.

Director Independence

In accordance with the disclosure requirements of the SEC, and since the OTC Bulletin Board does not have its own rules for director independence, we have adopted the NASDAQ listing standards for independence.  Nine of our current directors Isaac Blech, Kevin Carnahan, John Catsimatidis, Wesley Clark, Patrick Kolenik, Gregory Morris, Harvey Pitt, Seymour Siegel, and Cary Sucoff are non-employee directors and qualify as “independent” in accordance with the published listing requirements of NASDAQ.  Kent Anson does not qualify as independent because he is an employee of Premier.  Joseph Grano, Jr. does not qualify as independent due to the fact that Mr. Grano was the Chairman of Ecological, LLC and participated in a transaction with Premier, relating to the acquisition of Ecological, LLC, which exceeded permissible amounts to retain such independence as set forth in NASDAQ Rule 5605(a)(2)(D). The NASDAQ rules have both objective tests and a subjective test for determining who is an “independent director.”  The objective tests state, for example, that a director is not considered independent if he or she is an employee of the Company or is a partner in or executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year, or $200,000, whichever is greater.  The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors is charged with administering our executive compensation programs. The Compensation Committee evaluates the performance and, based on such evaluation, sets the compensation of our CEO/President and other executive officers and administers our equity compensation plans.

Executive Compensation Policy

The objectives of our executive compensation programs are to:

•
Attract, retain and motivate key executive personnel who possess the skills and qualities to perform successfully in the business and technology consulting industries and achieve our objective of maximizing stockholder value;

•	Closely align the interests of our executives with those of our stockholders;
•	Provide a total compensation opportunity that is competitive with our market for executive talent; and
•
Align our executives’ compensation to our Company’s operating performance with performance-based compensation that will provide actual compensation above the market median when the Company delivers strong financial performance and below the market median when performance is not strong.

While we compete for talent with companies across all industries and sectors, we primarily focus on professional services companies in the business and technology consulting industries.  While we often compete for talent outside this market, these companies define our market for compensation purposes. The Compensation Committee reviews data from these companies, along with other data as it deems appropriate, to determine market compensation levels from time to time and also can seek advice from outside compensation consultants.

Compensation Components

The Compensation Committee primarily uses a combination of base salary, discretionary bonuses and long-term incentive programs to compensate our executive officers. Each element aligns the interests of our executive officers with the interests of our stockholders by focusing on both our short-term and long-term performance.

Base Salaries. We are committed to retaining talented executives capable of diverse responsibilities and, as a result, believe base salaries for executives should be maintained at rates at or slightly ahead of market rates. The Compensation Committee assesses base salaries for each position, based on the value of the individual’s experience, performance and/or specific skill set, in the ordinary course of business, but generally not less than once each year as part of our budget determination process. Other than market adjustments that may be required from time to time, the Compensation Committee believes annual merit percentage increases for executives, if any, should generally not exceed, in any year, the average merit increase percentage earned by our non-executives.

Discretionary Annual Bonuses. The Compensation Committee has the authority to award discretionary annual cash or share bonuses to our executive officers based on individual and Company performance. We believe these bonuses are an important tool in motivating and rewarding the performance of our executive officers. Performance-based cash incentive compensation is expected to be paid to our executive officers based on individual and/or overall performance standards.  The Board issued a discretionary bonus of $48,000 to the CEO in March 2012, however the CEO deferred receipt until 2013.

Long-Term Incentives. The Compensation Committee also believes that a portion of each executive’s annual total compensation should be a long-term incentive, both to align each executive with the interests of our stockholders and also to provide a retention incentive.  The Compensation Committee approved our 2008 Stock Incentive Plan in May 2008 and received shareholder approval in the 2009 (the “Plan”).   As of December 31, 2013, 2,175,000 stock options have been granted to executives under the Plan. The Outstanding Equity Awards at Fiscal Year End Table below details the stock options granted to executives under the Plan since 2008.  In January 2014, options were issued to a new CEO, CFO, and a Senior Executive Vice President, as of April 21, 2014 a total of 3,275,000 stock options have been granted and are outstanding to senior management and executives under the Plan

The following table sets forth the information as to compensation paid to or earned by our Chief Executive Officer and our two other most highly compensated executive officers during the fiscal years ended December 31, 2013 and 2012. Mark Elliott, Larry Brumfield, Graeme Booth, Kent Anson, and Ken Smith are referred to in this proxy statement as our “Named Executive Officers”.  Kent Anson and Ken Smith had no compensation in 2013.  As none of our Named Executive Officers received any stock awards, non-equity incentive plan compensation, or nonqualified deferred compensation earnings during the fiscal years ended December 31, 2013 and 2012, we have omitted those columns from the table.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the total compensation received by, or earned by, our named executive officers during the fiscal years ended December 31, 2013 and December 31, 2012:

Name and Principal Position	Year	Salary (3)	Bonus($)	Option Awards (1)	Other Compensation (2)	Total Compensation
Mark S. Elliott(7) Chief Executive Officer	2013	215,750	48,000(5)		3,582	$267,332
	2012	$218,009	0	44,400	$4,425	$266,834

Larry W. Brumfield (4)(6) Chief Financial Officer	2013	184,182				$184,182
	2012	$150,000	0	14,800	0	$164,800

Graeme Booth President of Services	2013	225,038	3,000			$228,038
	2012	$220,146	0	14,800	0	$234,946

1)	Represents stock options granted to these executives.
2)	The amount under “Other Compensation” represents a car allowance or allocations.
3)	Variances from base salary include compensation per company policy for payouts of Paid Time Off not used in prior years that is ineligible to rollover year to year.
4)	On November 22, 2013, the Company and Larry Brumfield jointly determined to end their relationship.
5)	Bonus was awarded in 2012 and paid during 2013.
6)	On January 1, 2014, the Company hired Ken Smith as the Chief Financial Officer.
7)	On January 20, 2015, the Company hired Kent Anson as Chief Executive Officer and Mark Elliott assumed the role of Chief Operating Officer.

DIRECTOR COMPENSATION

The following table sets forth information regarding the total compensation received by, or earned by, our directors for the fiscal year ended December 31, 2013:

Director	Fees Earned Or Paid In Cash (1) ($)	Stock Awards ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation (3) ($)	Total ($)

Isaac Blech	27,000	-	13,785	-	-	-	40,785
Kevin Carnahan	23,000	-	13,785	-	-	-	36,785
Pat Kolenik	23,000	-	13,785	-	-	-	36,785
Greg Morris	37,000	-	13,785	-	-	-	50,785
Cary Sucoff	23,000	-	13,785	-	-	-	36,785
Wesley Clark	60,000	-	-	-	-	-	60,000
Seymour Siegel	42,000	-	13,785	-	-	-	55,785
Harvey Pitt	25,500	-	-	-	-	-	25,500
Joseph J. Grano Jr.	23,000	-	13,785	-	-	-	36,785
John Catsimatidis	13,500	-	-	-	-	-	13,500

(1)
Our standard compensation as established in mid-2013, each independent director receives a baseline of $3,500 for attendance at each regular and special meeting of the Board, and receives $1,500 for each committee meeting they attend.  In addition each director receives a retainer of $10,000 for the year and committee chairs receive an additional retainer as follows: audit - $10,000, compensation - $7,500, and nominating - $5,000.   Mr. Clark is compensated $5,000 per month of service for all meetings and committee service.

(2)
Our standard compensation established in mid-2013, consists of each independent director being granted options for 75,000 shares upon acceptance of a Board position each year.  Mr. Clark was granted options for 300,000 shares upon acceptance of a Board position of which 150,000 vested immediately with 50,000 vesting annually for each year of service after the first year.  Mr. Catsimatidis was granted options for 300,000 shares upon acceptance of a Board position of which 150,000 vested immediately with 50,000 vesting annually for each year of service after the first year.  Mr. Pitt was granted options for 250,000 shares upon acceptance of a Board position of which 100,000 vested immediately with 50,000 vesting annually for each year of service after the first year.  The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, "Compensation-Stock Compensation." Using the Black –Scholes valuation method.  The assumptions used in calculating these amounts are based on a vesting period of five years and current risk free interest rates and volatility at grant date.

Each director is also entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of our Board or its committees and related activities, including director education courses and materials.

DESCRIPTION OF BENEFIT PLANS

2008 Stock Incentive Plan

The following table provides information about the number of outstanding equity awards held by our senior management team including our named executive officers at December 31, 2013.  As of December 31, 2013, options to purchase 2,175,000 shares of our common stock by our executives were outstanding. For issuances to executive officers through April 21, 2014 refer to Executive Compensation above.

Outstanding Equity Awards at Fiscal Year-End

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Mark Elliott	300,000 75,000 200,000			1.00 1.00 0.75	3/31/17 12/2020 5/2018
Larry Brumfield (1)	100,000 200,000			1.00 1.00	3/31/17 10/2021	100,000	55,000
Kevin Hasenfus	75,000 200,000			1.00 0.75	12/2020 5/2018
Robert Yearwood	75,000 200,000			1.00 0.75	12/2020 5/2018
Graeme Booth	100,000 150,000 100,000 200,000			1.00 1.10 1.00 1.00	3/31/17 06/2021 12/2020 6/2020	150,000	82,500
John Galt	200,000			0.78	12/31/17

(1)	On November 22, 2013, the Company and Larry Brumfield jointly determined to end their relationship. All of these options expired and are cancelled effective March 1, 2014.

LIMITS ON LIABILITY AND INDEMNIFICATION

We provide Directors and Officers insurance for our current directors and officers.

Our articles of incorporation eliminate the personal liability of our directors to the fullest extent permitted by law. The articles of incorporation further provide that the Company will indemnify its officers and directors to the fullest extent permitted by law.  We believe that this indemnification covers at least negligence and gross negligence on the part of the indemnified parties.  Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers, and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of May 2, 2014, with respect to the beneficial ownership of our outstanding common and preferred stock by (i) each person known to own beneficially more than 5% of each class of securities; (ii) each of our named executive officers and our directors; and (iii) all of our directors and executive officers as a group.

Unless otherwise indicated in the footnotes below, we believe the persons and entities named in the table have sole voting or investment power with respect to all shares owned. And unless otherwise indicated, the address of each person is care of Premier Alliance Group, Inc., 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211.

Name	Number of Shares of Common Stock Beneficially Owned	% of Class (1)	Number of Shares of Series C Preferred Stock Beneficially Owned	% of Class	Number of Shares of Series B Preferred Stock Beneficially Owned	% of Class	Number of Shares of Series D Preferred Stock Beneficially Owned	% of Class
Kent Anson (24)	995,000	3.3%
Ken Smith (25)	350,000	1.2%
Mark S. Elliott (2)	1,226,016	4.1%
Robert N. Yearwood (3)	1,877,119	6.4%
Kevin J. Hasenfus (3)	1,567,031	5.3%
Gregory C. Morris (4)	150,000	0.5%
Graeme Booth (6)	550,000	1.9%
John Galt (7)	465,033	1.4%
John Catsimatidis (8)	656,836	2.2%
Seymour Siegel (9)	165,518	0.6%
Wesley Clark (10)	300,000	1.0%
Harvey Pitt (11)	250,000	0.9%
Patrick Kolenik (12)	839,117	2.8%
Cary Sucoff (13)	859,385	2.9%
Richard Siskey (14)	1,051,944	3.6%
Kevin Carnahan (15)	318,334	1.1%
Joseph J. Grano, Jr. (16)	2,125,000	6.9%
Isaac Blech (17)	1,384,231	4.7%
Brian King (18)	870,466	3.0%
Miriam Blech (19)	9,408,835	24.9%	1,428,571	60%
River Charitable Remainder Unitrust f/b/o Isaac Blech (20)	6,272,555	18.0%	952,381	40%
Joseph C Grano & Robert Silver Trustees of The Granos Childrens Trust (26)	2,681,613	9.2%
Eric Hipkins (27)	1,698,215	5.8%
Maxim Group, LLC (21)	2,725,170	9.4%
Philip Kolenik (22)	311,832	1.1%			160,000	13.8%
Louis Eckley (22)	194,303	0.7%			100,000	8.6%
Equitable Trust Company, dba Sterling Trust Custodian FBO David J. Mahoney, IRA (22)	194,484	0.7%			100,000	8.6%
Rozsak Capital, LLLP (22)	155,443	0.5%			80,000	6.9%
K&A Trust (22)	155,443	0.5%			80,000	6.9%
Matthew McFee (22)	155,777	0.5%			80,000	6.9%
Michael Burkhard&Teresa Hawkins (22)	116,582	0.4%			60,000	5.2%
Jenco Business Advisors (22)	156,799	0.5%			80,000	6.9%
Jerold Novack (22)	117,599	0.4%			60,000	5.2%
Equitable Trust Company, dba Sterling Trust Custodian FBO Thomas W. Brake, IRA (22)	116,691	0.4%			60,000	5.2%
Robert Kargman & Marjie Kargman JT TEN (23)	2,655,939	8.4%					1,500	10.8%
Sol J. Barer (23)	1,770,626	5.7%					1,000	7.2%
ACNYC, LLC (23)	1,770,626	5.7%					1,000	7.2%
Transpac Investments Limited (23)	1,750,063	5.7%					1,000	7.2%
The Peierls Foundation (23)	1,239,439	4.1%					700	5.0%
All directors and named officers as a group (2)(3)(4)(5)(6)(7)(8)(10) (11)(12)(13)(14)(15)(16)(17)(18)	17,724,484	32.0%	952,381	40%

(1)
For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock they have the right to acquire within 60 days of December 31, 2013. When computing beneficial ownership percentages, shares of common stock that may be acquired within 60 days are considered outstanding for that holder only, not for any other holder. The number and percentage of shares beneficially owned are based on 29,140,276 shares of common stock issued and outstanding as of May 2, 2014.

(2)	Includes 575,000 shares issuable upon exercise of stock options held by Mark Elliott. The options were granted in May 2008, December 2010 and March 2012.
(3)	Includes 275,000 shares issuable upon exercise of stock options held each by Kevin Hasenfus and Robert Yearwood. The options were granted in May 2008 and December 2010.
(4)
Includes 50,000 shares issuable upon exercise of warrants held by Greg Morris, granted in June 2011. Also includes 100,000 shares issuable upon exercise of stock options granted in July 2012 and July 2013.

(5)	Includes 300,000 shares issuable upon exercise of stock options held by Larry Brumfield.
(6)	Includes 550,000 shares issuable upon exercise of stock options by Graeme Booth.
(7)
All of the shares held (212,026) have been placed in escrow under the terms of the acquisition of GreenHouse Holdings, Inc. by the Company. This also includes 200,000 shares of common stock issuable upon exercise of stock options.

(8)
Represents 300,000 shares of common stock issuable upon exercise of stock options issued July 18, 2012 upon his becoming a new member of the Board of Directors.  Includes 250 shares of Series D Preferred Stock convertible into 333,334 shares of common stock and dividends issued on the Series D Preferred Stock in 2013, which are owned by United Acquisition Corp of which Mr. Catsimatidis indirectly controls and owns.

(9)
Represents 150,000 shares of common stock issuable upon exercise of stock options. 25,000 shares were granted on March 14, 2012 for past board service with GreenHouse and an additional 50,000 were granted on July 1, 2012 upon his being named to the Board of Directors for Premier. 75,000 were granted in July 2013.

(10)	Represents 300,000 shares of common stock issuable upon exercise of stock options issued August 14, 2012 upon his becoming a new member of the Board of Directors.
(11)	Represents 250,000 shares of common stock issuable upon exercise of warrants issued March 21, 2012 upon his becoming a new member of the Board of Directors.
(12)
Includes 540,000 shares issuable upon exercise of warrants. The warrants were granted in April 2010, March 2011, June 2011 and March 2012 and expire in 5 years from issue. Also includes 155,044 shares of common stock held by Huntington Laurel Partners LP of which Mr. Kolenik is a General Partner. Mr. Kolenik shares investment and voting power of the Huntington Laurel Partners shares, and disclaims beneficial ownership to 77,522 of those shares. Also includes 100,000 shares of common stock issuable upon exercise of stock options granted in July 2012 and July 2013.

(13)
Includes 706,440 shares issuable upon exercise of warrants. The warrants were granted in April, June, and December of 2010 and March 2011 and June 2011, and March 2012 and expire in 5 years from issue. Also includes 100,000 shares of common stock issuable upon exercise of stock options granted in July 2012 and July 2013.

(14)	Includes 70,000 shares issuable upon exercise of warrants granted in December 2010, which expire in December 2015.
(15)
Includes 100,000 shares issuable upon exercise of warrants held by Kevin Carnahan granted in September 2011 and   125,000 shares of common stock issuable upon exercise of stock options granted in July 2012 and July 2013. Also represents 70 shares of Series D Preferred Stock convertible into 93,334 shares of common stock.

(16)
Includes 500,000 shares received in the acquisition of Ecological, LLC by the Company.  The shares are registered in the name of Centurion Holdings, LLC, of which Mr. Grano is a controlling member. Includes 1,300,000 shares of common stock issuable upon exercise of stock options issued to Joseph Grano, Jr, named as the Chairman of the Board of Directors of the Company.  The 1,300,000 options are held in the name of Centurion Holdings LLC, of which Mr. Grano is a controlling member. Includes 75,000 options issued for annual board service in July 2013 and 250,000 options issued for board service in March 2014.

(17)
Represents 834,231 shares of common stock, 100,000 shares of common stock issuable upon exercise of stock options granted in July 2012 and July 2013, and 50,000 shares of stock issuable upon exercise of warrants granted June 2011 and 400,000 shares of stock issuable upon exercise of warrants granted May 2012 upon Mr. Blech accepting the position of Vice Chairman of the Board of Directors, both held directly in the name of Isaac Blech.

(18)
Includes 620,466 of common stock owned pursuant to the Company’s acquisition of Ecological, LLC on December 31, 2012 by the CEO of Ecological Partners, LLC, the Company’s wholly owned subsidiary.  Also includes 150,000 shares issuable upon exercise of options granted in January 2014.

(19)
Represents (a) 1,428,571 shares of Series C Preferred Stock convertible into 4,285,714 shares of common stock, (b) 4,285,714 shares of common stock issuable upon the exercise of warrants and (c) 837,407 shares of Common Stock. Does not include 952,381 shares of Series C Preferred Stock convertible into 2,857,143 shares of common stock and 2,857,142 shares of common issuable upon the exercise of warrants beneficially owned by River Charitable Remainder Unitrust f/b/o Isaac Blech (the “Trust”), of which Isaac Blech is the sole trustee. Miriam Blech is Isaac Blech’s wife and a beneficiary under the Trust. Mrs. Blech disclaims beneficial ownership of the shares held by the Trust, except to the extent of any pecuniary interest therein. Mr. Blech disclaims beneficial interest in the shares held by Mrs. Blech.

(20)
Represents (a) 952,381 shares of Series C Preferred Stock convertible into 2,857,142 shares of common stock, (b) 2,857,142 shares of common stock issuable upon the exercise of warrants and (c) 558,271 shares of common stock.  Does not include 1,428,571 shares of Series C Preferred Stock convertible into 4,285,713 shares of common stock and 4,285,714 shares of common issuable upon the exercise of warrants beneficially owned by Miriam Blech. The sole trustee of the Trust is Isaac Blech, who has sole voting and dispositive power of the Trust. The beneficiaries of the Trust are Miriam and Isaac Blech. Mr. Blech disclaims beneficial ownership of the shares held by Mrs. Blech, except to the extent of the any pecuniary interest therein.

(21)
Includes 260,750 shares of common stock owned.  Also includes 2,464,420 shares of common stock issuable upon exercise of warrants. The warrants were granted in March 2011 (714,285), December 2012 (939,467), January 25, 2013 (527,334), and February 26, 2013 (283,334) and expire in 5 years from issue.

(22)
Represents shares of common stock underlying Series B Preferred Stock convertible on a one-to-one basis, common shares issued as dividends on the Preferred Stock and 870,000 shares of common stock issuable upon exercise of warrants collectively.

(23)
Represents shares of common stock underlying Convertible Redeemable Series D Preferred Stock. Each share represents $1,000 and is convertible at $0.75.  Also includes warrants at 25% total coverage on the converted common shares. Also includes common stock dividends issued on Series D Preferred Stock in 2013.

(24)	Represents 800,000 shares of common stock issuable upon exercise of stock options issued January 2013 upon his becoming the Chief Executive Officer of the company.
(25)	Represents 350,000 shares of common stock issuable upon exercise of stock options issued January 2013 upon his becoming the Chief Financial Officer of the company.
(26)
Includes 2,681,613 shares received in the acquisition of Ecological, LLC.  The shares are registered in the name of “Joseph C. Grano and Robert H. Silver, Trustees of The Grano Children’s Trust dtd. December 13, 2012” .

(27)	Includes 1,698,215 shares received in the acquisition of Root9B, LLC by the Company of which Mr. Hipkins was the CEO.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our audit committee reviews any related party transaction, as that term is defined in Item 404 of Regulation S-K, in which we or any of our directors, nominees for director, executive officers or holders of more than 5% of our common stock or any of their immediate family members, is, was or is proposed to be a participant .  Our management is responsible for determining whether a transaction contains the characteristics described above requiring review by our board of directors.

 Except for the transaction described below, or otherwise set forth in this proxy statement, none of our directors or executive officers and no holder of more than 5% of the outstanding shares of our common stock, and no member of the immediate family of any such director, officer or security holder, to our knowledge, had any material interest in any transaction during the fiscal year ended December 31, 2012, or in any currently proposed transaction, which would qualify as a related party transaction, as that term is defined in Item 404 of Regulation S-K

On December 31, 2012 we purchased substantially all of the assets of Ecological LLC. Mr. Grano, our current Chairman of the Board, served as Chairman of Ecological, LLC at the time of the acquisition, and as such is deemed a related party for purpose of Item 404 of Regulation S-K. In consideration for the purchase of the Ecological, LLC assets, we paid approximately $7 million in cash and shares of our common stock. Mr. Grano individually received approximately $1,972,600 in consideration for the sale of the assets of Ecological, LLC.

SELLING STOCK HOLDERS

The following table sets forth the information as to the ownership of our securities by the Selling Stockholders on May 2, 2014, at which time 29,140,276 shares of our common stock were outstanding.  Unless otherwise indicated, it is assumed that each Selling Stockholder listed below possesses sole voting and investment power with respect to the shares owned as of such date by the Selling Stockholder, including those issuable upon exercise of warrants or options.  Other than indicated below, none of the Selling Stockholders has had a material relationship with us or any of our predecessors or affiliates within the past three years. Unless otherwise indicated, to our knowledge none of the selling shareholders or their beneficial owners are broker-dealers or affiliated with broker-dealers.

A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the filing of this prospectus upon the exercise of options and warrants or conversion of convertible securities.  Each selling stockholder’s percentage ownership is determined by dividing the number of shares beneficially owned by that person by the total number of shares beneficially owned, increased to reflect the shares underlying the options, warrants and convertible securities that are held by such person, but not held by any other person.

Selling Stock Holder (2)	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Underlying Series B,C or D Preferred Shares Owned Before the Offering	Shares of Common Stock Underlying Warrants Owned Before the Offering	Total Number of Shares of Common Stock and Shares Underlying Preferred Stock and Warrants to be Offered (1)	Shares of Common Stock and/or Common Stock Underlying Warrants and Preferred Stock to be Beneficially Owned After the Offering	Percentage of Common Stock Beneficially Owned After the Offering
American Capital Partners, LLC (3)(4)		-	18,000	18,000	-	0%
Alan Fein (3)		-	10,500	10,500	-	0%
Axel Merhle (3)		-	3,000	3,000	-	0%
Joshua Lev (3)		-	12,500	12,500	-	0%
Marissa Basile (3)		-	3,000	3,000	-	0%
Mark I. Lev (3)		-	70,000	70,000	-	0%
Tammy Eloshvili (3)		-	3,000	3,000	-	0%
Maxim Partners LLC (5)	260,750	-	2,464,420	2,725,170	-	0%
ACNYC, LLC (6)	176,686	1,333,334	333,334	1,666,668	176,686 *	0%
Nigel Alexander	8,834	66,667	16,667	83,334	8,834 *	0%
Monte D Anglin Janet S Anglin JT TEN	4,417	33,334	8,334	41,668	4,417 *	0%
Sol J Barer	176,686	1,333,334	333,334	1,666,668	176,686 *	0%
Michael Cohn Paula Cohn JT TEN	6,184	46,667	11,667	58,334	6,184 *	0%
David Cooper	8,834	66,667	16,667	83,334	8,834 *	0%
Dave A Dent	4,417	33,334	8,334	41,668	4,417 *	0%
Ron Eller Beth Eller JT TEN	7,067	53,334	13,334	66,668	7,067 *	0%
Brian Eliot Peierls	17,669	133,334	33,334	166,668	17,669 *	0%
U.D. Ethel F. Peierls Charitable Lead Trust (7)	13,252	100,000	25,000	125,000	13,252 *	0%
E. Jeffrey Peierls	22,086	166,667	41,667	208,334	22,086 *	0%
UD J.N. Peierls For Brian E. Peierls (7)	7,067	53,334	13,334	66,668	7,067 *	0%
UW J.N. Peierls for Brian E. Peierls (7)	6,714	50,667	12,667	63,334	6,714 *	0%
UD J.N. Peierls For E. Jeffrey Peierls (7)	7,067	53,334	13,334	66,668	7,067 *	0%

UW J.N. Peierls for E. Jeffrey Peierls (7)	6,714	50,667	12,667	63,334	6,714 *	0%
The Peierls Foundation, Inc. (7)	123,681	933,334	233,334	1,166,668	123,681 *	0%
Richard Martin Reiter	4,417	33,334	8,334	41,668	4,417 *	0%
Mark Reutlinger Analee Reutlinger Comm Prop	8,834	66,667	16,667	83,334	8,834 *	0%
Michael Harold Rieber	44,172	333,334	83,334	416,668	44,172 *	0%
Shamus, LLC (8)	88,344	666,667	166,667	833,334	88,344 *	0%
ADV AMB ANES LLC DEFINED BEN PLAN (9)	44,172	333,334	83,334	416,668	44,172 *	0%
Henry M Tufo Carleen Tufo JT TEN	6,184	46,667	11,667	58,334	6,184 *	0%
Trust U/W Renee Weiss DTD 05-09-90 (10)	4,417	33,334	8,334	41,668	4,417 *	0%
Steven & Kaye Yost Family Trust UAD 02/07/92 (11)	8,834	66,667	16,667	83,334	8,834 *	0%
James L. Dritz	8,834	66,667	16,667	83,334	8,834 *	0%
Robert Frome	8,834	66,667	16,667	83,334	8,834 *	0%
Robert Kargman Marjie Kargman JT TEN	265,030	2,000,000	500,000	2,500,000	265,030 *	0%
Beno Michel	4,417	33,334	8,334	41,668	4,417 *	0%
Ray Alan Bruening	7,067	53,334	13,334	66,668	7,067 *	0%
Jonathan Patronik	4,417	33,334	8,334	41,668	4,417 *	0%
Stephen Bender	17,669	133,334	33,334	166,668	17,699 *	0%
David Frydrych	44,172	333,334	83,334	416,668	44,172 *	0%
Adolfo Carmona Donna Carmona JT TEN	17,669	133,334	33,334	166,668	17,699 *	0%
C. Barnes Darwin II	13,252	100,000	25,000	125,000	13,252 *	0%
Garfinkle Revocable Trust UAD 05/15/08 (12)	26,503	200,000	50,000	250,000	26,503 *	0%
James W. Thomas	7,067	53,334	13,334	66,668	7,067 *	0%
Victor F. Keen	8,834	66,667	16,667	83,334	8,834 *	0%
Frederick Fochtman Linda Fochtman JT TEN	4,417	33,334	8,334	41,668	4,417 *	0%
Burton Weinstein	1,340	50,000	25,000	75,000	1,340 *	0%
Cedarview Opportunities Master Fund, LP (13)	4,020	150,000	75,000	225,000	4,020 *	0%
David S. Nagelberg 2003 Revocable Trust dtd. 7/2003 (14)	44,172	500,000	250,000	750,000	44,172 *	0%
Arthur Luxenberg	5,917	200,000	100,000	300,000	5,917 *	0%
Brio Capital Master Fund Ltd. (15)	20,130	500,000	250,000	750,000	20,130 *	0%
Harry Newton	2,958	100,000	50,000	150,000	2,958 *	0%
Dominick Abel	4,169	33,334	8,334	41,668	4,169 *	0%
Stormy Adams	12,506	100,000	25,000	125,000	12,506 *	0%
William T Ahlborg Jr Living Trust (16)	4,169	33,334	8,334	41,668	4,169 *	0%
William S. Atkins Living Trust (17)	4,169	33,334	8,334	41,668	4,169 *	0%
Sidney Azeez Trust For The Family Of Michael Azeez UAD 11/30/95 (18)	8,336	66,667	16,667	83,334	8,336 *	0%
Robert Bahr	2,502	20,000	5,000	25,000	2,502 *	0%
The Bahr Family Limited Partnership (19)	10,005	80,000	20,000	100,000	10,005 *	0%

BBB Assets, LLC (20)	16,674	133,334	33,334	166,668	16,674 *	0%
Irwin Blitt Revocable Trust (21)	8,336	66,667	16,667	83,334	8,336 *	0%
Richard W Bonenberger Jerrianne Bonenberger JT TEN	7,504	60,000	15,000	75,000	7,504 *	0%
Centaurian Fund LP (22)	4,169	33,334	8,334	41,668	4,169 *	0%
Marc Cohen	5,002	40,000	10,000	50,000	5,002 *	0%
Morris E Franklin	4,169	33,334	8,334	41,668	4,169 *	0%
Gary M Ferman	4,169	33,334	8,334	41,668	4,169 *	0%
James B Fryfogle	4,169	33,334	8,334	41,668	4,169 *	0%
Craig Geers	8,336	66,667	16,667	83,334	8,336 *	0%
Keith Gelles	8,336	66,667	16,667	83,334	8,336 *	0%
Albert Gentile and Heidi Lyn Gentile JT Ten	4,169	33,334	8,334	41,668	4,169 *	0%
Robert Grinberg	25,010	200,000	50,000	250,000	25,010 *	0%
Lamar Anderson Gwaltney	8,336	66,667	16,667	83,334	8,336 *	0%
Nathan Halegua	4,169	33,334	8,334	41,668	4,169 *	0%
Timothy P Hanley Monica Hanley Ten Com	12,506	100,000	25,000	125,000	12,506 *	0%
John Hawk	4,169	33,334	8,334	41,668	4,169 *	0%
I Craig Henderson	6,669	53,334	13,334	66,668	6,669 *	0%
Bruce P. Inglis and Nancy M. Inglis JT Ten	4,169	33,334	8,334	41,668	4,169 *	0%
Marc R Jalbert	4,169	33,334	8,334	41,668	4,169 *	0%
George Kalil	4,169	33,334	8,334	41,668	4,169 *	0%
R.M. Kargman 2012 Life Insurance UAD 07/15/12 (23)	33,347	266,667	66,667	333,334	33,347 *	0%
William Klingenstein	4,169	33,334	8,334	41,668	4,169 *	0%
Thomas Kotyk	4,169	33,334	8,334	41,668	4,169 *	0%
BMO Harris Bank N.A. As Directed Trustee Of Lapp Libra 401(K) Plan FBO William Lapp	22,510	180,000	45,000	225,000	22,510 *	0%
Roger S Lash	4,169	33,334	8,334	41,668	4,169 *	0%
Mark J Lee	4,169	33,334	8,334	41,668	4,169 *	0%
Adam Lipson	10,005	80,000	20,000	100,000	10,005 *	0%
William Lurie	4,169	33,334	8,334	41,668	4,169 *	0%
Rick D. Mace	8,336	66,667	16,667	83,334	8,336 *	0%
Marketplace Lofts Limited Partnership (24)	16,674	133,334	33,334	166,668	16,674 *	0%
Ernest W. Moody Revocable Trust (25)	83,369	666,667	166,667	833,334	83,369 *	0%
Reed C Moskowitz	4,169	33,334	8,334	41,668	4,169 *	0%
Steven M Nelson	4,169	33,334	8,334	41,668	4,169 *	0%
Panella Living Trust UAD 05/11/04 (26)	5,836	46,667	11,667	58,334	5,836 *	0%
Michael Pierce	16,674	133,334	33,334	166,668	16,674 *	0%
Brian Potiker Revocable Trust (27)	16,674	133,334	33,334	166,668	16,674 *	0%
The James Brian Ramo Revocable Trust UAD 06/15/79 (28)	4,169	33,334	8,334	41,668	4,169 *	0%
Stephen Robertson	16,674	133,334	33,334	166,668	16,674 *	0%
Dyke Rogers	16,674	133,334	33,334	166,668	16,674 *	0%
Richard Sakakeeny	4,169	33,334	8,334	41,668	4,169 *	0%
Tad Sanders	4,169	33,334	8,334	41,668	4,169 *	0%

Joshua Schein 2009 Spearfish Trust (29)	5,002	40,000	10,000	50,000	5,002 *	0%
Arnold E. Spangler	8,336	66,667	16,667	83,334	8,336 *	0%
Bryan S Spille	4,169	33,334	8,334	41,668	4,169 *	0%
Robert Stanger	4,169	33,334	8,334	41,668	4,169 *	0%
Clay Struve	4,169	33,334	8,334	41,668	4,169 *	0%
James Swistock	83,369	666,667	166,667	833,334	83,369 *	0%
James J Tiampo	4,169	33,334	8,334	41,668	4,169 *	0%
United Acquisition Corp (30)	41,684	333,334	83,334	416,668	41,684 *	0%
Shimon Vogel	5,002	40,000	10,000	50,000	5,002 *	0%
John Wagner	4,169	33,334	8,334	41,668	4,169 *	0%
Brian Warshaw Randy Warshaw JT TEN	4,169	33,334	8,334	41,668	4,169 *	0%
Michael Wellens	4,169	33,334	8,334	41,668	4,169 *	0%
Rande R Willison	4,169	33,334	8,334	41,668	4,169 *	0%
David Schneider	15,613	133,334	33,334	166,668	15,613 *	0%
Premier Partners Investments, LLLP (31)	4,684	40,000	10,000	50,000	4,684 *	0%
Tibor Palszabo	3,903	33,334	8,334	41,668	3,903 *	0%
Itasca Capital Partners, LLC (32)	31,224	266,667	66,667	333,334	31,224 *	0%
The Dumper Family Trust UAD 05/17/12 (33)	3,903	33,334	8,334	41,668	3,903 *	0%
Osprey I, LLC (34)	7,806	66,667	16,667	83,334	7,806 *	0%
Alan H. Edelson Eileen Adelson JT TEN	3,903	33,334	8,334	41,668	3,903 *	0%
Richard Filip	3,903	33,334	8,334	41,668	3,903 *	0%
IRA FBO Steven Glassman Pershing LLC As Custodian	3,903	33,334	8,334	41,668	3,903 *	0%
IRA FBO Michael E. Portnoy Pershing LLC As Custodian	7,806	66,667	16,667	83,334	7,806 *	0%
IRA FBO Ezra P. Mager Pershing LLC As Custodian	15,613	133,334	33,334	166,668	15,613 *	0%
Transpac Investments Limited (35)	156,123	1,333,334	333,334	1,666,668	156,123 *	0%
Carl J. Domino	15,613	133,334	33,334	166,668	15,613 *	0%
Arthur Gronbach Gail Gronbach JTWROS	3,903	33,334	8,334	41,668	3,903 *	0%
Sidney K. Swank Kathryn A. Swank JT TEN	3,903	33,334	8,334	41,668	3,903 *	0%
Richard A. Dionysius, Jr.	3,903	33,334	8,334	41,668	3,903 *	0%
Greenway Capital, LP (36)	31,224	266,667	66,667	333,334	31,224 *	0%
The Carnahan Trust UAD 8/11/95 (37)	10,929	93,334	23,334	116,668	10,929 *	0%
Arthur Draznin Simplified Money Purchase Pension Plan	3,903	33,334	8,334	41,668	3,903 *	0%
Miriam Blech (38)	837,407	4,285,713	4,285,714	8,571,427	837,407	2.9%
River Charitable Remainder Unitrust f/b/o Isaac Blech (39)	558,271	2,857,143	2,857,142	5,714,285	558,271	1.9%
Cary Sucoff (40)	52,945	-	506,440	551,440	7,945 *	0%
Francis Anderson (41)	5,000	-	52,500	57,500	-	0%
Christopher Henderson (42)		-	10,000	10,000	-	0%
Patrick Kolenick (43)	121,595	-	340,000	340,000	121,595 *	0%
Richard Siskey (44)	981,944	-	70,000	70,000	981,944	3.4%
Philip Kolenik	31,832	-	120,000	120,000	31,832 *	0%

Louis Eckley	19,303	-	75,000	75,000	19,303 *	0%
Jennifer Schwarz & Peter Schwarz	7,721	-	30,000	30,000	7,721 *	0%
Jeffrey Strack and Penny Strack	7,721	-	30,000	30,000	7,721 *	0%
Rozsak Capital, LLLP (45)	15,443	-	60,000	60,000	15,443 *	0%
Joseph Magurne	145,145	-	30,000	30,000	145,145 *	0%
K&A Trust (46)	15,443	-	60,000	60,000	15,443 *	0%
Michael Burkhard & Teresa Hawkins	11,582	-	45,000	45,000	11,582 *	0%
Equity Trust Company, dba Sterling Trust Custodian fbo David J Mahoney IRA (47)	19,484	-	75,000	75,000	19,484 *	0%
Equity Trust Company, dba Sterling Trust Custodian fbo Todd D Beddard IRA (47)	3,897	-	15,000	15,000	3,897 *	0%
Equity Trust Company, dba Sterling Trust Custodian fbo Janice D Beddard Bene FBO Donald N Beddard Deed IRA (47)	3,897	-	15,000	15,000	3,897 *	0%
Equity Trust Company, dba Sterling Trust Custodian fbo Don W Garrett IRA (47)	3,897	-	15,000	15,000	3,897 *	0%
Equity Trust Company, dba Sterling Trust Custodian fbo Richard E German a/c 154549 IRA (47)	3,897	-	15,000	15,000	3,897 *	0%
Equity Trust Company, dba Sterling Trust Custodian fbo Carolyn B Crozier IRA (47)	3,897	-	15,000	15,000	3,897 *	0%
Equity Trust Company, dba Sterling Trust Custodian fbo Thomas W Brake IRA (47)	11,691	-	45,000	45,000	11,691 *	0%
Richard Baumer	7,794	-	30,000	30,000	7,794 *	0%
Equity Trust Company, dba Sterling Trust Custodian fbo Ann H Militch IRA (47)	7,794	-	30,000	30,000	7,794 *	0%
Equity Trust Company, dba Sterling Trust Custodian fbo Rajeev Jindal IRA (47)	3,944	-	15,000	15,000	3,944 *	0%
Matthew McFee	15,777	-	60,000	60,000	15,77 *	0%
Maureen Kerr	4,200	-	15,000	15,000	4,200 *	0%
Jenco Business Advisors, Inc. (48)	16,798	-	60,000	60,000	16,798 *	0%
Jerrold Novack	12,599	-	45,000	45,000	12,599 *	0%
Cape One Financial Master Fund Ltd. (49)		-	500,000	500,000	-	0%
TOTAL:	5,506,361	26,144,248	17,231,608	43,686,606	5,195,611

*           Less than 1%

(1)	Represents the number of shares held by the selling stockholders which we have agreed to include in this Registration Statement.
(2)
Assumes all of the shares being offered under this prospectus will be sold by the selling stockholders.  However, we are unable to determine the exact number of shares that will actually be sold or when or if sales will occur.

(3)
Represents the shares of common stock underlying the warrants issued to the placement agent in connection with the sale of the Registrant’s 7% convertible notes, which convertible notes were subsequently converted into the Registrant’s 8% Convertible Redeemable Series D Preferred Stock.

(4)
Michael Cahill is the President of American Capital Partners, LLC. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by American Capital Partners, LLC. American Capital Partners, LLC is a registered broker-dealer and received the securities referenced in the Selling Stockholder table as compensation in connection with a capital raising transaction.

(5)
Maxim Partners LLC owns 92% of Maxim Group LLC, a registered broker dealer. MJR Holdings LLC owns 73.15% of Maxim Partners LLC. Mike Rabinowitz is the principal manager of MJR Holdings and has principal voting and dispositive power with respect to the securities owned by Maxim Partners LLC. The selling shareholder received its warrants as compensation for placement agent services provided to the Registrant in connection with the private placement of the Registrant’s Series D Preferred Stock (1,750,135), as referral fees (104,906) for the Registrants acquisition of GreenHouse Holdings and (155,844) for the Registrant’s acquisition of Ecological, LLC, and as compensation for placement agent services provided to the Registrant in connection with the private placement of the Registrant’s Series C Preferred Stock (714,285). Maxim Group LLC is a registered broker-dealer and received the securities referenced in the Selling Stockholder table as compensation in connection with a capital raising transaction.

(6)
Andrew Cader is the managing member of ACNYC, LLC. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by ACNYC, LLC.

(7)
E. Jeffrey Peierls is the Trustee for these selling stockholders. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by these selling stockholders.

(8)
David E. Smith is the Trading Advisor for Shamus, LLC. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Shamus, LLC.

(9)
Richard Stillman is the Trustee of ADV AMB ANES LLC DEFINED BEN PLAN. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by ADV AMB ANES LLC DEFINED BEN PLAN.

(10)
Peter H. Weiss is the Trustee of Trust U/W Renee Weiss DTD 05-09-90. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Trust U/W Renee Weiss DTD 05-09-90.

(11)
Steven & Kaye Yost are the Trustees of the Steven & Kaye Yost Family Trust UAD 02/07/92. As a result of the foregoing, they may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by the Steven & Kaye Yost Family Trust UAD 02/07/92.

(12)
Morris Garfinkle is the Trustee of Garfinkle Revocable Trust UAD 05/15/08. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Garfinkle Revocable Trust UAD 05/15/08.

(13)
Burton Weinstein is the Managing Partner of Cedarview Opportunities Master Fund, LP. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cedarview Opportunities Master Fund, LP.

(14)
David S. Nagelberg is the Trustee of David S. Nagelberg 2003 Revocable Trust dtd. 7/2003. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by David S. Nagelberg 2003 Revocable Trust dtd. 7/2003.

(15)
Shaye Hirsch is the Director of Brio Capital Master Fund Ltd. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Brio Capital Master Fund Ltd.

(16)
William T Ahlborg Jr. is the Trustee of William T Ahlborg Jr Living Trust. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by William T Ahlborg Jr Living Trust.

(17)
William S. Atkins is the Trustee of the William S. Atkins Living Trust. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by William S. Atkins Living Trust.

(18)
Michael Azeez is the Trustee of the Sidney Azeez Trust For The Family Of Michael Azeez UAD 11/30/95. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Sidney Azeez Trust For The Family Of Michael Azeez UAD 11/30/95.

(19)
Robert Bahr is the Trustee of The Bahr Family Limited Partnership. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by The Bahr Family Limited Partnership.

(20)
M. Robert Ching is the Managing Partner of BBB Assets, LLC. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by BBB Assets, LLC.

(20)
M. Robert Ching is the Managing Partner of BBB Assets, LLC. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by BBB Assets, LLC.

(21)
Irwin Blitt is the Trustee of the Irwin Blitt Revocable Trust. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Irwin Blitt Revocable Trust.

(22)
Jody Eisenman is the Managing Partner of Centaurian Fund LP. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Centaurian Fund LP. Centaurian Fund LP is a registered investment company under the Investment Company Act of 1940.

(23)
Edward J. Bartlett, Jr. is the Trustee of the R.M. Kargman 2012 Life Insurance UAD 07/15/12. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by R.M. Kargman 2012 Life Insurance UAD 07/15/12.

(24)
Jeffrey F. Stonberg is the President of Stonberg Holding Group, the General Partner of Marketplace Lofts Limited Partnership. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Marketplace Lofts Limited Partnership

(25)
Ernest W. Moody is the Trustee of the Ernest W. Moody Revocable Trust. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Ernest W. Moody Revocable Trust.

(26)
Joseph A. Panella is the Trustee of Panella Living Trust UAD 05/11/04. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Panella Living Trust UAD 05/11/04.

(27)
Brian Potiker is the Trustee of the Brian Potiker Revocable Trust. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by the Brian Potiker Revocable Trust.

(28)
James B. Ramo is the Trustee of The James Brian Ramo Revocable Trust UAD 06/15/79. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by The James Brian Ramo Revocable Trust UAD 06/15/79.

(29)
Brandon Schein is the Trustee of the Joshua Schein 2009 Spearfish Trust. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Joshua Schein 2009 Spearfish Trust.

(30)
John A. Catsimatidis is the Chairman and Chief Executive Officer of United Acquisition Corp. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by United Acquisition Corp.

(31)
Irwin Gross is the Managing Partner of Premier Partners Investments, LLLP. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Premier Partners Investments, LLLP.

(32)
Michael Wallace is the Managing Member of Itasca Capital Partners, LLC. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Itasca Capital Partners, LLC.

(33)
Robert S. Dumper, Jr. is the Co-Trustee of The Dumper Family Trust UAD 05/17/12. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by The Dumper Family Trust UAD 05/17/12.

(34)
Arthur Burns is the Managing Member of Osprey I, LLC. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Osprey I, LLC.

(35)
Cheong Kok Yen is the Director of Transpac Investments Limited. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Transpac Investments Limited.

(36)
Robert K. Green is the General Partner of Greenway Capital, LP. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Greenway Capital, LP.

(37)
Kevin Carnahan and Laurie Carnahan are the Trustee of The Carnahan Trust UAD 8/11/95. As a result of the foregoing, they may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by The Carnahan Trust UAD 8/11/95.

(38)
Represents (a) 1,428,571 shares of Series C Preferred Stock convertible into 4,285,713 shares of common stock, and (b) 4,285,714 shares of common stock issuable upon the exercise of Series C Warrants.  Does not include 952,381 shares of Series C Preferred Stock convertible into 2,857,143 shares of common stock and 2,857,142 shares of common issuable upon the exercise of Series C Warrants beneficially owned by the Trust, of which Isaac Blech is the sole trustee.  Miriam Blech is Isaac Blech’s wife and a beneficiary under the Trust.  Mrs. Blech disclaims beneficial ownership of the shares held by the Trust, except to the extent of any pecuniary interest therein.

(39)
Represents (a) 952,381 shares of Series C Preferred Stock convertible into 2,857,143 shares of common stock, and (b) 2,857,142 shares of common stock issuable upon the exercise of Series C Warrants.  Does not include 1,428,571 shares of Series C Preferred Stock convertible into 4,285,713 shares of common stock and 4,285,714 shares of common issuable upon the exercise of Series C Warrants beneficially owned by Miriam Blech.  The sole trustee of the Trust is Isaac Blech, who has sole voting and dispositive power of the Trust.  The beneficiaries of the Trust are Miriam Blech and Isaac Blech.  Mr. Blech disclaims beneficial ownership of the shares held by Mrs. Blech, except to the extent of any pecuniary interest therein.

(40)
Cary Sucoff was a registered securities broker until December 2011.  Mr. Sucoff received: (a) in 2011 a warrant to purchase 330,000 shares of the Company’s common stock for services relating to the placement of the Series C Preferred Stock; (b) in 2010 a warrant to purchase 126,440 shares of the Company’s common stock as commission for services relating to the placement of the Series B Preferred Stock; and (c) in 2010 a warrant to purchase 50,000 shares of common stock for consulting services.

(41)
Francis Anderson was a registered securities broker until December 2011.  Mr. Anderson received: (a) a warrant to purchase 19,300 shares of the Company’s common stock as commission for services relating to the placement of the Series B Preferred Stock; and (b) a warrant to purchase 30,200 shares of the Company’s common stock as commission for services relating to the placement of the Series C Preferred Stock.

(42)
Christopher Henderson is a registered securities broker.  Mr. Henderson received a warrant to purchase 10,000 shares of the Company’s common stock as commission for services relating to the placement of the Series B Preferred Stock.

(43)	Patrick Kolenik received a warrant in 2010 and 2011 to purchase a total of 340,000 shares of the Company’s common stock as compensation for consulting services.
(44)	Richard Siskey received a warrant to purchase 70,000 shares of the Company’s common stock as compensation for consulting services.
(45)
Jeremy L. Rozsack has sole voting control over these shares. As a result, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Rozsak Capital, LLLP.

(46)
Maxine Ganer has sole voting control over these shares. As a result, she may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by K&A Trust.

(47)	The individual whose IRA is listed has the sole voting and investment control over these shares.
(48)
Jerold Novack has sole voting control over these shares. As a result, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Jenco Business Advisors.

(49)
Reid Drescher has sole voting and investment control over these shares. As a result, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cape One Financial Master Fund Ltd. Mr. Drescher is also a registered securities broker.

DESCRIPTION OF SECURITIES

 The following description of our capital stock being registered herein is a summary only and is qualified by reference to our Articles of Incorporation and Amended and Restated Bylaws, which are included as Exhibits 3.1 and 3.2 of the registration statement of which this Prospectus is a part..

Common Stock

We are authorized to issue up to 90,000,000 shares of common stock, $0.001 par value per share.  Holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available.  Holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors.  Holders of our common stock do not have any conversion, redemption or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding.  The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, $0.001 par value per share. We may issue any class of preferred stock in any series. Our board of directors has the authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.  Shares of each series when issued shall be designated to distinguish the shares of each series from shares of all other series. All outstanding shares of our preferred stock are fully paid and non-assessable.

We have designated 15,000 shares as Series D Preferred Stock, 2,500,000 shares as Series C Preferred Stock and 2,000,000 shares as Series B Preferred Stock.  Although shares of common stock underlying our Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are being registered herein, our Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are not being registered herein.

A brief description of the terms and conditions of the Series B Preferred Stock follows.  There are 2,000,000 shares of Series B Preferred Stock authorized, of which 1,160,000 shares have been issued as of the date hereof.  Each shares of Series B Preferred Stock bears dividends at the rate of 7% per annum.  Each share is senior in liquidation preference to Premier’s common stock and junior Premier’s Series B Preferred Stock and Series C Preferred Stock.  Dividends are payable annually in cash or common stock of Premier, at Premier’s discretion.  The Series B Preferred Stock is convertible into common stock initially at $0.70 per share.  Each share of Series B Preferred Stock shall automatically be converted into shares of common stock immediately prior to the close of business on the first day that the price of the common stock exceeds $2.50 per share, as adjusted to reflect any stock split or similar adjustment to the Company's capitalization. The number of shares of common stock issuable on conversion is the liquidation value of the shares converted, divided by the then applicable conversion price.  The stated conversion prices are adjustable for stock splits, combinations, recapitalizations and reorganizations.

A brief description of the terms and conditions of the Series C Preferred Stock follows.  There are 2,500,000 shares of Series C Preferred Stock authorized, of which 2,380,952 shares have been issued as of the date hereof.  Each shares of Series c Preferred Stock as a purchase price and liquidation value of $2.10 and bears dividends at the rate of 7% per annum.  Each share is senior in liquidation preference to Premier’s common stock and Premier’s Series B Preferred Stock and on parity with Premier’s Series C Preferred Stock.  Dividends are payable annually in cash or common stock of Premier, at Premier’s discretion.  The Series C Preferred Stock is convertible into common stock initially at $0.70 per share.  Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price immediately prior to the close of business on the first day that the price of the Common Stock exceeds $2.50 per share for a period of thirty consecutive trading days, as adjusted to reflect any stock split, stock dividend, combination, recapitalization and similar event. The number of shares of common stock issuable on conversion is the liquidation value of the shares converted, divided by the then applicable conversion price.  The stated conversion prices are adjustable for stock splits, combinations, recapitalizations and reorganizations.

A brief description of the terms and conditions of the Series D Preferred Stock follows. There are 15,000 shares of Series D Preferred Stock authorized, of which 13,876 shares have been issued as of the date hereof. Each shares of Series D Preferred Stock as a purchase price and liquidation value of $1,000 and bears dividends at the rate of 8% per annum. Each share is senior in liquidation preference to Premier’s common stock and Premier’s Series B Preferred Stock, and on parity with Premier’s Series C Preferred Stock. Dividends are payable every six months in cash or common stock of Premier, at Premier’s discretion. The Series D Preferred Stock is redeemable at the option of Premier if the closing price of the Common Stock is $2.50 or more for 30 consecutive trading days. The Series D Preferred Stock is convertible into common stock initially at $0.75 per share, although the holders of 750 shares of Series D Preferred Stock issuable in exchange for the Company’s 7% convertible notes previously outstanding, have, by agreement with Premier, the right to convert their Series D Preferred Stock initially at $0.50. The number of shares of common stock issuable on conversion is the liquidation value of the shares converted, divided by the then applicable conversion price. The stated conversion prices are adjustable for stock splits, combinations, recapitalizations and reorganizations.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their donees, pledgees, assignees and successors-in-Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling securities:

	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
	an exchange distribution in accordance with the rules of the applicable exchange;
	privately negotiated transactions;
	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
	a combination of any such methods of sale; or
	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Ruskin, Moscou Faltischek P.C. will deliver an opinion that the issuance of the shares covered by this Prospectus has been approved by our Board of Directors and that such shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company.

EXPERTS

The consolidated financial statements of the Company at December 31, 2013 and 2012 and for the years then ended appearing in this prospectus have been audited by Cherry Bekaert, LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

REPORTS TO SECURITY HOLDERS

We furnish our stockholders with annual reports containing audited financial statements. In addition, we are required to file reports on Forms 8-K, 10-Q and 10-K with the Securities and Exchange Commission.

Upon written or oral request, we will provide, without charge, each person to whom a copy of this prospectus is delivered, a copy of any document incorporated by reference in this prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Premier Alliance Group, Inc., 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211, telephone number (704) 521-8077, Attention: Mark S. Elliott, COO, or our website www.premieralliance.com.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational and reporting requirements of the Securities Exchange Act of 1934 (the “Securities Exchange Act”), and, in accordance with that statute, have filed various reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect these reports, proxy statements and other information at the public reference facilities of the Securities and Exchange Commission at its principal offices at 100 F Street, N.E. Washington, D.C. 20549, and at its regional offices located at 3 World Financial Center, New York, NY 10021. You can get copies of these reports and other information from these offices upon payment of the required fees. These reports and other information can also be accessed from the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. The public may obtain information on operations of the public reference room by calling the Securities and Exchange Commission at (800) SEC-0330.

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act with respect to the shares offered by this prospectus. This prospectus, which forms a part of the registration statement, provides information as to the securities covered by the filing.  However, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits. You can get copies of the registration statement and the accompanying exhibits from the Securities and Exchange Commission upon payment of the required fees or it may be inspected free of charge at the public reference facilities and regional offices referred to above.

You may rely only on the information contained in this prospectus, including the documents incorporated in this prospectus by reference. We have not authorized anyone to provide information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may not be accurate after the date appearing on the cover.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

PREMIER ALLIANCE GROUP, INC.

Financial Statements as of December 31, 2013 and 2012

Independent Auditors’ Report on the Consolidated Financial Statements as of December 31, 2013 ….  F-2

Consolidated Balance Sheets as of December 31, 2013 and 2012 …………………………………….....…  F-3

Consolidated Statements of Operations for the Years Ended December 31, 2013 and 2012 ………….…  F-5

Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2013 and 2012 .… F-6

Consolidated Statements of Cash Flows for the Years Ended December 31, 2013 and 2012 ………….…. F-8

Notes to Consolidated Financial Statements...…………………………………………………………....... ... F-10

(F-1)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Premier Alliance Group, Inc. and subsidiaries
Charlotte, North Carolina

We have audited the accompanying consolidated balance sheets of Premier Alliance Group, Inc. and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended.  The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina
March 28, 2014

(F-2)

PREMIER ALLIANCE GROUP, INC.
BALANCE SHEETS
DECEMBER 31, 2013 AND 2012

	December 31,	December 31,
ASSETS	2013	2012

CURRENT ASSETS:
Cash	$7,003,773	$4,471,102
Accounts receivable, net	2,788,209	2,689,724
Marketable securities	36,510	31,107
Cost and estimated earnings in excess of billings	1,018,141	361,858
Prepaid expenses and other current assets	160,480	142,668

Total current assets	11,007,113	7,696,459

Construction in Progress – at cost	859,161	-

Property and Equipment - at cost less accumulated depreciation	593,025	540,570

OTHER ASSETS:

Goodwill	10,715,807	13,153,497
Intangible assets – net	803,493	1,155,949
Investment in cost-method investee	100,000	100,000
Cash surrender value of officers’ life insurance	416,265	365,830
Deposits and other assets	74,045	62,032

Total other assets	12,109,610	14,837,308

TOTAL ASSETS	$24,568,909	$23,074,337

See Notes to Financial Statements

(F-3)

	December 31,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2013	2012

CURRENT LIABILITIES:
Note payable	$2,721,239	$1,094,263
Current portion of long-term debt	3,846	175,785
Accounts payable	2,227,840	1,397,837
Billings in excess of costs and estimated earnings	122,139	165,865
Accrued expenses and other current liabilities	1,754,854	1,235,259

Total current liabilities	6,829,918	4,069,009

NONCURRENT LIABILITIES:

Long term debt – net of current portion	5,426	-
Derivative liability	726,993	2,475,159
Deferred tax liability	85,000	85,000

Total noncurrent liabilities	817,419	2,560,159

STOCKHOLDERS' EQUITY:

Preferred stock, $.001 par value, 4,985,000 and 0 shares authorized at December 31, 2013 and 2012, respectively no shares issued or outstanding	-	-
Class B convertible preferred stock, no liquidation preference $.001 par value, 2,000,000 shares authorized, 1,160,000 shares issued and outstanding.	1,160	1,160
Class C convertible preferred stock, $.001 par value, 2,500,000 shares authorized, 2,380,952 shares issued and outstanding	2,381	2,381
Class D convertible preferred stock, $.001 par value, 15,000 shares authorized, 13,376 and 7,796 shares issued and outstanding at December 31, 2013 and 2012, respectively	13	8
Common stock, $.001 par value, 90,000,000 shares authorized, 27,465,836 and 22,331,687 shares issued and outstanding at December 31, 2013 and 2012, respectively	27,466	22,332
Additional paid-in capital	39,193,174	30,805,827
Accumulated deficit	(22,302,622)	(14,386,539)
Total stockholders’ equity	16,921,572	16,445,169

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$24,568,909	$23,074,337

See Notes to Financial Statements

(F-4)

PREMIER ALLIANCE GROUP, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	December 31,	December 31,
	2013	2012
NET REVENUE	$26,399,916	$19,472,015

OPERATING EXPENSES:
Cost of revenues	20,845,516	14,673,811
Selling, general & administrative	9,214,410	8,186,511
Depreciation and amortization	380,951	242,650

Total operating expenses	30,440,877	23,102,972

LOSS FROM OPERATIONS	(4,040,961)	(3,630,957)

OTHER INCOME (EXPENSE):
Derivative (expense) income	2,149,951	(894,512)
Adjustment to estimates recorded at acquisition	431,919	-
Interest expense, net	(44,270)	(86,040)
Interest expense – debt discount	-	(353,656)
Goodwill impairment	(4,472,089)	(4,378,182)
Intangibles impairment	(238,803)	-
Other income (expense)	87,799	45,698

Total other (expense) income	(2,085,493)	(5,666,692)

INCOME (LOSS) BEFORE INCOME TAXES	(6,126,454)	(9,297,649)

INCOME TAX BENEFIT (EXPENSE)	-	(396,000)

NET INCOME (LOSS)	(6,126,454)	(9,693,649)

PREFERRED STOCK DIVIDENDS	(1,280,408)	(321,218)
DEEMED DIVIDEND ON PREFERRED STOCK	(509,184)	(1,160,278)

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$(7,916,046)	$(11,175,145)

Net income (loss) income per share:
Basic	(0.33)	(0.79)
Diluted	(0.33)	(0.79)
Weighted average number of shares:
Basic	24,052,686	14,057,162
Diluted	24,052,686	14,057,162

See Notes to Financial Statements

(F-5)

PREMIER ALLIANCE GROUP, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
	Class B		Class C		Class D				Additional	Retained Earnings	Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-In	(Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit)	Equity
Balance at December 31, 2011	1,160,000	$1,160	2,380,952	$2,381			8,146,325	$8,146	$9,968,098	$ (3,211,394)	$6,768,391
Stock warrants issued for services									159,977		159,977
Stock options issued for services rendered									618,669		618,669
Issuance of common stock as dividends on Preferred B and Preferred C stock							416,070	416	320,802	(321,218)
Issuance of shares in GHH acquisition, net of $509,562 acquisition costs							7,114,482	7,115	6,917,023		6,924,138
Issuance of shares to placement agent in GHH acquisition							104,906	105	120,534		120,639
Issuance of common stock in lieu of warrants							13,001	13	7,787		7,800
Issuance of common stock in Ecological acquisition, net of $37,324 issuance costs							6,381,059	6,381	4,805,900		4,812,281
Issuance of shares to placement agent in Ecological acquisition							155,844	156	119,844		120,000
Beneficial conversion feature associated with issuance of 7% Promissory Notes									251,828		251,828
Deemed dividend on preferred stock from conversion of 7% Promissory Notes									552,966	(552,966)	--
Issuance of preferred stock from conversion of 7% Promissory Notes					750	1			617,034		617,035
Deemed dividend on preferred stock									607,312	(607,312)	--
Issuance of preferred stock, net of issuance costs					7,046	7			6,234,893		6,234,900
Record the derivative liability associated with the issuance of the preferred stock									(496,840)		(496,840)
Net Loss										(9,693,649)	(9,693,649)
Balance at December 31, 2012	1,160,000	$1,160	2,380,952	$2,381	7,796	$ 8	22,331,687	$22,332	$30,805,827	$(14,386,539)	$16,445,169
See Notes to Financial Statements

(F-6)

PREMIER ALLIANCE GROUP, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(Continued)

	Class B		Class C		Class D				Additional	Retained Earnings	Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid -In	(Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit)	Equity
Issuance of preferred stock, net of issuance costs					6,080	6			5,452,144		5,452,150
Record the derivative liability associated with the issuance of the preferred stock									(401,785)		(401,785)
Deemed dividend on preferred stock									509,184	(509,184)	--
Issuance of common stock as dividends on Preferred B, C and D stock							1,850,452	1,850	1,278,558	(1,280,408)	--
Stock warrants issued for services									5,786		5,786
Stock options issued for services rendered									188,016		188,016
Conversion of 925 shares of Preferred D stock to common stock					(500)	(1)	1,000,000	1,000	(1,000)
Issuance of Common Stock							308,000	308	208,032		208,340
Retirement of escrowed Common Stock related to GHH acquisition							(266,238)	(266)	(239,348)		(239,614)
Issuance of Common Stock in Root9B Acquisition							2,241,935	2,242	1,387,758		1,390,000
Net Loss										(6,126,454)	(6,126,454)
Rounding									2	(37)	(36)
Balance at December 31, 2013	1,160,000	$1,160	2,380,952	$2,381	13,376	$13	27,465,836	$27,466	$39,193,174	$(22,302,622)	$16,921,572

See Notes to Financial Statements

(F-7)

PREMIER ALLIANCE GROUP, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	December 31,	December 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(6,126,454)	$(9,693,649)
Adjustments to reconcile net loss to
net cash used in operating activities:
Depreciation and amortization	380,951	242,650
Amortization / write-off of debt discount	-	353,656
Increase in cash surrender value of officers’ life insurance	(50,435)	(13,795)
(Income) loss from change in value of derivatives	(2,149,951)	894,512
Adjustment to estimates recorded at acquisition	(431,919)	-
Deferred income tax	-	396,000
Common stock issued for services	-	120,000
Stock option / warrant compensation expense	193,802	778,646
Impairment of goodwill and intangible assets	4,710,892	4,378,182
Equity in (gain) loss of equity-method investee	-	58,842
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	126,918	(273,791)
Decrease (increase) in marketable securities	(5,403)	(253)
Increase in costs and estimated earnings in excess of billings	(656,283)	(225,464)
Increase in prepaid expenses	(3,586)	(24,956)
Increase in deposits and other assets	(18,616)	(8,818)
Increase (decrease) in accounts payable and accrued expenses	914,073	(317,352)
Increase (decrease) in billings in excess of costs and estimated earnings	(43,726)	(136,062)
Decrease (increase) in income taxes receivable	-	109,967
Net cash used in operating activities	(3,159,737)	(3,361,685)

Cash flows from investing activities:
Cash paid for construction in progress	(859,161)	-
Cash paid in acquisitions	(347,886)	(2,000,000)
Issuance of notes receivable	-	(195,229)
Deferred stock issuance costs	-	(192,891)
Cash acquired in acquisitions	82,352	106,641
Purchases of property and equipment, net	(41,703)	(10,563)
Net cash used in investing activities	(1,166,398)	(2,292,042)

Cash flows from financing activities:
Issuance of Convertible Promissory Notes	-	635,886
Class D Preferred stock issuance	5,452,150	6,234,900
Stock issuance transaction costs	-	(37,324)
Common stock issued in lieu of warrants	-	7,800
Net payments on long-term debt	-	(119,103)
Net proceeds from line of credit	1,406,656	351,263
Net cash provided by financing activities	6,858,806	7,073,422

Net (decrease) increase in cash	2,532,671	1,419,695

Cash - beginning of period	4,471,102	3,051,407

Cash - end of period	$7,003,773	$4,471,102

See Notes to Financial Statements

(F-8)

PREMIER ALLIANCE GROUP, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(continued)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

	2013	2012

Cash payments for:
Interest	$44,270	$86,040

Income taxes	$0	$0

Summary of non-cash operating, investing and financing activities:
Issuance of 7,114,482 shares of common stock in GHH Acquisition	$0	$7,433,700
Issuance of 104,906 shares of common stock to placement agent in connection with GHH acquisition	$0	$120,639

Issuance of 6,381,059 shares of common stock in Ecological acquisition	$0	$4,849,605
Issuance of 750 shares of Series D Preferred Stock in mandatory conversion of 7% Promissory Notes	$0	$617,035
Issuance of 155,844 shares of common stock to registered investment advisor in connection with Ecological acquisition	$0	$120,000
Stock warrants issued for services rendered	$5,786	$159,977
Stock options issued for services rendered	$188,016	$618,669

Stock options issued in acquisition	$0	$0

Stock issued in lieu of warrants	$0	$7,800

Issuance of 2,241,935 shares of common stock in Root9B Acquisition	$1,390,000	$0

Issuance of 308,000 shares of common stock	$208,340	$0

See Notes to Financial Statements

(F-9)

PREMIER ALLIANCE GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 1 - Description of Business and Summary of Significant Accounting Policies:

Description of Business

We are a provider of Cyber Security, Energy, and Business Advisory Solutions delivering integration and consulting services. We help clients in diverse industries improve performance, comply with complex regulations, reduce costs, leverage and integrate technology, and stimulate growth. We team with our clients to deliver sustainable and measurable results. Our primary focus is using our expertise on issues related to three key areas for customers; (i) cyber security, (ii) energy usage and strategy, and (iii) performance, risk and compliance initiatives.  We work with our customers to assess, design, and provide customized advice and solutions that are tailored to address each client’s particular needs. We provide solutions and services to a wide variety of organizations including Fortune 500 companies, medium-sized businesses and governmental entities.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned.  All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the Company’s consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions.  These estimates and assumptions affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Cash and cash equivalents

The Company considers all highly liquid investments having an original maturity of three months or less to be cash equivalents.  Amounts invested may exceed federally insured limits at any given time.  As a result of the Company’s cash management system, checks issued but not presented to the banks for payment may create negative book cash balances. Such negative balances are included in trade accounts payable and totaled $0 and $184,889 at December 31, 2013 and 2012, respectively.

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents.  The Company places its cash and cash equivalents on deposit with financial institutions in the United States.  The Company from time to time may have amounts on deposit in excess of the insured limits (FDIC limits are $250,000).  The Company periodically assesses the financial condition of the institutions and believes that the risk of loss is remote.

      Notes receivable:

Notes receivable are recorded at the amounts advanced under the respective note and security agreements.  The Company analyzes each note for impairment of possible credit losses at each reporting period.  Any allowances for credit losses are recorded in the statement of operations in the period such losses become determinable.

Accounts receivable:

Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience, customer specific facts and economic conditions. Bad debt expense is included in general and administrative expenses, if any.  At December 31, 2013 and 2012, the allowance for doubtful accounts was $252,864 and $83,325, respectively.

Marketable securities:

Marketable equity securities are accounted for as trading securities and are stated at market value with unrealized gains and losses accounted for in other income (expense).

(F-10)

Property and equipment:

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Maintenance and repair costs are expensed as incurred. Gains or losses on dispositions are reflected in income.  Property and equipment includes equipment under capital leases of $35,469 at both December 31, 2013 and 2012.  Amounts included on the balance sheet at December 31, 2013 and 2012 under capital leases are net of accumulated depreciation of $22,464 and $15,370, respectively.

       Valuation of goodwill and intangible assets:

Our intangible assets include goodwill, trademarks, non-compete agreements, patents and purchased customer relationships, all of which are accounted for based on Financial Accounting Standards Board (FASB) Accounting Standards Codification (“ASC”) Topic 350 Intangibles-Goodwill and Other. As described below, goodwill and intangible assets that have indefinite useful lives are not amortized but are tested at least annually for impairment or more frequently if events or changes in circumstances indicate that the asset might be impaired. Intangible assets with limited useful lives are amortized using the straight-line method over their estimated period of benefit, ranging from two to eight years. Such valuations require critical estimates and assumptions which include, but are not limited to i) information included in our business plan, ii) estimated cash flows, and iii) discount rates.

        Impairment testing:

Our goodwill impairment testing is calculated at the reporting or segment unit level. Our annual impairment test has two steps. The first identifies potential impairments by comparing the fair value of the reporting or segment unit with its carrying value.  If the fair value exceeds the carrying amount, goodwill is not impaired and the second step is not necessary. If the carrying value exceeds the fair value, the second step calculates the possible impairment loss by comparing the implied fair value of goodwill with the carrying amount. If the implied fair value of goodwill is less than the carrying amount, a write-down is recorded.

The impairment test for the other intangible assets is performed by comparing the carrying amount of the intangible assets to the sum of the undiscounted expected future cash flows whenever events or circumstances indicate that an impairment may have occurred. If the sum of the future undiscounted cash flows is less than the carrying amount of the intangible asset or to its related group of assets, an impairment charge is recorded to the extent that the carrying amount of the intagible asset exceeds its fair value.

We predominately use a discounted cash flow model derived from internal budgets in assessing fair values for our impairment testing.  Factors that could change the result of our impairment test include, but are not limited to, different assumptions used to forecast future net sales, expenses, capital expenditures, and working capital requirements used in our cash flow models. In addition, selection of a risk-adjusted discount rate on the estimated undiscounted cash flows is susceptible to future changes in market conditions, and when unfavorable, can adversely affect our original estimates of fair values. In the event that our management determines that the value of intangible assets have become impaired using this approach, we will record and accounting charge for the amount of the impairment.  The Company also engages an independent valuation expert to assist it in performing the valuation and analysis of fair values of goodwill and intangibles.

The Company completed an annual goodwill impairment evaluation for the years ended December 31, 2013 and 2012.  Our annual goodwill impairment testing date is October 1 of each year. In determining impairment charges, the Company uses various valuation techniques using both the income approach and market approach at each reporting unit in accordance with Financial Accounting Standards Board (“FASB”) ASC 350. During 2013, the Company recorded a goodwill impairment write-down of $4,472,089 related to its Energy and Sustainability Solutions business segment / reporting unit which is reflected in the Statement of Operations.  During 2012, the Company recorded a goodwill impairment write-down of $4,378,182 related to its Energy and Sustainability Solutions business segment / reporting unit which is reflected in the Statement of Operations.  The balance recorded as goodwill as of December 31, 2013 and 2012 is $10,715,807 (inclusive of the goodwill of $2,034,398 related to the Root9B acquisition) and $13,153,497, respectively, net of accumulated impairment of $10,606,032 and $6,133,943, respectively.

Intangible assets, other than goodwill, consist of customer relationships, non-competition agreements and trademarks/trade names.  The fair market value of the customer relationships were determined by discounting the expected future cash flows from the acquired customers.  The value of the non-competition agreements were estimated from the percentage of discounted cash flows expected to be lost if the agreement was not in place.  At December 31, 2013 and 2012, the Company performed an analysis of the net carrying value of these intangible assets to their fair value in accordance with FASB ASC 350. Based on that analysis, it was determined that an impairment was required for the intangible asset related to the customer list set up at the time of the acquisition of Ecological.  The retention rates of the customers form Ecological remain very high and in line with planned levels, however, the revenue amounts for those customers has not been at planned levels.  As a result, the Company recorded an impairment charge of $238,803 to the ES segment at December 31, 2013.  No

(F-11)

impairment was deemed to exist at December 31, 2012. Customer relationships acquired are being amortized over the estimated useful life of four or five years. Non-competition agreements are being amortized over the life of the agreement. Acquired trademarks/trade names are being amortized over seven years. Total intangibles balances, prior to accumulated amortization, were $1,561,404 and $1,618,400 at December 31, 2013 and 2012, respectively. At December 31, 2013 and 2012,accumulated amortization of intangible assets totaled $757,911 and $462,451, respectively.  Amortization expense on these intangible assets of $295,459 and $173,714 for the years ended December 31, 2013 and 2012, respectively, is included as depreciation and amortization on the Statement of Operations.

Amortization expense related to intangible assets for the next five years is expected to be as follows for the years ended:

December 31, 2014	$255,654
December 31, 2015	199,512
December 31, 2016	161,407
December 31, 2017	143,983
December 31, 2018	35,795
$796,351

Revenue recognition:

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 for revenue recognition.  In general, the Company records revenue when persuasive evidence of any agreement exists, services have been rendered, and collectability is reasonably assured, therefore, revenue is recognized when the Company invoices customers for completed services at contracted rates and terms. Therefore, revenue recognition may differ from the timing of cash receipts.

Income taxes:

The Company accounts for income taxes under FASB ASC Topic 740 “Income Taxes”.  Under FASB ASC Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled (see Note 13). The Company regularly assesses the likelihood that its deferred tax assets will be realized from recoverable income taxes or recovered from future taxable income.  To the extent that the Company believes any amounts are not more likely than not to be realized through the reversal of the deferred tax liabilities and future income, the Company records a valuation allowance to reduce its deferred tax assets.  In the event the Company determines that all or part of the net deferred tax assets are not realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made. Similarly, if the Company subsequently realizes deferred tax assets that were previously determined to be unrealizable, the respective valuation allowance would be reversed, resulting in an adjustment to earnings in the period such determination is made.

FASB ASC Topic 740-10 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the balance sheet. It also provides guidance on de-recognition, measurement and classification of amounts related to uncertain tax positions, accounting for and disclosure of interest and penalties, accounting in interim period disclosures and transition relating to the adoption of new accounting standards. Under FASB ASC Topic 740-10, the recognition for uncertain tax positions should be based on a more-likely-than-not threshold that the tax position will be sustained upon audit. The tax position is measured as the largest amount of benefit that has a greater than fifty percent probability of being realized upon settlement.

Derivative Warrant Liability

The Company evaluates warrants issued in connection with debt and preferred stock issuances to determine if those contracts, or any potential embedded components of those contracts, qualify as derivatives to be separately accounted for.  This accounting treatment requires that the carrying amount of any embedded derivatives be marked-to-market at each balance sheet date and carried at fair value.  In the event that the fair value is recorded as a liability, as is the case with the Company, as our only derivatives are related to common stock warrants issued in direct connection with debt and preferred stock issuances, the change in the fair value during the period is recorded in the Statement of Operations as either income or expense. Upon conversion or exercise, the derivative liability is marked to fair value at the conversion date and then the related fair value is reclassified to equity.  The fair value at each balance sheet date and the change in value for each class of warrant derivative is disclosed in detail in Note 11 to the Financial Statements.

(F-12)

Share-based compensation:

The Company accounts for stock based compensation in accordance with FASB ASC 718 – Compensation-Stock Compensation. For employee stock options issued under the Company’s stock-based compensation plans, the fair value of each option grant is estimated on the date of the grant using the Black-Scholes pricing model, and an estimated forfeiture rate is used when calculating stock-based compensation expense for the period. For employee restricted stock awards and units issued under the Company’s stock-based compensation plans, the fair value of each grant is calculated based on the Company’s stock price on the date of the grant and an estimated forfeiture rate when calculating stock-based compensation expense for the period. The Company recognizes the compensation cost of stock-based awards according to the vesting schedule of the award.

The Company accounts for stock-based compensation awards to non-employees in accordance with FASB ASC 505-50 Equity-Based Payments to Non-Employees (“ASC 505-50”). Under ASC 505-50, the Company determines the fair value of the warrants or stock-based compensation awards granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Any stock options issued to non-employees are recorded in expense and additional paid-in capital in stockholders’ equity (deficit) over the applicable service periods.

Recent accounting pronouncements:

Since January 1, 2012, there have been several new accounting pronouncements and updates to the Accounting Standards Codification.  Each of these updates has been reviewed by Management who does not believe their adoption has had or will have a material impact on the Company’s financial position or operating results.

Note 2 – Fair Value Measurements:

We measure the fair value of financial assets and liabilities in accordance with GAAP, which defines fair value, establishes a framework for measuring fair value, and requires certain disclosures about fair value measurements.

GAAP defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. GAAP describes three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities.

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable.

Level 3 – inputs that are unobservable (for example the probability of a capital raise in a “binomial” methodology for valuation of a derivative liability directly related to the issuance of common stock warrants).

Derivative Instruments:

We do not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, we have entered into certain financial instruments and contracts, such as debt financing arrangements the issuance of preferred stock with detachable common stock warrants features that are either i) not afforded equity classification, ii) embody risks not clearly and closely related to host contracts, or iii) may be net-cash settled by the counterparty. These instruments are required to be carried as derivative liabilities, at fair value.

Our only derivative instruments are detachable (or “free-standing”) common stock purchase warrants issued in conjunction with debt or preferred stock. We estimate fair values of these derivatives (and related embedded beneficial conversion features) utilizing Level 2 inputs for all classes of warrants issued, other than one class, Series C Preferred Stock. Other than the Series C Preferred Stock warrants, we use the Black-Scholes option valuation technique as it embodies all of the requisite assumptions (including trading volatility, remaining term to maturity, market price, strike price, and risk free rates) necessary to fair value these instruments, for they do not contain material “down round protection” (otherwise referred to as “anti-dilution” and full ratchet provisions). For the warrants directly related to the Series C Preferred Stock, the warrant contracts do contain “Down Round Protections” and the “Black-Scholes” option valuation technique does not, in its valuation calculation, give effect for the additional value inherently attributable to the warrant having the “Down Round Protection” mechanisms in its contractual arrangement.  Valuation models and techniques have been developed and are widely accepted that take into account the additional value inherent in “Down Round Protection.” These widely accepted techniques include “Modified Binomial”, “Monte Carlo Simulation” and the “Lattice Model.” The “core” assumptions and inputs to the “Binomial”

(F-13)

model are the same as for “Black-Scholes”, such as trading volatility, remaining term to maturity, market price, strike price, and risk free rates; all Level 2 inputs.  However, a key input to the “Binomial” model (in our case, the “Monte Carlo Simulation”, for which we engage an independent valuation firm to perform) is the probability of a future capital raise.  By definition, this input assumption does not meet the requirements for Level 1 or Level 2 outlined above; therefore, the entire fair value calculation for the Series C Common Stock Warrants is deemed to be Level 3. This input to the Monte Carlo Simulation model, was developed with significant input from management based on its knowledge of the business, current financial position and the strategic business plan with its best efforts.

Estimating fair values of these derivative financial instruments require the use of significant and subjective inputs that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are volatile and sensitive to changes in our trading market price, the trading market price of various peer companies and other key assumptions such as the probability of a capital raise for the Monte Carlo Simulation described above. Since derivative financial instruments are initially and subsequently carried at fair value, our income will reflect this sensitivity of internal and external factors.

The key quantitative assumptions related to the Series C Common Stock Warrants, issued March 3, 2011 and expiring March 3, 2016, are as follows:

	December 31, 2013	December 31, 2012
Expected Life (Years)	2.2	3.2
Risk Free Rate	0.45%	0.39%
Volatility	29.31%	30.46%
Probability of a Capital Raise	4-8%	8-80%

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

Financial assets and liabilities measured at fair value on a recurring basis (for the Company, only derivative liabilities related to common stock purchase warrants, issued in directly in conjunction with debt and preferred stock issuances) are summarized below and disclosed on the balance sheet under Derivative liability:

	December 31, 2013
	Fair Value	Level 1	Level 2	Level 3
Derivative Liability – Common Stock Purchase Warrants:
Debentures	$ 10,207		$ 10,207
Series B Preferred Stock	24,277		24,277
Promissory Notes	85,824		85,824
Series D Preferred Stock	224,075		224,075
Series C Preferred Stock	382,610			382,610
Total	$ 726,993		$ 344,383	$ 382,610

	December 31, 2012
	Fair Value	Level 1	Level 2	Level 3
Derivative Liability – Common Stock Purchase Warrants:
Debentures	$ 85,350		$ 85,350
Series B Preferred Stock	170,383		170,383
Promissory Notes	230,985		230,985
Series D Preferred Stock	496,840		496,840
Series C Preferred Stock	1,491,601			1,491,601
Total	$ 2,475,159		$ 983,558	$1,491,601

(F-14)

The table below provides a summary of the changes in fair value of financial assets and liabilities (for the Company, only derivative liabilities related to common stock purchase warrants, issued in directly in conjunction with debt and preferred stock issuances) measured at fair value on a recurring basis for all derivatives, both level 2 and those using significant unobservable inputs (Level 3 – or only the common stock purchase warrants directly related to Series C Preferred Stock) for the years ended December 31, 2013 and 2012.:

	Fair Value Measurements Using
	Level 2 Inputs					Level 3 Inputs
	Derivative liability - Common Stock Purchase Warrants - Debentures	Derivative liability - Common Stock Purchase Warrants – Series B Preferred Stock	Derivative liability - Common Stock Purchase Warrants – Promissory Notes	Derivative liability - Common Stock Purchase Warrants – Series D Preferred Stock	Total Fair Value Measurements Using Level 2 Inputs	Derivative liability - Common Stock Purchase Warrants – Series C Preferred Stock	Grand Total Fair Value Measurements Using Both Level 2 and Level 3 Inputs

Balance December 31, 2011	$26,200	$67,666	$-	$-	$93,866	$869,261	$963,127
Total unrealized (gains) or losses included in net income or (loss)	59,150	102,717	110,305	-	272,172	622,340	894,512
Issuance of Convertible Promissory Notes Common Stock Purchase Warrants	--	--	120,680	--	120,680	--	120,680
Issuance of Series D Preferred Common Stock Purchase Warrants	--	--	--	496,840	496,840	--	496,840
Balance December 31, 2012	$85,350	$170,383	$230,985	$496,840	$983,558	$1,491,601	$2,475,159
Total unrealized (gains) or losses included in net income or (loss)	(75,143)	(146,106)	(145,161)	(674,550)	(1,040,960)	(1,108,991)	(2,149,951)
Issuance of Series D Preferred Common Stock Purchase Warrants	--	--	--	401,785	401,785	--	401,785
Balance December 31, 2013	$10,207	$24,277	$85,824	$224,075	$344,383	$382,610	$726,993

Note 3 – Acquisitions:
We have acquired certain businesses, as set forth below and accordingly, the accompanying consolidated Financial Statements include the results of operations of each acquired business since the date of acquisition.

Greenhouse Holdings, Inc.

On March 5, 2012, the Company consummated its Agreement of Plan and Merger (“Merger Agreement”) with GHH.  GHH is a provider of energy efficiency and sustainable facilities services and solutions and audits, designs, engineers and installs products and technologies that enable its clients to reduce their energy costs and carbon footprint.

(F-15)

The acquisition was accounted for as a business combination. The purchase price was determined by the total market value of the 7,114,482 newly-issued shares (including the Escrow Shares – described below) on March 5, 2012 ($6,403,293), plus the total loans outstanding made by Premier to GHH at the date of the acquisition ($1,030,407), for total consideration of $7,433,700.  In allocating the purchase on estimated fair values, the Company recorded goodwill and other intangible assets of $9,150,792 and $478,925, respectively, and recorded net liabilities of $2,196,017.

Pursuant to the terms of the Merger Agreement, the Company agreed to issue a certain amount of common stock, on a fully diluted basis, subject to adjustments provided in the Merger Agreement. As part of the stock consideration paid to GHH, 1,331,188 shares of common stock were placed in an escrow account.  Such escrowed shares were to be released at a later date upon the achievement of certain revenue goals and the satisfaction of certain indemnification obligations. If the escrowed shares were released, GHH stockholders would own, in the aggregate, 17.1% of the combined company. The escrowed shares accrued quarterly, on a pro-rata basis, to the extent that GHH revenues, over a four calendar quarter measurement period exceeded $12 million. If these conditions were not met, the escrowed shares would be returned to the Company.  Upon review, the requirements to release a portion, but not all of the escrowed shares, were attained. However, in spite of a number of non-controllable external factors arising, as well as directional changes in the energy business, GHH made measurable progress on many fronts.  The Board of Directors took all factors under immediate advisement to determine if a modification to the agreement was warranted and the ultimate course of action for the best interests of the Company.

As a result, in 2013 a reduction in the escrow shares was made, leaving a balance of 1,064,950 shares in escrow, meaning 266,238 shares were permanently retired.  In 2014 new revenue targets were set for the GHH unit for the 2014 calendar year based on the current business direction and focus for the balance of the escrowed shares,

The retirement of the shares in 2013 occurred outside of the twelve (12) month “window” immediately subsequent to the initial acquisition, and is not to be treated as an adjustment to the initial purchase price allocation.  Therefore, the permanent retirement of common shares were recorded at the same value at which they were issued, common stock at par and additional paid in capital were removed from the balance sheet at $266 and $239,348, respectively, and the total of $239,614 was recorded in other income during the six months ended June 30, 2013 on the Statement of Operations, as an “adjustment to estimates recorded at acquisition”.

Ecological, LLC

On December 31, 2012, through our wholly owned subsidiary, Ecological Partners, LLC, a New York limited liability company (“EPLLC”), created for the sole purpose of effectuating the acquisition, we purchased substantially all of the assets of Ecological LLC., (“Ecological”) a Delaware limited liability company, pursuant to an Asset Purchase Agreement dated November 15, 2012 (the “Agreement”).  Ecological develops and implements energy sustainability action plans for real estate portfolios, buildings, and tenants in order to reduce costs, improve efficiency, achieve regulatory compliance, and increase value. Ecological’s services range from metering and monitoring, to in-depth energy audits and analysis, to executing retrofit projects.

Pursuant to the Agreement, EPLLC acquired all of the assets of Ecological. In consideration of the Purchased Assets (as defined), the Company paid to Ecological (a) the sum of $3,000,000 in cash ($1,000,000 which was required to remain on the balance sheet of Ecological subsequent to acquisition), and (b) issued 6,381,059 shares valued at $3,956,256.  We entered into an employment agreement with Brian King, one of the principals of Ecological, and another principal, Joseph Grano, Jr., accepted the position as our Chairman of the Board of Directors.

The purchase price of $6,849,605 was paid as follows: (i) $3,000,000 in cash, less assumed liabilities, as defined, on the Closing Date, and (ii) delivery of the Shares within 10 days after the Closing Date. The Company paid a registered investment adviser a referral fee in stock (valued at $120,000) and $120,000 in cash, the sum of which, $240,000, was charged to selling, general and administrative expenses as a transaction cost. Legal fees related to the issuance of stock totaling $37,324 were charged to additional paid in capital. In allocating the purchase price ($6,849,605) on estimated fair values, the Company recorded goodwill and other intangible assets of $6,063,119 and $576,559, respectively, and recorded net assets of $209,927.

(F-16)

Root9B, LLC

On November 22, 2013, the Company and its wholly owned subsidiary, Root9B Partners, LLC, consummated an Agreement and Plan of Merger (the “Agreement”) with Root9B LLC, (“Root9B”) a Colorado corporation.  Pursuant to the Agreement, Root9B Partners, LLC merged into Root9B, which became a wholly owned subsidiary of the Registrant.  Root9B provides cyber security advisory and technical services to governmental and commercial businesses.

Pursuant to the Agreement, the Company acquired all of the assets of Root9B.  In consideration the Company paid $347,886 in cash and issued 2,241,935 restricted shares of the Company’s common stock valued at $1,390,000 for a total purchase price of $1,737,886.  The Company entered into employment agreements with Eric Hipkins and Michael Morris, key employees of Root9B.  The following table presents the purchase price allocation:

Consideration	$1,737,886

Assets Acquired:
Current Assets	$315,377
Property & Equipment, net	96,244
Intangible assets	181,807
Goodwill	2,034,398
Total assets acquired	2,627,826

Liabilities Assumed:
Accounts Payable	283,827
Notes Payable	220,320
Billings in excess of costss	337,060
Accrued Expenses	48,733
Total liabilities assumed	889,940

Net Assets Acquired	$1,737,886

The acquired intangibles include customer relationships valued at $131,807 being amortized over 4 years and trade name valued at $50,000 being amortized over 5 years.

Note 4 - Property and Equipment:

The principal categories and estimated useful lives of property and equipment are as follows:

			Estimated
	2013	2012	Useful Lives
Office equipment	$491,422	$453,485	5 years
Furniture and fixtures	216,509	140,165	7 years
Vehicles	30,567	27,300	5 Years
Computer software	56,528	30,133	3 years
Leasehold improvements	115,068	119,729	**
Land	300,915	302,250	N/A
	1,211,009	1,073,062
Less: accumulated depreciation	(617,984)	(532,492)
	$593,025	$540,570
** The lesser of useful life or the minimum lease term.

(F-17)

Note 5 - Marketable Securities Classified as Trading Securities:

Under FASB ASC Topic 320 “Investments-Debt and Equity Securities”, securities that are bought and held principally for the purpose of selling them in the near term (thus held only for a short time) are classified as trading securities.  Trading generally reflects active and frequent buying and selling, and trading securities are generally used with the objective of generating profits on short-term differences in price.  All inputs used to value the securities are based on Level 1 inputs under FASB ASC Topic 820 “Fair Value Measurements and Disclosures”. The unrealized holding loss as of December 31, 2013 and 2012, respectively, is as follows:

		Fair Market	Holding
	Cost	Value	Gain (Loss)
December 31, 2013	$42,504	$36,510	$5,403
December 31, 2012	$42,504	$31,107	$253

Note 6 - Investment in Limited Liability Company:

The Company has an investment in a limited liability company, which owns approximately 33 percent of the office building that the Company leases office space from in Charlotte, North Carolina.  The Company’s investment represents an approximate 3 percent share of ownership in the limited liability company.  Based on the Company’s ownership percentage, the Company accounts for its investment using the cost method. Accordingly, the carrying value of $100,000 is equal to the capital contribution the Company has made.  Income is recognized when capital distributions are received by the Company and totaled $2,400 and $2,400 for the years ended December 31, 2013 and 2012, respectively.

Note 7 - Goodwill Impairment:

The Company completed an annual impairment evaluation for the years ended December 31, 2013 and 2012 applying both Step 1 and Step 2 tests as applicable in FASB ASC 350.  Our annual goodwill impairment testing date is October 1 of each year. In determining impairment charges, the Company uses various valuation techniques applying both the income approach and market approach for each reporting unit. During 2013, the Company recorded a goodwill impairment write-down of $4,472,089 related to its Energy Solutions business segment / reporting unit, which is reflected in the Statement of Operations. During 2012, the Company recorded a goodwill impairment write-down of $4,378,182 related to its Energy Solutions business segment / reporting unit, which is reflected in the Statement of Operations.  The balance recorded as goodwill as of December 31, 2013 and 2012 is $10,715,807 and $13,153,497, respectively, net of accumulated impairment of $10,606,032 and $6,133,943, respectively.

Note 8 - Accrued Expenses:

Accrued expenses consisted of the following at December 31, 2013 and 2012:

	2013	2012
Accrued payroll	$585,955	$549,287
Accrued vacation	332,932	152,142
Deferred revenue	434,406	97,597
Other accrued liabilities	401,561	436,233
	$1,754,854	$1,235,259

Note 9 - Notes Payable:

On July 5, 2013, the Company entered into a new asset based revolving line of credit arrangement with a financial institution. The new line of credit is limited to a borrowing base of 80% of eligible receivables or $3,000,000 and interest is at the one month LIBOR plus 225 basis points.  The Company incurred total fees of $7,500 in deferred

(F-18)

 loan costs in conjunction with arranging this new facility. The line is renewable annually.  The Company was required, as a first priority security interest, to maintain a compensating balance of $3 million on account at this financial institution.  The loan terms include a release provision on the compensating balance, reducing it as the Company meets net operating income thresholds set forth in the loan agreement and as of December 31, 2013 the compensating balance is $3 million.  Outstanding borrowings under this agreement were $2,502,604 at December 31, 2013.  In addition, as a part of the Root9B acquisition the Company assumed notes payable in the amount of $218,635.  These notes have been subsequently paid off in January 2014.

Prior to entering into the line of credit discussed above, the Company had a loan agreement for a line of credit with a different financial institution, providing the Company with a maximum credit line of $1,500,000. The line of credit was secured by all assets of the company and personal guarantees by three executives.  Borrowings under the agreement bear interest at LIBOR plus 2.75 percent, payable monthly, with a set minimum interest rate of 4 percent and maximum interest rate of 25 percent.  At December 31, 2012, the interest rate was 4 percent.  The line of credit was also subject to certain financial covenants.  Outstanding borrowings under this loan agreement were $1,094,263 at December 31, 2012. The line of credit was due January 19, 2013.  At December 31, 2012, the Company was not in compliance with the coverage covenant contained in the loan agreement, but subsequently received a waiver from the bank regarding such non-compliance.  Effective January 23, 2013, the Company and its financial institution entered into a loan modification under the then existing line of credit. The Company incurred $8,275 in deferred loan costs with this modification.  All terms remained the same with the maturity date extended to until July 19, 2013. The borrowings under this line of credit were limited to 75% of eligible receivables or $1,500,000.

Note 10 - Long-Term Debt:

Long-term debt as of December 31, 2013 and 2012 consists of the following:
	2013	2012

Note payable to former owner of ERMS, related to acquisition on
January 1, 2011.	$-	$40,805

Dell Commercial Credit is a revolving line of credit with minimum payments of $160 a month with an interest rate of 16.99%. This
amount was paid in full in January 2013	-	4,769

Dell Financial Service Note, due in 50 monthly installments of
$166.31 ending May 2016. Payments include interest of 18%	2,354	3,874

First Citizens Tenant Loan has monthly payments of $1,259 at an
interest rate of 6.25% and matured on July 2013.	-	116,506

Capitalized lease obligations, due in 36 monthly installments of
$1,047 paid off in October 2013. Payments include interest at 4%
Secured by property costing $35,469.	--	10,281

Xerox Copier Lease, due in 63 monthly installments of 145.12
ending in April 2018. Payments include interest at 4%.	6,918	--
	9,272	175,785
Current portion	(3,846)	(175,785)
Long-term portion	$5,426	$--

(F-19)

Note 11 - Stockholders’ Equity:

Common Stock:

Generally, the Company issues common stock in connection with acquisitions, as dividends on preferred stock and upon conversion of preferred shares to common stock.

In 2013, the Company issued 2,241,935 shares in connection with the acquisition of Root9B, 1,850,452 shares as dividends on preferred stock, 1,000,000 shares upon conversion of Series D convertible Preferred stock, 308,000 shares related to services to GHH prior to the acquisition, and the Company retired 266,238 shares that were related to the acquisition of GHH in 2012.

In 2012, the Company issued 7,219,388 shares in connection with the acquisition of GHH, 6,536,903 shares related to the Ecological acquisition, 416,070 shares as dividends on preferred stock, and an additional 13,001 shares related to the GHH acquisition.

7% Series B Convertible Preferred Stock:

During 2010, we issued 1,200,000 shares of 7% Series B Convertible Preferred Stock (“Series B Preferred Stock”), along with 1,058,940 detachable warrants.  The holders of shares of Series B Convertible Preferred Stock are entitled to receive a 7 percent annual dividend until the shares are converted to common stock.  The warrants, immediately exercisable, are for a term of five years, and entitle the holder to purchase shares of common stock at an exercise price of $ 0.77 per share.  As of December 31, 2013 and 2012, 1,160,000 shares of the Series B Preferred Stock remain outstanding.

Series C Convertible Preferred Stock:

On March 1, 2011, the Company designated 2,500,000 shares of its preferred stock as Series C Convertible Preferred Stock; $.001 par value per share (“Series C Preferred Stock”), each share is priced at $2.10 and, when issued, included 3 warrants at an exercise price of $0.77 which expire in 5 years. The Series C Preferred Stock (a) is convertible into three shares of common stock, subject to certain adjustments, (b) pays 7 percent dividends per annum, payable annually in cash or shares of common stock, at the Company’s option, and (c) is automatically converted into common stock should the price of the Company’s common stock exceed $2.50 for 30 consecutive trading days. The warrants issued in connection with the preferred stock contain full-ratchet anti-dilution provisions that require them to be recorded as a derivative instrument.

During 2011 the Company issued 2,380,952 shares of Series C Preferred Stock and 8,217,141 warrants.  All of these shares were outstanding as of December 31, 2013 and 2012.

7% Redeemable Convertible Promissory Notes and Conversion into 8% Redeemable Convertible Series D Preferred Stock:

On November 16, 2012, the Company issued $750,000 of its 7% Redeemable Convertible Promissory Notes (“Promissory Notes”) to accredited investors with simple interest on a 365 basis payable on the maturity date in cash or common stock, at the Company’s option. The Securities consist of 7% Convertible Notes with 50% warrant coverage.  The Promissory Notes will convert at the earlier of 15 months or will automatically convert at the closing of the next round of financing by the Company into the same security as the next round of financing, at the lesser of $0.50 per share or at a 25% discount to the next round of financing and warrants to acquire 50% of the number of shares, with a strike price of the lesser of $0.65 per share or the strike price of the next warrants at such financing.  The warrants have a four year term. The Company can call the warrants if: (i) the shares underlying the warrants are registered and; (ii) the stock, subsequent to registration, trades above $1.30 a day for 10 consecutive trading days and averages in excess of 50,000 shares a day in volume. Weighted average anti-dilution provisions are in place for one year on the stock after conversion and for three years on the warrants. The Company paid $29,614 in legal fees, $9,500 in diligence fees to the placement agent and a success fee of 10% or $75,000 to the placement agent. The Company received net proceeds of $635,886, issued 750,000 warrants to the note holders and 120,000 warrants to the registered placement agent.

(F-20)

Due to the full-ratchet anti-dilution protection in the warrants, they are considered to be derivative instruments. As such, the fair value of the warrants directly associated with the Promissory Notes at date of issuance of $117,825 was recorded as a derivative liability. Additionally, the fair value of the placement warrants, $18,852, associated with the issuance was also recorded as a derivative liability with a charge to deferred financing costs. In addition, the issuance of the Notes and warrants also included an embedded beneficial conversion feature of $251,828 which was recorded as a debt discount and as additional paid in capital.

In accordance with the Securities Purchase Agreement with the Promissory Notes, the Notes were mandatorily convertible by the Company into the same security as the next round of financing.  As discussed above, on December 26, 2012, the Company issued $7,046,000 in  Series D 8% Redeemable Convertible Preferred Stock; hence, triggering the mandatory conversion of the Notes into the Series D Preferred Stock.  As a result, the Company had to (i) write-off the unamortized portion of the debt discount and charge the statement of operations with $339,092 in interest expense-debt discount, (ii) write-off the face value of the $750,000 Notes and all of the deferred financing costs associated with the Notes of $132,966, (iii) record the intrinsic value of the embedded beneficial conversion feature associated with the issuance of the Series D Preferred Stock in this conversion of $552,966 by charging deemed dividend to preferred shareholders with an offset to additional paid in capital, and (iv) record the issuance of the Series D Preferred Stock for the par value of the 750 shares into which the Notes converted and record the additional paid in capital of $617,035.

Series D Convertible Preferred Stock:

In October 2012, the Company created up to 15,000 Units, each Unit consisting of one share of Series D 8% Redeemable Convertible Preferred Stock (“Series D Preferred Stock”) and a warrant to purchase ¼ of the number of shares of the Company’s common stock issuable upon conversion of one share of the Preferred Stock.  The purchase price of one Unit is $1,000.  Dividends are 8% per annum, payable semi-annually in cash or shares of common stock at the Company’s option.  The Series D Preferred Stock is convertible into common stock at the total purchase price divided by $0.75 (the “conversion rate”), and collectively, the “conversion price”.  The warrants are for a term of five years and have a strike price of $1.125 per share. The Preferred Stock shall automatically convert into common stock, at the conversion rate, upon (i) the completion of a firm commitment underwritten public offering of the Company’s shares of common stock resulting in net proceeds to the Company of at least $10,000,000 and is offered at a price per share equal to at least 200% of the conversion price (subject to adjustment for any stock splits, stock dividends, etc.), (ii) upon the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, or (iii) on the second anniversary of the issue date of the Preferred Stock.  The Preferred Stock contains anti-dilution protection.  Holders of the Preferred Stock shall vote together with the holders of common stock on an as-converted basis.

On December 26, 2012, the Company closed an offering of this Preferred Stock to accredited investors. The Company sold 7,046 shares of Series D Preferred Stock and 2,348,685 warrants, with an exercise price of $1.125, for gross proceeds of $7,046,000.  In connection with the sale of these securities, $704,600 was paid and 939,467 warrants were issued, with an exercise price of $1.125, to a registered broker. In addition, $100,000 and $6,500 in legal and escrow fees were paid.  The Company received net proceeds of $6,234,900.  The issuance of this Preferred Stock contained an embedded beneficial conversion feature, the intrinsic value of which was $607,312 and was recorded as a deemed dividend to preferred shareholders during the year ended December 31, 2012.

The combined 3,288,152 warrants issued in connection with the Preferred Stock contain full-ratchet anti-dilution provisions that require them to be recorded as a derivative instrument. The fair value of these derivatives were valued at $496,840 and recorded as a derivative liability.

Additionally, the Company issued 7% Redeemable Convertible Promissory Notes and Warrants (“Promissory Notes”) on November 16, 2012.  These Promissory Notes were mandatorily convertible into the “next round of financing” by the Company.  The next round of financing was the Series D Preferred Stock described above.

On January 25, 2013, the Company closed an additional private placement financing from the sale of its Series D 8% Redeemable Convertible Preferred Stock (“Series D Preferred Stock”) to accredited investors. The Company sold 3,955 shares of its Series D Preferred Stock and issued 1,318,363 warrants, with an exercise price of $1.125, for gross proceeds of $3,955,001. In connection with the sale of these securities, $395,500 was paid and 527,334 warrants were issued, with an exercise price of $1.125, to a registered broker. In addition, Blue Sky filing fees of $1,550 were incurred.  The Company received net proceeds of $3,557,951.

(F-21)

On February 26, 2013, the Company closed the final private placement financing from the sale of its Series D Preferred Stock to accredited investors. The Company sold 2,125 shares of its Series D Preferred Stock and issued 708,344 warrants, with an exercise price of $1.125, for gross proceeds of $2,125,000. In connection with the sale of these securities, $212,500 was paid and 283,334 warrants were issued, with an exercise price of $1.125, to a registered broker. In addition, legal fees of $18,300 were incurred.  The Company received net proceeds of $1,894,200.

Stock Options:

In May 2008, the Company and shareholders adopted a stock incentive plan, entitled the 2008 Stock Incentive Plan (the “Plan”), authorizing the Company to grant stock options of up to 10,000,000 common shares for employees and key consultants. All options are approved by the Compensation Committee.  As of December 31, 2013 there were 4,360,136 shares available for grant under the Plan.

The Company’s results for 2013 and 2012 include stock option based compensation expense of $178,000 and $619,000, respectively.  These amounts are included within SG&A expenses on the Statement of Operations.  There were no tax benefits recognized in 2013 or 2012 for stock option based compensation.

The Company grants stock options to key employees and Board members at prices not less than the fair market value of the Company’s common stock on the grant date.  Options issued expire either at five or ten years from the date of grant.  The options are exercisable either immediately or based on a vesting schedule over 1 to 4 years.  Compensation cost is recognized on a straight line basis based on the applicable vesting schedule. The Company uses the Black-Scholes valuation method to estimate the grant date fair value of each option.  The fair values of options granted were estimated using the following weighted-average assumptions:

	Years Ended
	December 31, 2013	December 31, 2012
Exercise price	$0.59	$0.56 - $1.00
Risk free interest rate	1.39%	0.60% to 1.15%
Volatility	32.83%	32.9% - 35.44%
Expected Term	5 Years	5 Years
Dividend yield	None	None

The expected dividend yield is zero as the Company does not currently pay dividends.  As the Company’s common stock has very low trading volume, volatility is calculated based on the average volatility of a group of peer Company’s.  The risk free interest rate is based on the U.S. Treasury rates on the grant date with maturity dates approximating the expected life of the option on the grant date.  The expected term is an estimate based on the term and historical stock price.  As there are no options currently in the money the expected term approximates the initial term of the granted options.  These assumptions are evaluated and revised for future grants, as necessary, to reflect market conditions and experience.  There were no significant changes made to the methodology used to determine the assumptions during 2013.  The weighted-average grant-date fair value of stock options granted was $0.18 during 2013 and $0.20 during 2012.  The following represents the activity under the stock incentive plan as of December 31, 2013 and changes during the two years then ended:

		Weighted Average
	Outstanding Options	Exercise Price
Outstanding at December 31, 2011	2,057,192	$0.93
Issued	3,307,192	$0.79
Forfeitures	(249,520)	$1.00
Outstanding at December 31, 2012	5,114,864	$0.84
Issued	525,000	$0.59
Outstanding at December 31, 2013	5,639,864	$0.83

Exercisable at December 31, 2013	5,239,864	$0.82

(F-22)

The weighted-average remaining contractual life for options outstanding at December 31, 2013 was 4.6 years and for options exercisable at December 31, 2013 was 4.7 years.  The aggregate intrinsic value of options outstanding at December 31, 2013 was $3,500 and for options exercisable at December 31, 2013 was $3,500.  As of December 31, 2013 there was approximately $47,000 of unrecognized compensation cost related to outstanding stock options.  The unrecognized compensation cost will be recognized over a weighted-average period of 0.8 years.

Warrants:

The Company predominantly issues warrants to purchase Common Stock in connection with the issuance of equity, in particular the issuance of the Series B, C and D Convertible Preferred Stock.  The Company has also issued warrants for service to board members in the past and outside companies.  Additionally, the Company has issued warrants in connection with an acquisition (specifically, warrants were issued in connection with the GHH acquisition to convert GHH warrants to Premier warrants).  16,771,608 of the 19,112,360 outstanding warrants have been issued in connection with equity instruments and are accounted for as a derivative liability.  The remaining 2,340,752 warrants were issued for services to board members or external companies or in connection with the GHH acquisition and have been recorded based on fair value.  The warrants expire 5 years from the date of issuance.  Generally, warrants vest immediately or over a vesting schedule of between 1 and 3 years. The Company uses the Black-Scholes or Binomial” valuation method, as appropriate to estimate the grant date fair value of each warrant.  The fair values of warrants granted were estimated using the following weighted-average assumptions:
	Years Ended
	December 31, 2013	December 31, 2012
Exercise price	$0.80	$0.80 - $1.10
Risk free interest rate	1.39%	0.63% to 1.22%
Volatility	33.13%	32.6% - 35.44%
Expected Term	5 Years	4.75 to 5 Years
Dividend yield	None	None

The following represents the activity under the stock incentive plan as of December 31, 2013 and changes during the two years then ended:
	Outstanding Warrants	Weighted Average Exercise Price
Outstanding at December 31, 2011	10,669,081	$0.78
Issued	5,325,152	$1.00
Issued pursuant to GHH acquisition	300,663	$14.65
Cancelled	(44,911)	$2.87
Outstanding at December 31, 2012	16,249,985	$1.10
Issued	2,862,375	$1.12
Outstanding at December 31, 2013	19,112,360	$1.11

(F-23)

Note 12 – Capital Stock Authorized:

In April 2012, the Company increased its authorized shares of capital stock.  Total shares of preferred stock were increased from 5,000,000 to 10,000,000.  During 2012, the Board of Directors designated 15,000 shares of preferred stock as Series D 8% Redeemable Convertible Preferred Stock.  As of December 31, 2013 and 2012, the Company had issued 13,376 and 7,796 shares of this Preferred Stock, respectively.  The remaining authorized but unissued shares totaling 4,985,000 have not been designated to a specific class.  Total authorized shares of common stock were increased from 45,000,000 to 90,000,000. No shares of the additional authorized common shares have been issued.

Note 13 - Income Taxes:

Significant components of the income tax benefit (expense) are summarized as follows:

	2013	2012
Current provision:
Federal	$0	$0
State	0	0
Deferred provision:
Federal	0	(327,000)
State	0	(69,000)
	$0	$(396,000)

A reconciliation of the statutory federal income tax rate to the Company’s effective income tax rate on income before income taxes for the years ended December 31, 2013 and 2012 follows:

	2013	2012
Federal statutory rate	34.0%	34.0%
Book derivative (income) expense	12.0	(3.3)
Change in valuation allowance	(46.1)	(16.7)
Intangibles impairment	--	--
Stock compensation expense	(1.1)	(2.8)
Goodwill impairment	--	(16.0)
State income taxes, net of federal income tax benefit	1.3	0.9
Officers’ life insurance	0.3	--
Meals & Entertainment	(0.1)	(0.2)
Other	(0.3)	(0.2)
	0%	(4.3)%

The Company provides for income taxes using the liability method in accordance with FASB ASC Topic 740 “Income Taxes”.  Deferred income taxes arise from the differences in the recognition of income and expenses for tax purposes.  Deferred tax assets and liabilities are comprised of the following at December 31, 2013 and 2012:

(F-24)

	2013	2012
Deferred income tax assets:
Operating loss carry forward	$2,740,000		$1,526,000
Acquired NOL – Ecological acquisition	164,910		164,910
Accrued compensation	96,000		48,000
Allowance for doubtful accounts	100,000		7,000
Trading securities	0		0
Intangible assets	1,860,000		0
Investment in equity-method investee	0		0
Total deferred tax assets	4,960,910		1,745,910
Less: valuation allowance	(4,960,910)		(1,745,910)
Deferred income tax assets	$0		$0

Deferred income tax liabilities:
Property and equipment	$(85,000)		$(85,000)
Total deferred tax liabilities	$(85,000)	$	(85,000)
Net deferred income taxes:
Current	$0		$0
Non-current	0		0
	$0		$0

A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company provided a valuation allowance for all current deferred tax assets ($2,936,000), which is primarily comprised of net operating loss carry forwards of ($2,740,000) and a full valuation allowance for the noncurrent deferred tax asset of $2,024,910 representing the impairment of goodwill and intangible assets for the Energy Solutions segment and net operating loss carry forwards acquired in the Ecological acquisition on December 31, 2012.  Management made the assessment at the end of both 2013 and 2012 that a full valuation allowance for the these deferred tax assets should be provided based on consideration of recent net operating losses and the results of goodwill impairment tests in both 2013 and 2012, that it was no longer, at this time, more likely than not that the deferred tax assets would be recoverable.  Management will continue to monitor the status of the recoverability of deferred tax assets.  At December 31, 2013, the Company has an income tax net operating loss carry forward of approximately $673,000 that begins to expire in 2031, an income tax net operating loss carry forward of approximately $3,193,000 that begins to expire in 2032, and an income tax net operating loss carry forward of approximately $3,082,000 that begins to expire in 2033.

Note 14 - Net Loss Per Share:

Basic net income or loss per common share is computed by dividing net income or loss for the period by the weighted - average number of common shares outstanding during the period.  Diluted income or loss per share is computed by dividing net income or loss for the period by the weighted - average number of common and common equivalent shares, such as stock options, warrants and convertible securities outstanding during the period.  Such common equivalent shares have not been included in the Company’s computation of net income (loss) per share when their effect would have been anti-dilutive based on the strike price as compared to the average trading price or due to the Company’s net losses attributable to common stockholders.

(F-25)

	2013	2012
Basic:
Numerator –net loss available to common stockholders	$(7,916,046)	$(11,175,145)
Denominator – weighted – average shares outstanding	24,052,686	14,057,162
Net loss per share – Basic and diluted	$(0.33)	$(0.79)

Incremental common shares (not included due to their anti-dilutive nature) :
Stock options	5,639,864	5,114,864
Stock warrants	19,112,360	16,249,985
Convertible preferred stock – Series B	1,160,000	1,160,000
Convertible preferred stock – Series C	7,142,856	7,142,856
Convertible preferred stock – Series D	18,001,392	10,894,685
	51,056,472	40,562,390

Note 15 - Commitments and Contingencies:

The Company is obligated under various operating leases for office space and automobiles and is obligated under non-cancelable contracts with job search firms.

The future minimum payments under non-cancelable operating leases and non-cancelable contracts with initial remaining terms in excess of one year as of December 31, 2013, are as follows:

2014	$492,281
2015	$408,137
2016	$252,727
2017	$189,767
2018	$47,933

The leases cover office premises and leased vehicles.  Of these leases a total of $20,706 is allocated for vehicle leases and $1,213,087 is for office premises. Non-cancellable contracts with talent acquisition search engines account for $40,405 of the obligations. The above schedule of contractual obligations does not include dividends on preferred stock as they have not been declared, and the Company has the option of paying the dividends in cash or common stock of the Company at its discretion.  The Company has several employment contracts in place with key management which are in the normal course and have not been included in the above table.

Expenses for operating leases during 2013 and 2012 were approximately $620,699 and $426,908, respectively.

The Company has a three percent ownership interest in a limited liability company that owns approximately 33 percent of the building the Company leases office space from in Charlotte, North Carolina.  Additionally, an individual stockholder of the Company owns approximately 30 percent of the same limited liability company.  Rent expense pertaining to this operating lease during 2013 and 2012 was $167,461 and $111,961, respectively.

Note 16 - Employee Benefit Plan:

The Company has a 401(k) plan which covers substantially all employees.  Plan participants can make voluntary contributions of up to 15 percent of compensation, subject to certain limitations.  Under this plan, the Company matches a portion of employee deferrals.  Total company contributions to the plan for the years ended December 31, 2013 and 2012 were approximately $62,007 and $22,925, respectively.

(F-26)

Note 17 - Advertising:

The Company expenses advertising costs as incurred.  Advertising expenses for the years ended December 31, 2013 and 2012 were $23,231 and $9,356, respectively.

Note 18 - Major Customers:

Approximately 47 and 45 percent of total revenues were earned from the Company’s top five customers for the years ended December 31, 2013 and 2012, respectively.

Note 19 - Segment Information:

The Company operates in two business segments: the Business Solutions segment and the Energy Solutions segment.  The Business Solutions segment provides business advisory and consulting services and solutions primarily in the following areas: risk, data, organizational change and cyber. The Energy Solutions segment works with customers to assess, design and install processes and automation to address energy regulation, strategy, cost, and usage initiatives.  The Energy Solutions segment operated for the full year in 2013 and only partially in 2012 as it was formed from the GHH acquisition (March 2012) and the Ecological acquisition (December 2012).

The performance of the business is evaluated at the segment level.  Cash, debt and financing matters are managed centrally.  These segments operate as one from an accounting and overall executive management perspective, though each segment has senior management in place; however they are differentiated from a marketing and customer presentation perspective, though cross-selling opportunities exist and continue to be pursued.  Condensed summary segment information follows for the year ended December 31, 2013 and 2012.

	Year Ended December 31, 2013
	Business Solutions	Energy Solutions	Total

Revenue	$14,491,225	$11,908,691	$26,399,916
Income from Operations before Overhead	$1,357,309	$1,230,998)	$126,311
Unallocated Corporate Overhead			4,167,272
Loss from Operations			$(4,040,961)

Assets	$14,386,175	$10,182,734	$24,568,909

	Year Ended December 31, 2012
	Business Solutions	Energy Solutions	Total

Revenue	$16,524,648	$2,947,367	$19,472,015
Income from Operations before Overhead	$2,128,784	$(1,526,237)	$602,547
Unallocated Corporate Overhead			4,233,504
Loss from Operations			$(3,630,957)

Assets	$9,441,501	$13,632,836	$23,074,337

(F-27)

Note 20 – Summary Pro-Forma Financial Information (unaudited):

The following unaudited summary pro-forma data summarizes the results of operations for the years ended December 31, 2013 and 2012 as if the purchase of Greenhouse Holdings, Inc., Ecological, LLC and Root9B, LLC had all been completed January 1, 2012.  The summary pro-forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisitions had taken place on January 1, 2012.

	December 31, 2013	December 31, 2012
Net revenues	$27,974,863	$21,119,901
Operating loss	(3,984,627)	(5,811,735)
Net loss per share – basic	$(0.15)	$(0.24)
Net loss per share- diluted	$(0.15)	$(0.24)

Note 21 – Related Party Transactions

On January 28, 2013, the Company paid dividends on its Series C Preferred Stock in Common Stock of the Company.  Of this dividend, $140,000, equating to 175,000 shares was paid to River Charitable Remainder Unitrust f/b/o Isaac Blech, which is controlled by Isaac Blech, Vice Chairman of the Company’s Board of Directors.  On January 16, 2014, the Company also paid dividends on its Series C Preferred Stock in Common Stock of the Company – see Note 22 – Subsequent Events below.  Of this dividend, $140,000, equating to 241,379 shares was paid to River Charitable Remainder Unitrust f/b/o Isaac Blech, which is controlled by Isaac Blech, Vice Chairman of the Company’s Board of Directors.

Note 22 – Subsequent Events:

The Series B preferred stock accrues 7 percent per annum dividends. The dividends began accruing April 30, 2010, and are cumulative.  Dividends are payable annually in arrears.  At December 31, 2013, $56,840 of dividends has accrued on these shares, respectively.  However, they are unrecorded on the Company’s books until declared.  On January 16, 2014 the Company declared dividends on its Series B and the Company paid the dividends in Company common stock.  On January 16, 2014 the Company issued 98,003 shares to the 7% Series B Convertible Preferred Stockholders.

The Series C preferred stock accrues 7 percent per annum dividends. The dividends began accruing March 3, 2011, and are cumulative.  Dividends are payable annually in arrears. At December 31, 2013, $350,000 of dividends has accrued on these shares. However, they are unrecorded on the Company’s books until declared. On January 16, 2014 the Company declared dividends on its Series C and the Company paid the dividends in Company common stock.  On January 16, 2014 the Company issued 603,448 shares to the 7% Series C Convertible Preferred Stockholders.

(F-28)

43,686,606 Shares

Of Common Stock

PREMIER ALLIANCE GROUP, INC.

PROSPECTUS

The Date of This Prospectus is May 12, 2014

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

            We agreed to register the re-offer and re-sale of the shares of our common stock covered by this prospectus by filing the registration statement that this prospectus is a part under the Securities Act and the securities laws of the states. We agreed to pay all the expenses and fees incurred in connection with the preparation, filing and modification or amendment of the registration statements except for selling commissions. These expenses are estimated as follows:

SEC registration fee	$4,171
Accounting fees and expenses	$750
Legal fees and expenses	$18,000

Total	$22,921

Item 14.  Indemnification of Directors and Officers

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities.

The following is a summary of sales of our securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”) during the last three years.

In June and December 2010, respectively, the Registrant closed two private placements and sold an aggregate of 15 units of our securities.  Each unit consisted of 80,000 shares of our Series B preferred stock and 60,000 warrants.  Accordingly, the Registrant issued an aggregate of 1,200,000 shares of Series B preferred stock and 900,000 warrants to investors.  The Registrant sold the units to accredited investors, as that term is defined in Rule 501 of the Securities Act, pursuant to Regulation D of the Securities Act and Regulation D thereunder.   Based on the purchase price of $56,000 per unit, we raised gross proceeds of $840,000, and paid commissions totaling $67,200 and issued 158,940 warrants to registered securities brokers for net proceeds of $772,800.

In December 2010, the Registrant issued 70,000 warrants to Richard Siskey as compensation for consulting services rendered.  The warrants are exercisable at $0.77 per share.

On January 1, 2011, the Registrant issued 82,192 incentive stock options under the 2008 Stock Incentive Plan to one employee.  The options have no vesting schedule, are exercisable at $1.00 per share, and expire in 2021. The options were granted pursuant to the purchase of customer accounts relating to the employment contract of the individual hired.

In March 2011, the Registrant issued 240,000 warrants Patrick Kolenik as compensation for consulting services rendered. The warrants are exercisable at $0.77 per share.

In March 2011, the Registrant entered into and closed a Securities Purchase Agreement to issue and sell to two accredited investors an aggregate of 2,380,952 shares of our Series C Preferred Stock and warrants to purchase 7,142,856 shares of our common stock exercisable at $0.77 per share. Based on the aggregate purchase price of $5,000,000, the Registrant received gross proceeds of $5,000,000 and paid cash commissions totaling $650,000 to a placement agent, for net cash proceeds of $4,350,000.  The Registrant also issued warrants to purchase 714,285 shares of our common stock to the placement agent, and warrants to purchase 370,000 shares of our common stock to two registered securities brokers.

In April 2011, the holder of our Note, as described above, converted $17,500 of the Note and we issued to the holder 25,000 shares of our common stock.

On May 2, 2011 the Registrant issued an aggregate of 50,000 warrants to an IR/PR firm for strategic consulting services.  The warrants are exercisable at $1.10 and expire on May 2, 2016.

On June 1, 2011, the Registrant issued an aggregate of 150,000 incentive stock options under the 2008 Stock Incentive Plan to one executive employee.  The options have no vesting schedule, are exercisable at $1.10 per share, and expire in 2021.

On June 1, 2011 the Registrant issued an aggregate of 33,000 warrants to a search firm for consulting services related to board members.  The warrants are exercisable at $1.10 and expire on June 1, 2016.

On June 10, 2011 the Registrant issued an aggregate of 250,000 warrants to independent board members. Each independent director received 50,000 warrants for joining the board.  The warrants are exercisable at $1.05 and expire on June 10, 2016.

On September 16, 2011 the Registrant issued 100,000 warrants to an independent board member for joining the board in a strategic board role.  The warrants are exercisable at $1.05 and expire on September 16, 2016

On February 1, 2012, the Registrant issued 82,192 incentive stock options under the 2008 Stock Incentive Plan to one employee.  The options have no vesting schedule, are exercisable at $1.00 per share, and expire in 2022. The options were granted pursuant to the purchase of customer accounts relating to the employment contract of the individual hired.

On February 8, 2012, the Registrant declared and paid dividends on its Series B and Series C Preferred Stock and paid the dividends by issuance of Common Stock of the Company.  The Registrant issued 61,340 shares as dividends to its Series B Preferred Stockholders and 354,730 shares to its Series C Preferred Stockholders.

On March 5, 2012, in conjunction with the acquisition of GreenHouse Holdings, Inc. (“GHH”), the Registrant assumed the 1,822,567 GHH warrants and they were converted to Premier warrants in accordance with the terms of the Agreement and Plan of Merger resulting in the issuance of 300,663 Premier warrants with an average exercise price of $14.65, with varying expiration dates.

On March 14, 2012 the Registrant issued an aggregate of 75,000 incentive stock options under the 2008 Stock Incentive Plan to the three independent directors who served on the GreenHouse board of directors for services.  The options are exercisable at $1.00 and expire on March 14, 2017.

On March 14, 2012, the Registrant issued 33,000 warrants to a consultant for services related to a Director search for the Board of the Company. The warrants are exercisable at $1.10 and expire on March 14, 2017.

On March 15, 2012, in accordance with a referral agreement related to the GreenHouse Holdings, Inc. acquisition, the Registrant issued 104,906 shares of Common Stock to a brokerage firm as partial consideration for their services.

On March 20, 2012, the Registrant issued 67,000 warrants to a consultant for services as a success fee related to a Director search for the Board of the Company. The warrants are exercisable at $1.10 and expire on March 20, 2017.

On March 21, 2012 the Registrant issued an aggregate of 700,000 incentive stock options under the 2008 Stock Incentive Plan to six employees. 300,000 options vest over 1 year and 400,000 options have no vesting schedule.  The options are exercisable at $1.00 and expire on March 21, 2017.

On March 21, 2012, the Registrant issued 250,000 warrants to a new member of the Board of Directors of the Registrant. The warrants vest as follows: i) 100,000 immediately, ii) 50,000 on March 21, 2013, iii) 50,000 on March 21, 2014, and iv) 50,000 on March 21, 2015. The warrants are exercisable at $0.80 and expire on March 21, 2017.

On March 21, 2012, the Registrant issued 150,000 warrants each to two members of the Board of Directors of the Registrant for services related to merger and acquisition and investor relation activity, totaling an issuance of 300,000 warrants. The warrants vest immediately, are exercisable at $1.00 and expire on March 21, 2017.

On May 4, 2012, the Registrant issued 400,000 warrants to a Board member for taking on additional responsibilities as Vice Chairman of the Board of Directors. The warrants vest immediately, are exercisable at $0.80 and expire on May 4, 2017. The grant date estimated fair value of the warrants of $54,360, included in selling, general and administrative expenses on the statement of operations during the second quarter, was calculated using the Black-Scholes valuation method with the following assumptions: a risk free interest rate of .78%, an estimated volatility of 32.6% and no dividend yield.

On November 16, 2012, the Registrant closed on 15 units of its securities in a private placement.  The securities issued consist of 7% Convertible Promissory Notes with 50% warrant coverage (the “Notes”).  Each unit is a $50,000 principal amount note with warrants. In conjunction with the issuance and sale of the Notes, the Registrant issues warrants to purchase 750,000 shares of the Registrant’s common stock. The Registrant raised gross proceeds of $750,000, paid commissions to a registered broker totaling $75,000, and issued warrants to purchase warrants to purchase 120,000 shares of the Registrant’s common stock, with a strike price of $0.65 per share, to the placement agent. The Registrant received net proceeds of $675,000, before expenses of the offering incurred by the Registrant.

On December 1, 2012, the Registrant issued 50,000 incentive stock options under the 2008 Stock Incentive Plan to a new key employee.  The options are exercisable at $0.80 and expire December 1, 2017.

On December 26, 2012, the Registrant entered into Subscription Agreements to issue and sell to accredited investors an aggregate of 7,046 shares of the Registrant’s newly designated 8% Series D Convertible Preferred Stock and warrants to purchase 2,348,685 shares of the Registrant’s common stock exercisable during the five-year period commencing on the date of issuance at $1.125 per share. The offering resulted in net proceeds to us of approximately $6,234,900 after deducting fees and expenses totaling $811,100.  The placement agent, a FINRA registered broker-dealer, in connection with the financing received a cash fee totaling $704,600 and will receive warrants to purchase up to 939,467 shares of common stock at an exercise price of $1.125 per share as compensation.

On December 31, 2012, the Registrant issued 1,300,000 stock options under the 2008 Stock Incentive Plan to Centurion Holdings, LLC upon Mr. Joseph J. Grano’s acceptance of a board position and as Chairman of the Board. Mr. Grano is the controlling member of Centurion Holdings, LLC. The options are exercisable at $0.78 and expire December 31, 2017.

On December 31, 2012, the Registrant issued 300,000 incentive stock options under the 2008 Stock Incentive Plan to two key employees.  The options are exercisable at $0.78 and expire December 1, 2017.

On January 25, 2013, the Registrant entered into Subscription Agreements to issue and sell to accredited investors an aggregate of an additional 3,955 shares of the Registrant’s newly designated 8% Series D Convertible Preferred Stock and warrants to purchase 1,318,363 shares of the Registrant’s common stock exercisable during the five-year period commencing on the date of issuance at $1.125 per share. The offering resulted in net proceeds to us of approximately $3,557,950 after deducting fees and expenses totaling $397,050.  The placement agent, a FINRA registered broker-dealer, in connection with the financing received a cash fee totaling $395,500 and will receive warrants to purchase up to 527,334 shares of common stock at an exercise price of $1.125 per share as compensation.

On January 28, 2013 the Registrant declared dividends on its Series B and Series C Preferred Stock and the Company paid the dividends in common stock.  On February 1, 2013, the Registrant issued 71,050 shares of common stock to the Series B Preferred Stockholders and 437,500 shares to its Series C Preferred Stockholders.

On January 31, 2013, the Registrant issued 242,000 shares of its common stock relating to a settlement reached in a dispute between Greenhouse Holding, Inc. and its former financial advisor

On February 26, 2013, the Registrant entered into Subscription Agreements to issue and sell to accredited investors an aggregate of an additional 2,125 shares of the Registrant’s newly designated 8% Series D Convertible Preferred Stock and warrants to purchase 708,344 shares of the Registrant’s common stock exercisable during the five-year period commencing on the date of issuance at $1.125 per share. This offering resulted in net proceeds to us of approximately $1,894,200 after deducting fees and expenses totaling $230,800.  The placement agent, a FINRA registered broker-dealer, in connection with the financing received a cash fee totaling $212,500 and will receive warrants to purchase up to 283,334 shares of common stock at an exercise price of $1.125 per share as compensation.

On May 15, 2013 the Registrant declared dividends on its Series D 8% Redeemable Convertible Preferred Stock and the Registrant paid the dividends in common stock.  The Registrant issued 492,237 shares of common stock to the Series D Preferred Stockholders.

On November 15, 2013 the Registrant declared dividends on its Series D 8% Redeemable Convertible Preferred Stock and the Registrant paid the dividends in common stock.  The Registrant issued 849,665 shares of common stock to the Series D Preferred Stockholders.

On November 22, 2013, in conjunction with the Registrant’s acquisition of Root9B LLC, the Registrant issued 2,241,935 restricted shares of the Registrant’s common stock as consideration for the acquisition.

On January 16, 2014 the Registrant declared and paid dividends on its Series B and Series C Preferred Stock and paid the dividends by issuance of Common Stock of the Company.  The Registrant issued 98,003 shares as dividends to its Series B Preferred Stockholders and 603,448 shares to its Series C Preferred Stockholders.

On May 15, 2014 the Registrant declared dividends on its Series D 8% Redeemable Convertible Preferred Stock and the Registrant paid the dividends in common stock.  The Registrant issued 972,791 shares of common stock to the Series D Preferred Stockholders.

All of the foregoing securities were sold without registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

Item 16. Exhibits

The following exhibits are filed as a part of, or incorporated by reference into, this Registration Statement.

No.	Description
2.1(a)	Agreement and Plan of Merger dated December 1, 2011 and exhibits thereto (incorporated by reference to exhibit 2.1(a) to the registration statement on Form S-4, filed on December 2, 2011).
2.1(b)	Escrow Agreement dated December 1, 2011 (incorporated by reference to exhibit 2.1(b) to the registration statement on Form S-4, filed on December 2, 2011).
3.1	Certificate of Incorporation filed with the State of Delaware on June 21, 2011 (incorporated by reference to Exhibit 3.1 of the Report on Form 10-K filed March 30, 2012).
3.2	Restated and amended bylaws (incorporated by reference to exhibit 3.1 to Form 8-K of the registrant filed with the Commission on February 1, 2011).
4.1
Amended and restated certificate of designations, powers, preferences and other rights and qualifications of the Series B convertible preferred stock (incorporated by reference to exhibit 4.1 to current report on Form 8-K of the registrant filed with the Commission on March 11, 2011).

4.2
Amended and restated certificate of designations, powers, preferences and other rights and qualifications of the Series C convertible preferred stock (incorporated by reference to exhibit 4.1 to current report on Form 8-K of the registrant filed with the Commission on March 7, 2011).

4.3
Certificate of designation, powers, preference and other rights and qualifications of Series D convertible preferred stock (incorporated by reference to Exhibit 4.1 of the report on Form 8-K/A filed by the Registrant on January 31, 2013).

4.4	Form of Warrant for 7% Convertible Promissory Notes (incorporated by reference to Exhibit 4.1 to current report on Form 8-K of the registrant filed with the Commission on November 20, 2012)
4.5	Form of Warrant for Series B preferred stock (incorporated by reference to Exhibit 4.1 to current report on Form S-3/A of the registrant filed with the Commission on August 24,2010)
4.6	Form of Warrant for 9% Convertible Debenture (incorporated by reference to Exhibit 4.2 to current report on Form S-3/A of the registrant filed with the Commission on August 24, 2010)
4.7
Form of Warrant for Series C preferred stock and for registered advisors of the Series C preferred stock (incorporated by reference to Exhibit 4.2 to current report on Form 8-K of the registrant filed with the Commission on March 7, 2011)

4.8	Form of Warrant for Series D preferred stock (incorporated by reference to Exhibit 10.2 to current report on Form 8-K of the registrant filed with the Commission on January 2, 2013)
4.9
Form of Warrant for registered advisors of the Series B preferred stock (incorporated by reference to Exhibit 4.3 to current report on Form S-3/A of the registrant filed with the Commission on August 24, 2010)

5.1	Opinion of Ruskin Moscou Faltischek, P.C. (filed herewith)
10.1	Lease Agreement between Bissell Porter Siskey, LLC and the Company (incorporated by reference to exhibit 10.4 to Form 10-KSB/A of the registrant filed with the Commission on April 27, 2006).
10.2
Securities Purchase Agreement among the Company, Miriam Blech and River Charitable Remainder Unitrust f/b/o Isaac Blech dated March 3, 2011 (incorporated by reference to exhibit 10.1 to current report on Form 8-K of the registrant filed with the Commission on March 7, 2011).

10.3	Employment Agreement dated June 1, 2011 between the Registrant and Robert Yearwood (incorporated by reference to Exhibit 10.3 of the registration statement on Form S-4, filed on December 2, 2011).
10.4	Employment Agreement dated June 1, 2011 between the Registrant and Mark Elliott (incorporated by reference to Exhibit 10.4 of the registration statement on Form S-4, filed on December 2, 2011).
10.5	Employment Agreement dated June 1, 2011 between the Registrant and Kevin Hasenfus (incorporated by reference to Exhibit 10.5 of the registration statement on Form S-4, filed on December 2, 2011).
10.6	Office and Director Indemnification Agreement (incorporated by reference to Exhibit 10.6 of the registration statement on Form S-4, filed on December 2, 2011).
10.7	Form of Master Consulting Services Agreement (incorporated by reference to Exhibit 10.7 of the registration statement on Form S-4, filed on December 2, 2011).
10.8	Form of Employment Agreement between the Registrant and John Galt (incorporated by reference to Exhibit 10.8 of the registration statement on Form S-4, filed on December 2, 2011).
10.9
Secured Promissory Note by and among GreenHouse Holdings, Inc. (“Borrower”) and Premier Alliance Group, Inc., dated March 5, 2012, in the maximum principal amount of $1,000,000 (incorporated by reference to Exhibit 10.9 of the Report on Form 10-K filed March 30, 2012).

10.10
Security Agreement by and among GreenHouse Holdings, Inc. and Premier Alliance Group, Inc. (“Secured Party”), dated March 5, 2012 (incorporated by reference to Exhibit 10.10 of the Report on Form 10-K filed March 30, 2012).

10.11	2012 Lease Agreement between Bissell Porter Siskey, LLC and the Company (incorporated by reference to Exhibit 10.11 of the Report on Form 10-K filed April 1, 2013
10.12
Employment Agreement, dated as of August 09, 2013, by and between Premier Alliance Group, Inc. and Mark Elliott, Chief Executive Officer (incorporated by reference to Exhibit 10.1 of the Report on Form 8-K filed August 14, 2013)

10.13
Agreement and Plan of Merger dated November 13, 2013, between the registrant, Premier Alliance Group, Inc., and Root9B LLC (incorporated by reference to Exhibit 10.1 of the Report on Form 8-K filed November 19, 2013)

14.1	Code of ethics (incorporated by reference to exhibit 14.1 to Form 10-KSB of the registrant filed with the Commission on March 31, 2005).
21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 of the Report on Form 10-K filed April 1, 2013).
23.1	Consent of Cherry Bekaert, LLP
23.2	Consent of Ruskin Moscou Faltischek, P.C. (incorporated in Exhibit 5.1)
24	Power of Attorney (included on signature page)

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any additional or changed material information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in this Registration Statement or are contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement relating to the securities then being offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

If the undersigned Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of this Registration Statement, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided , however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on May 12, 2014.

PREMIER ALLIANCE GROUP, INC.

By:	/s/ Kent Anson .
Kent Anson
Chief Executive and Principal Executive Officer,

By:	/s/ Kenneth T Smith .
Kenneth T Smith
Chief Financial and Principal Accounting Officer,

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Mark S. Elliott as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their names, places, steads, in any and all capacities, to sign this Registration Statement to be filed with the Securities and Exchange Commission and any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 12, 2014.

Signature	Title

/s/ Joseph Grano Jr	Director, Chairman
Joseph Grano, Jr.

/s/ Isaac Blech	Director
Isaac Blech

/s/ Kevin Carnahan	Director
Kevin Carnahan

Director
John Catsimatidis

/s/ Wesley Clark	Director
Wesley Clark

/s/ Patrick Kolenik	Director
Patrick Kolenik

/s/ Gregory C Morris	Director
Gregory C. Morris

/s/ Harvey Pitt	Director
Harvey Pitt

/s/ Cary W Sucoff	Director
Cary W. Sucoff

/s/ Seymour Siegel	Director
Seymour Siegel